UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement

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☑ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to § 240.14a-12

PLANTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 26, 2021

To our Stockholders:

Our Board of Directors is soliciting proxies for the 2021 Annual Meeting of Stockholders (the "Annual Meeting") of Plantronics, Inc. (the "Company"). This year, in light of the continued public health impact of the COVID-19 pandemic, we will hold our Annual Meeting in a virtual format, via live webcast at www.virtualshareholdermeeting.com/POLY2021. In addition, we may continue to hold our annual meetings using a virtual-only format in future years, even after the most severe impacts of the pandemic have subsided, as we believe that a virtual format is more environmentally-friendly, provides ease of accessibility, enhances communication, allows for greater stockholder participation, and decreases the costs of holding the annual meeting. We intend to hold our virtual annual meetings in a manner that affords stockholders the same general rights and opportunities to participate, to the greatest extent possible, as they would have at an in-person meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. We ask that you please read it carefully.

Annual Meeting Date:    July 26, 2021
Time:            10:00 am Pacific Daylight Time
Place:            You will be able to participate in the Annual Meeting as well as vote and submit your questions and examine our stockholder list during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/POLY2021 and entering the 16-digit control number included on your notice of internet availability or proxy card.
Record Date:        May 27, 2021
Purpose of the Meeting:    At the Annual Meeting, stockholders will be asked to consider and act upon the following matters:

1. Elect ten (10) directors to serve until the next annual meeting or until their successors are duly elected and qualified.

2. Approve the amendment and restatement of the Plantronics, Inc. 2002 Employee Stock Purchase Plan.

3. Approve the amendment and restatement of the Plantronics, Inc. 2003 Stock Plan.

4. Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Plantronics, Inc. for fiscal year 2022.

5. Approve, on an advisory basis, the compensation of Plantronics' named executive officers.

6. Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Lisa Bodensteiner
Lisa Bodensteiner
Secretary
Santa Cruz, California
June 14, 2021

YOUR VOTE IS IMPORTANT TO US

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD JULY 26, 2021: THE NOTICE OF 2021 ANNUAL MEETING AND PROXY STATEMENT AND FISCAL YEAR 2021 ANNUAL REPORT ON FORM 10-K WILL BE AVAILABLE AT HTTP://INVESTOR.POLY.COM/DOCS.

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, WE REQUEST YOU VOTE YOUR SHARES PROMPTLY. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING VIRTUALLY, WE ENCOURAGE YOU TO VOTE PRIOR TO THE ANNUAL MEETING ON THE INTERNET AT WWW.PROXYVOTE.COM OR BY TELEPHONE 1-800-690-6903. ALTERNATIVELY, YOU MAY REQUEST A PAPER PROXY CARD, WHICH YOU MAY COMPLETE, SIGN AND RETURN BY MAIL.

PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The 2021 Annual Meeting of Stockholders (the "Annual Meeting") of Plantronics, Inc. will be held virtually at 10:00 a.m. PDT on Monday, July 26, 2021.

Our Board of Directors (our "Board") is soliciting proxies for the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully. Your vote is very important to us.

We have elected to provide access to our proxy materials via the Internet. Accordingly, on or about June 14, 2021, we will mail a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") to our stockholders of record as of the close of business on May 27, 2021. On the date of mailing of the Notice of Internet Availability, all of the proxy materials will be made available free of charge on the website referred to in the Notice of Internet Availability. The Notice of Internet Availability will provide instructions on how you may view the proxy materials for the Annual Meeting on the Internet and how you may request a paper copy or email of such materials.

Please follow the instructions provided below to attend the Annual Meeting.

We will pay the costs of soliciting proxies from stockholders. We have engaged The Proxy Advisory Group, LLC to assist with the solicitation of proxies and provide proxy-related advice and informational support. Fees for these services, plus customary disbursements, are not expected to exceed $25,000. We may also compensate brokerage firms and other persons representing beneficial owners of shares for their customary fees and expenses in forwarding the voting materials to beneficial owners. Our directors, officers and regular employees may solicit proxies on our behalf, without additional compensation, personally or by telephone.

We are incorporated in the State of Delaware under the name Plantronics, Inc. In March 2019, we announced our re-branding under which we began to market ourselves as "Poly" although currently we continue to retain "Plantronics, Inc." as our corporate name. On May 24, 2021, we changed our ticker symbol on the New York Stock Exchange ("NYSE") from "PLT" to "POLY." We will refer to ourselves as the "Company" throughout this Proxy Statement or "Plantronics," when appropriate. Our principal executive offices are located at 345 Encinal Street, Santa Cruz, California 95060. Our telephone numbers are (831) 420-3002 and (800) 544-4660. Our website is www.poly.com.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

How do I attend and participate in the Annual Meeting online?

This year, to ensure the health and well-being of our employees, directors, stockholders and other stakeholders in light of the continuing impacts of COVID-19 and local health and safety guidelines, our Annual Meeting will be conducted in a virtual-only format over the internet via live webcast. There will not be a physical location for the Annual Meeting, and you will not be able to attend in person. In addition, we may continue to hold our annual meetings using a virtual-only format in future years, even after the pandemic. We believe the virtual format allows us to communicate effectively and efficiently with our stockholders while enhancing attendance and participation regardless of where a stockholder resides. Additionally, a virtual meeting will enable us to conduct the Annual Meeting with a reduced carbon footprint and less environmental impact than an in-person meeting.

Any stockholder (or their authorized representatives) can virtually attend the Annual Meeting live online at www.virtualshareholdermeeting.com/POLY2021. We intend to hold our virtual Annual Meetings in a manner that affords stockholders the same general rights and opportunities to participate, to the greatest extent possible, as they would have at an in-person meeting. Accordingly, stockholders may vote and submit questions while attending the meeting online. See below "How do I ask questions at the Annual Meeting?"

The Annual Meeting will be held live via the Internet on Monday, July 26, 2021 at 10:00 a.m. Pacific Time. We encourage you to access the webcast prior to the start time. Online check-in will begin at 9:45 a.m. Pacific Time and you should allow ample time for the check-in procedures.

Participation in and attendance at the Annual Meeting is limited to our stockholders of record as of the close of business on May 27, 2021 ("Record Date"), and other persons holding valid proxies for the Annual Meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/POLY2021, you must enter the 16-digit control number included in the Notice or on the proxy card if you are a stockholder of record of shares of common stock (as defined below), or included with your voting instructions received from your broker, bank or other agent if you hold your shares of common stock in “street name” (as defined below). Further instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/POLY2021. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/POLY2021. Technical support will be available starting at 9:45 a.m. Pacific Time and until the end of the Annual Meeting.

How do I ask questions at the Annual Meeting?

As part of the Annual Meeting, we will hold a question and answer session. Stockholders may submit questions during the Annual Meeting at www.virtualshareholdermeeting.com/POLY2021. If you wish to submit a question during the Annual Meeting, log into the virtual meeting website using your control number on your Notice of Internet Availability, type your question into the “Ask a Question” field and click “Submit.” Only questions that are pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters or matters not relevant to the Annual Meeting will not be answered. If we receive substantially similar questions, we will group them together to avoid repetition. We will endeavor to answer as many questions related to the business of the Annual Meeting that comply with our Annual Meeting Rules of Conduct, which will be available at www.virtualshareholdermeeting.com/POLY2021. If there are questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints, then we will post answers to a representative set of such questions at https://investor.poly.com/com. The questions and answers will be available as soon as practicable after the Annual Meeting. We ask that all stockholders provide their name and contact details when submitting questions through the virtual meeting platform, so that we may address any individual concerns or follow up matters directly.

We want to ensure that our stockholders are afforded the same rights and opportunities to participate as if they were attending an in-person meeting, so our Board, certain members of our executive leadership team and representatives of PricewaterhouseCoopers, LLP, our independent auditors, will all join the virtual Annual Meeting and be available for questions.

What if I need technical assistance during the Annual Meeting?

Beginning at approximately 9:45 a.m. Pacific Time on the date of the Annual Meeting, there will be a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting while logging in or during the meeting time, you should call the support team listed on www.virtualshareholdermeeting.com/POLY2021.

Who can vote?

Our Board has set May 27, 2021 as the Record Date for the Annual Meeting. All stockholders of record who owned shares of our common stock at the close of business on the Record Date may attend and vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on each of the matters to be voted. Stockholders may not cumulate their votes for the election of directors. At the close of business on the Record Date, there were 42,295,241 shares of our common stock outstanding.

How many votes are required to conduct business at the Annual Meeting?

The required quorum for the transaction of business at the Annual Meeting is the presence in person or by proxy of a majority of shares of common stock issued and outstanding on the Record Date. Shares voted "FOR," "AGAINST" or "ABSTAIN" and broker non-votes, if any, with respect to any proposal are treated as being present at the Annual Meeting for purposes of establishing a quorum.

How are abstentions and broker non-votes treated?

A broker non-vote occurs when a nominee holding shares for a beneficial owner is not permitted to vote on a particular proposal because such proposal is deemed non-routine, meaning that the nominee does not have discretionary voting power with respect to that item, and the nominee has not received instructions from the beneficial owner. Proposal Four, Ratification of Appointment of Independent Registered Public Accounting Firm, is the only routine matter for which nominees may have discretionary voting power. Broker non-votes are not treated as votes cast and therefore will have no effect on the outcome of the vote on any of the proposals included in this Proxy Statement.

How many votes are required to approve a proposal?

PROPOSALS		VOTING STANDARD	EFFECTS OF ABSTENTIONS AND BROKER NON-VOTES
1	To elect ten (10) directors to serve until the next annual meeting or until their successors are duly elected and qualified. (Non-Discretionary)	Majority of votes cast	•Not counted as votes cast and therefore have no effect
2	To approve the amendment and restatement of the Plantronics, Inc. 2002 Employee Stock Purchase Plan. (Non-Discretionary)	Majority of the shares present in person or represented by proxy	•Abstentions have the effect of a vote against the proposal •Broker non-votes have no effect
3	To approve the amendment and restatement of the Plantronics, Inc. 2003 Stock Plan. (Non-Discretionary)	Majority of the shares present in person or represented by proxy	•Abstentions have the effect of a vote against the proposal •Broker non-votes have no effect
4	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for fiscal year 2022. (Discretionary)	Majority of the shares present in person or represented by proxy	•Abstentions have the effect of a vote against the proposal
5	To approve, on an advisory basis, the compensation of the Company's named executive officers. (Non-Discretionary - Advisory/Non-Binding)*	Majority of the shares present in person or represented by proxy	•Abstentions have the effect of a vote against the proposal •Broker non-votes have no effect

*The vote on Proposal Five is advisory and, therefore, not binding on us, the Board or the Leadership Development and Compensation Committee of the Board (the "LD&C Committee"). The Board and the LD&C Committee value the opinions of our stockholders and will take the vote of stockholders on Proposal Five into account in their evaluation of the design and philosophy of our executive compensation program.

How does the board recommend I vote on each of the proposals?

The Board recommends that you vote:

PROPOSALS		BOARD'S RECOMMENDATION	PAGE REFERENCE (for more detail)
1	To elect ten (10) directors to serve until the next annual meeting or until their successors are duly elected and qualified.	FOR each nominee of the Board	24-32
2	To approve the amendment and restatement of the Plantronics, Inc. 2002 Employee Stock Purchase Plan.	FOR	33-36
3	To approve the amendment and restatement of the Plantronics, Inc. 2003 Stock Plan.	FOR	37-48
4	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for fiscal year 2022.	FOR	49-50
5	To approve, on an advisory basis, the compensation of the Company's named executive officers ("NEOs").	FOR	51

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Set forth below are certain distinctions between stockholders of record and those whose shares are owned beneficially or in "street name":

Stockholder of Record. If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, then you are considered the stockholder of record with respect to those shares and the Notice of Internet Availability is being sent directly to you by us. As the stockholder of record, you may grant your voting proxy directly to the proxyholders nominated by the Board (the "Proxyholders") by voting over the Internet, by telephone, or by returning a completed proxy card. The Board has named David M. Shull, Charles Boynton and Lisa Bodensteiner as the Proxyholders for the Annual Meeting.

Beneficial Owner. Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of shares held in "street name," and the Notice of Internet Availability is being forwarded to you by your broker, bank or nominee. The Notice of Internet Availability contains instructions on how to vote your shares and request a paper copy of the proxy materials. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote on matters at the Annual Meeting and are also invited to attend the Annual Meeting. Since you are not the stockholder of record, you may vote your shares online during the Annual Meeting only by using your 16-digit control number or by following instructions from your broker, bank or other nominee.

Can I vote my shares at the Annual Meeting if I have already voted or submitted a proxy for my shares?

You may attend the Annual Meeting virtually and vote at the meeting even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke your proxy. If a bank, broker or other nominee holds your shares in "street name" and you wish to attend, and vote at, the virtual Annual Meeting, then you must follow the instructions from your broker, bank or other nominee.

If you choose to vote virtually at the Annual Meeting either as a stockholder of record or as a holder in "street name," then please have your control number accessible.

EVEN IF YOU CURRENTLY PLAN TO ATTEND AND VOTE AT THE ANNUAL MEETING, WE RECOMMEND YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED BELOW SO THAT YOUR SHARES WILL BE VOTED ACCORDING TO YOUR INSTRUCTIONS IF YOU LATER DECIDE NOT TO ATTEND.

How can I vote?

Stockholder of Record. Registered stockholders may vote by one of the following methods:

INTERNET	PHONE	MAIL	ONLINE AT THE VIRTUAL ANNUAL MEETING

Go to: www.proxyvote.com or follow the instructions on the Notice of Internet Availability.	Call toll-free: 1-800-690-6903	Request a proxy card from us and cast your vote by completing, signing and dating the card where indicated and by thereafter timely mailing or otherwise returning the card in the enclosed, prepaid, pre-addressed envelope.	Attend the Annual Meeting virtually by logging into www.virtualshareholdermeeting.com/POLY2021.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 8:59 PM Pacific Daylight Time on July 25, 2021. If you are voting by paper proxy card, then it must be mailed in time to be received in time to be counted at the Annual Meeting.

Beneficial Owner. If your shares are held not in your name, but rather by a broker, bank or other nominee, then you must follow the instructions you receive from your broker, bank or other nominee in a timely manner to ensure your vote is cast. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must follow the instructions from your broker, bank or other nominee

Subject to instructions provided by your broker, bank or other nominee, as a beneficial owner you may typically vote by one of the following methods:

MAIL	METHODS LISTED ON THE VOTING INSTRUCTION CARD	ONLINE AT THE VIRTUAL ANNUAL MEETING WITH A LEGAL PROXY FROM THE RECORD HOLDER
or
If you requested printed copies of the proxy materials to be mailed to you, you may vote by completing, signing, dating and timely returning your voting instruction card in the enclosed prepaid, pre-addressed envelope.	Refer to the materials provided by your bank, broker or other nominee, to determine whether you may vote by telephone or via the Internet, and timely follow such instructions.	Please follow the instructions from your bank, broker or other nominee.

All shares entitled to vote and that are represented by properly and timely completed and delivered proxies that are not properly revoked before the Annual Meeting will be voted at the Annual Meeting, as instructed. If you are a stockholder of record and timely submit a properly signed and dated proxy but do not indicate how your shares should be voted on a matter, then the shares represented by your returned proxy will be voted as the Board recommends.

What happens if additional proposals are presented at the Annual Meeting?

Except for the proposals described in this Proxy Statement, we do not expect any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as Proxyholders will have the discretion to vote your shares on additional matters, if any, properly presented for a vote at the Annual Meeting to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). Under our bylaws, the deadline has passed for notifying us of additional proposals to be presented at the Annual Meeting by stockholders.

Can I change my vote?

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may change your vote by: (i) executing a new proxy bearing a later date (which automatically revokes the earlier proxy) and delivering it to the Corporate Secretary at our principal executive office located at 345 Encinal Street, Santa Cruz, California 95060 prior to the vote at the Annual Meeting; (ii) voting again on a later date via the Internet or by telephone (however, only your latest proxy timely submitted prior to the Annual Meeting will be counted); (iii) advising the Corporate Secretary that you revoke your proxy by providing notice at our principal executive office at the address stated above, in writing, before the vote at the Annual Meeting; or (iv) attending the virtual Annual Meeting and voting. For shares you hold beneficially, you may change your vote by following the instructions from your broker, bank or other nominee. Attendance at the virtual Annual Meeting, without casting a vote, will not cause your previously granted proxy to be revoked.

What happens if I do not cast a vote?

If you hold your shares in "street name" and you do not instruct your broker, bank or other nominee how to vote, your broker will have discretion to vote your shares only on Proposal Four, Ratification of Appointment of Independent Registered Public Accounting Firm. No other votes will be cast on your behalf. If you are a stockholder of record and fail to timely return your proxy or vote at the Annual Meeting, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. If you are a stockholder of record and you return, in a timely manner, a properly executed proxy without indicating how you wish to vote, your shares will be voted in accordance with the Board’s recommendations.

How can I request materials or information referred to in these questions and answers?

You may contact us:

•By mail addressed to:
Poly
345 Encinal Street
Santa Cruz, California 95060
Attn: Investor Relations
•By calling (831) 420-3002 and asking for Investor Relations
•By emailing IR@poly.com
We encourage you to conserve natural resources and reduce printing and mailing costs by using electronic delivery of stockholder communications materials. If you have questions about electronic delivery, please call our Investor Relations office at the number above. To sign up for electronic delivery:

Stockholder of Record. If you are a stockholder of record (you hold Company shares in your own name through our transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www.proxyvote.com to enroll.

Beneficial Owner. If you are a beneficial owner (your Company shares are held by a broker, bank or other nominee), visit www.proxyvote.com to learn more about your electronic delivery options and enroll.

What is "householding"?

We generally send a single Notice of Internet Availability and other stockholder communications to households at which two or more stockholders reside unless we receive contrary instructions. This process is called "householding." If your Notice of Internet Availability is being householded and you wish to receive separate copies, or, if you are receiving multiple copies and would like to receive a single copy, contact our Investor Relations office by mail, telephone or email, as described above. If you would like to opt out of this practice for future mailings, please contact us at Poly, 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations, or by phone at (831) 420-3002 and ask for Investor Relations.

What is the deadline for receipt of stockholder proposals for the 2022 Annual Meeting of Stockholders?

You may present proposals for action at a future stockholder meeting only if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission (the "SEC") and our bylaws. For a stockholder proposal to be included in our Proxy Statement and form of proxy for our 2022 Annual Meeting of Stockholders (the "2022 Annual Meeting") under rules adopted under the Securities Exchange Act, we must receive the proposal no later than February 16, 2022.

Stockholders wishing to present business at an annual meeting may do so by filing with the Corporate Secretary a "Business Solicitation Statement," containing, among other things, certain information about the business the stockholder intends to bring before the annual meeting and the stockholder proposing such business. Stockholders wishing to nominate a director for election to the Board may do so by filing with the Corporate Secretary a "Nominee Solicitation Statement" containing, among other things, certain information about the nominee and the stockholder nominating such nominee.

For our 2022 Annual Meeting, the Business Solicitation Statement or the Nominee Solicitation Statement, as applicable, must be filed with our Corporate Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the preceding year's annual meeting of stockholders. In the event that no annual meeting was held in the previous year, or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year's annual meeting, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary not later than the 10th day following the day on which a public announcement (as described in the bylaws) of the date of such meeting is first made by us.

Our bylaws contain additional details about requirements for the Business Solicitation Statement and the Nominee Solicitation Statement as well as certain procedural requirements for the proposal of business and the nomination of directors. You should also review our Corporate Governance Guidelines and our Director Candidates Nomination Policy which contain additional information about the nomination of directors. Our bylaws, Corporate Governance Guidelines and Director Candidates Nomination Policy are available on the Corporate Governance portal of the Investor Relations section of our website at http://investor.poly.com/govdocs (the "Governance Portal").

The Company's bylaws permit "proxy access" by which eligible stockholders may nominate director candidates for inclusion in our Proxy Statement and proxy card. Proxy access may be used by a stockholder or a group of up to 20 stockholders, owning at least 3% of the Company's outstanding common stock continuously for at least three years to nominate and include in the Company's proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board, provided that the stockholders and the nominees satisfy the conditions, including, without limitation, the advance notice requirements, specified in the bylaws. The Company believes that certain safeguards as to ownership threshold and duration of ownership are important to assure that proxy access is not misused by those without significant economic interest in the Company or those driven by short term goals.

What is the date of our fiscal year end?

Our fiscal year ends on the Saturday closest to the last day of March. The year ended April 3, 2021 ("Fiscal Year 2021") had 53 weeks. The years ended March 28, 2020 ("Fiscal Year 2020") and March 30, 2019 ("Fiscal Year 2019") each had 52 weeks. Some of the information provided herein is stated as of the end of our Fiscal Year 2021 and some information is provided as of a more current date in accordance with applicable legal requirements.

Who should I contact if I have questions?

If you have any questions, or need assistance voting your shares, please contact the firm assisting us in the solicitation of proxies:

The Proxy Advisory Group, LLC
18 East 41st Street, Suite 2000
New York, New York 10017
1 (212) 616-2181

CORPORATE GOVERNANCE

Strong corporate governance is an integral part of our core values. Our Board is committed to good corporate governance practices and seeks to represent stockholders' best interest through the exercise of sound judgment. To achieve this, the Board has established corporate governance policies and procedures that provide the framework for the governance of the Board and the Company and are available on the Governance Portal. The Governance Portal includes the Corporate Governance Guidelines, Access to Board of Directors Policy, Director Candidates Nomination Policy, Bylaws, Board Committee Charters, Code of Conduct and the link to Report Accounting Issues for reporting issues regarding accounting, internal accounting controls, auditing and other business conduct. These policies are also available in print to any stockholder by making a written request addressed to Poly, 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations.

CORPORATE GOVERNANCE HIGHLIGHTS

Board Composition & Independence	Board & Committee Practices	Stockholder Rights	Key Board/Committee Oversight Areas	Compensation Governance
Committed to Board diversity; two female and two ethnically diverse directors	Annual board & committee self-evaluation process	Annual election of all directors	Long-term strategic plans and capital allocation	Clawback of Executive incentive-based compensation, including performance-based equity awards and cash incentive awards
90% independent board*	Regular board refreshment	No poison pill	Enterprise risk management, including cybersecurity	Robust stock ownership guidelines for Executives and Directors
100% independent committees	Regular focus on strategic planning	No preferred stock issued	Commitment to environmental, social and governance ("ESG") policies and practices	Anti-hedging, anti-short sale and anti-pledging policies applicable to all employees and directors
Separate CEO & independent Board chair	Active consideration of diversity in director recruiting/nomination process	Majority vote standard in uncontested elections with a director resignation policy	Environmental stewardship & sustainability	Double-trigger change-in-control benefits
Healthy mix of tenure	Annual review of CEO's performance	Stockholder proxy access rights	Diversity and inclusion, equity in business practices, and safe and secure workplaces	Annual say-on-pay stockholder advisory vote
Regular director executive sessions without the presence of management	Limits on director and CEO public company board service	No super-majority voting requirements	Human capital management
Pay-for-performance:
•multiple financial metrics and rigorous performance goals
•70% of NEO compensation is tied to performance-based stock unit awards
• Cash bonus programs are tied to Company financial targets

Full access to management and employees	Strong Audit Committee with two financial experts	Regular stockholder outreach	Annual CEO review and management succession planning	No extraordinary or excessive perquisites or tax gross-ups; No change in control excise tax gross-up entitlements (including no “modified” gross-ups)
No classified or staggered Board	Comprehensive onboarding and continuing education program support	Stockholder rights to call special meetings	Political activities and contributions	Equity burn and dilution rates within stockholder expectations and below industry norms
	Robust director nomination process	Process for stockholder communications with Board	Unqualified auditor opinion	Minimum 12-month vesting for all equity awards
		Single class of voting stock	Reasonable audit and non-audit auditor fee ratio	No option repricing, replacement or regranting, and no cash buyback or buyout, without stockholder approval
			Governance Policies and Trainings, including Corporate Governance Guidelines, Code of Conduct and Insider Trading Policies	No share recycling permitted under Equity Plan
*See "Corporate Governance - Director Independence" below for further discussion.				Independent compensation consultant

Code of Conduct

We have a Code of Conduct (the "Code") that applies to all employees, our executive officers and our directors to ensure that our business is conducted in a consistently legal and ethical manner. The Code forms the foundation of a comprehensive process that includes compliance with corporate policies and procedures and a Company-wide focus on uncompromising integrity in every aspect of our operations. Our Code covers many topics, including no tolerance for discriminatory or harassing conduct, compliance with antitrust and competition law, avoiding conflicts of interest, protection of confidential information, and compliance with all laws and regulations applicable to the conduct of our business. Any modification or waiver of any provision of the Code for a director or executive officer must be approved in writing by the Board. If required under applicable law, modifications and waivers will be promptly disclosed to our stockholders by posting on our website.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code. Our Audit Committee has adopted procedures to receive, retain, and treat complaints received regarding accounting, internal accounting controls, or auditing matters, and to allow for the confidential and anonymous submission by employees or others of concerns regarding questionable accounting or auditing matters. Information on how to submit any such communications can be found on the Governance Portal.

We also are committed to responsible manufacturing of our products and responsible sourcing of materials. We require our suppliers to share in this commitment and have established the Supplier Code of Conduct, which outlines our expectations of Poly suppliers in conducting business in a legal, ethical, and responsible manner.

For further information on our Code, our Supplier Code of Conduct and other related policies, see our Governance Portal.

Ethics Hotline Policy

Our Audit Committee has established a third-party hosted ethics hotline and website available to all employees, stockholders, and the general public for the anonymous submission of suspected legal, ethical or other violations, including accounting, internal controls, auditing matters and other business conduct at the Company. Our Code expressly provides for non-retaliation for good faith reporting. For further information see the Code or Report Accounting Issues link on the Governance Portal.

Related Person Transaction Procedures

We have related person transaction procedures which apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person (as defined under Item 404(a) of Regulation S-K) has a direct or indirect material interest which is required to be disclosed under such Regulation. Transactions that fall within this definition are referred to the Audit Committee for approval, ratification, or other action. Based on its consideration of all of the relevant facts and circumstances, the Committee decides whether or not to approve a related party transaction and approves only those transactions that are in the best interests of the Company. In the course of its review and approval or ratification of such a transaction, the Audit Committee considers:

•	The nature of the related person’s interest in the transaction;
•
The material terms of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	The significance of the transaction to the related person;
•	The significance of the transaction to the Company;
•	Whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and
•	Any other matters the Committee deems appropriate.

Directors and Committee Members
The names of, and certain information about, the members of our Board and its committees as of May 27, 2021 are:

Name of Director	Board	Audit	Leadership Development & Compensation	Nominating & Corporate Governance	Strategy(1)	Mergers and Acquisitions(2)
Robert Hagerty(3)	Chairman and Former Interim CEO			Member	Member	Chair
Marv Tseu(4)	Vice Chairman / Former Lead Independent Director	Member	Member	Member	Member	Member
David M. Shull	Member
Kathy Crusco	Member	Member	Member
Brian Dexheimer	Member		Member	Chair	Member	Member
Gregg Hammann	Member	Member	Chair			Member
Guido Jouret(5)	Member			Member	Chair
Marshall Mohr	Member	Chair				Member
Daniel Moloney	Member
Yael Zheng(6)	Member				Member

(1)Effective May 11, 2021, the Board dissolved the Strategy Committee. Instead, the full Board will oversee strategic initiatives and progress towards goals.
(2)Effective May 11, 2021, the Board dissolved the Mergers & Acquisitions ("M&A") Committee, which instead will be formed on an ad hoc basis, as necessary.
(3)Effective September 8, 2020, Mr. Hagerty resigned as the Company's interim Chief Executive Officer ("Interim CEO") and retained his position as Chairman of the Board ("Chairman"). On such date, upon the recommendation of the Nominating and Corporate Governance Committee ("N&CG Committee"), the Board determined that Mr. Hagerty remained an independent Board member and approved the reinstatement of Mr. Hagerty as a member of the N&CG Committee and Strategy Committee and as Chair of the M&A Committee.
(4)Effective September 8, 2020, Mr. Tseu retained his position as Vice Chairman of the Board ("Vice Chairman") and resigned as the Board's lead independent director ("Lead Independent Director") upon the separation of CEO and Chair positions. Effective May 11, 2021, Mr. Tseu resigned as a member of the Audit Committee, LD&C Committee and the N&CG Committee.
(5)Effective September 9, 2020, Mr. Jouret was appointed as Chair of the Strategy Committee, which was dissolved on May 11, 2021.
(6)Effective November 12, 2020, Ms. Zheng was appointed to the Strategy Committee, which was dissolved on May 11, 2021.

Director Independence

In accordance with Corporate Governance Guidelines and our Director Candidates Nomination Policy (each of which is available on our Governance Portal), our Board has adopted a formal set of guidelines with respect to the determination of director independence, which conform to the independence requirements of the NYSE listing standards. In accordance with these guidelines, an independent director or nominee must be determined to have no material relationship with the Company other than as a director. These guidelines specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent registered public accounting firm. They also prohibit Audit, N&CG and LD&C Committee members from having any direct or indirect financial relationship with the Company. Directors may not be given personal loans or extensions of credit by the Company pursuant to SEC's requirements, and all directors are required to deal at arm’s length with the Company and its subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

In accordance with these guidelines, the Board undertook its annual review of director independence. During this review, the Board considered transactions and relationships between each director, or any member of his or her immediate family and the Company and its subsidiaries and affiliates in each of the most recent three completed fiscal years. The Board also considered whether there were any transactions or relationships between the Company and a director or any members of a director’s immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder). In particular, the Board considered the relationship between Daniel Moloney and Siris

Capital Group, LLC ("Siris") and its wholly-owned subsidiary, Triangle Private Holdings II, LLC ("Triangle"). Siris acquired Polycom, Inc. ("Polycom") immediately prior to the Company's Acquisition of Polycom on July 2, 2018, Triangle was Polycom’s sole stockholder and, pursuant to the Company's Stock Purchase Agreement with Triangle, Triangle owned approximately 17.8% of Plantronics' issued and outstanding stock. However, Triangle sold all of its Plantronics stock in two block sales to a broker-dealer on August 27, 2020 and November 23, 2020. As a result of the first block sale, one of the directors previously appointed to Plantronics' Board resigned pursuant to the Stockholder Agreement with Triangle. The second director, Mr. Moloney entered into a waiver and acknowledgement on August 26, 2020, whereby the Board agreed to retain Mr. Moloney in his capacity as an individual director and not a representative of Triangle. In determining whether Mr. Moloney qualified as an independent director, the Board considered the fact that Triangle and Siris sold all of their holdings in the Company's stock as of November 23, 2020, and that Mr. Moloney has not received compensation from the Company (other than in his capacity as a member of the Board) or any of its affiliates, including Polycom, since July 2, 2018. Accordingly, after considering the independence rules of the NYSE, discussions with members of the Board, and consideration of other relevant facts and circumstances of Mr. Moloney's relationship to the Company, the N&CG Committee and the Board determined that Mr. Moloney has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and deemed that he would qualify as an independent director effective as of July 3, 2021.

As of result of this review, the Board has determined that, except for David M. Shull (who was appointed as CEO on September 8, 2020), none of our other director nominees standing for re-election has a material relationship with the Company (directly or indirectly through applicable relatives as a partner, stockholder, or officer of an organization that has a relationship with the Company), other than as a director of the Company. The Board has further determined that all of our current directors, other than Mr. Shull who is considered not to be independent because of his employment with the Company, are independent under the listing rules of the NYSE and the Company's Corporate Governance Guidelines and Director Candidates Nomination Policy.

Board Leadership Structure

Our Corporate Governance Guidelines require that the roles of Chairman and the CEO be separate. Historically, the Company has had different persons serving in these positions, except for a period of approximately seven months as noted below where Robert Hagerty, the Board's Chair, served as Interim CEO while the Board conducted a search for a new permanent CEO.

The Board’s current leadership structure is characterized by:

•	A separate Chairman of the Board and CEO;
•	A robust committee structure consisting entirely of independent directors with oversight of various types of risks; and
•	An engaged and independent Board.
The Chairman is, at all times, selected from our independent non-employee directors. Notwithstanding the foregoing, if at any time the CEO either resigns or is terminated as, or otherwise is not able to perform the function of, the Company's CEO for any reason, then the Board may appoint the Chairman or another Board member to act as an Interim CEO, and in such event, the offices of the Chairman and the CEO may be held by the same person until such times as a replacement CEO is appointed. In such event, the Board is required to appoint, as soon as reasonably practicable, a non-employee Director to serve as the Board's Lead Independent Director to perform the functions as described in the Company's Lead Independent Director Charter (located on the Governance Portal) for the period of time that the Chairman and CEO positions remain combined.

Since March 2018, Robert Hagerty has served as Chairman, and Marv Tseu has served as our Vice Chairman, after having previously served as Chairman since 1999. On February 10, 2020, Mr. Hagerty was appointed as the Company's Interim CEO and retained his position as Chairman thereby effectively combining the roles of CEO and Chairman on this interim basis. On that same date, the Board appointed Mr. Tseu to serve as the Company's Lead Independent Director. On September 8, 2020, the Company announced the appointment of Mr. Shull as CEO and the resignations of Mr. Hagerty as Interim CEO (thereby resuming the separation of CEO and Chair positions) and Mr. Tseu as Lead Independent Director. In his capacity as Chairman, Mr. Hagerty, in consultation with Mr. Tseu and other directors, approves the agenda for Board meetings and chairs all regular meetings of the Board, and may attend all committee meetings. Mr. Tseu manages the board agenda, presides at executive sessions of the directors, and oversees overall board strategy and execution.

The Board also believes that the Company’s corporate governance measures ensure that strong, independent directors continue to effectively oversee the Company’s management and key issues related to executive compensation, CEO evaluation and succession planning, strategy, risk, and integrity. The Corporate Governance Guidelines provide, in part, that:

•	Independent directors comprise a substantial majority of the Board;
•	Directors are elected annually by a majority vote in uncontested director elections;
•	Only independent directors serve on the Audit, LD&C and N&CG Committees;
•	The committee chairs establish their respective agendas;
•	The Board and committees may retain their own advisors;
•	The independent directors have complete access to management and employees;
•	The independent directors meet in executive session without the CEO or other employees during each regular Board meeting; and
•	The Board and each committee regularly conduct a self-evaluation to determine whether the Board and its committees function effectively.

Another key responsibility of the Board is ensuring that an effective process is in place to provide continuity of leadership over time at all levels within the Company. Annually, the Board, either directly or through its LD&C Committee, conducts a review on succession planning. During this review, the Board may discuss a variety of topics, including future candidates for senior leadership positions, succession timing for those positions, and development plans for candidates believed to have the highest potential. The Board or any of the directors may identify, evaluate or nominate potential successors to the CEO and may similarly do so for other senior leadership positions. This process promotes continuity of leadership over the long-term and forms the basis on which we make ongoing leadership assignments.

Board and Committee Meetings and Attendance

The Board held four regular meetings and six special meetings during Fiscal Year 2021. The directors met seven times in executive session without the CEO present. During each member's tenure on the Board in the last fiscal year, each director attended 100% of the aggregate number of Board and applicable Committee meetings.

Our Board is responsible for providing oversight over the Company's business, including the strategic direction, as well as the management and financial and operational execution to best support the business for long-term success. To effectively support all of its responsibilities, the Board had five standing committees during Fiscal Year 2021: an Audit Committee, a LD&C Committee, a N&CG Committee, a Strategy Committee and an M&A Committee, each of which is described below. As noted above, effective May 11, 2021, the Board dissolved the Strategy Committee as well as the M&A Committee. The Board further determined that strategic initiatives and progress towards goals would be covered in the quarterly Board meetings with a deeper dive at least annually. The Board also determined that an M&A Committee would meet on an ad hoc basis, as needed, with initial members including Messrs. Jouret, Hagerty and Tseu. See the table in the section "Directors and Committee Members" above for a listing of the members and chairs of each committee.

Each of the Audit, N&CG and LD&C Committees has adopted a written charter that is available on the Governance Portal. This information is also available in print to any stockholder who makes a request to Poly, 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations.

AUDIT COMMITTEE

Members:	Primary Functions and Additional Information
ºMarshall Mohr (Chair) ºKathy Crusco ºGregg Hammann ºMarv Tseu
º Oversees the accounting and financial reporting processes of the Company and audits of the consolidated financial statements, including overseeing the audit functions.

º Reviews the independence and performance of our independent registered public account firm and our internal auditors.

º Assists the Board in oversight and monitoring of legal and regulatory requirements, including, without limitation, cybersecurity, data privacy and security and business continuity matters.

º Oversees the Company's ethical compliance program; including oversight of the Company's Code of Conduct and Ethics Reporting and Non-Retaliation Policy, Insider Trading Policy, Conflicts of Interest Policy and CEO Delegation of Authority Policy.

º Report to the Board and provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant matters within its oversight role that require the attention of the Board.

º Prepares the report that is required to be included in this proxy statement attached as Appendix A.

Meetings in Fiscal Year 2021: 9

The Board of Directors has determined that all members of the Audit Committee are independent under the applicable rules and regulations of the NYSE and the SEC.
The Board has determined that each of Mr. Mohr and Ms. Crusco is, and at all times during Fiscal Year 2021 was, an “audit committee financial expert” as defined by SEC rules.

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

Members:	Primary Functions and Additional Information
ºGregg Hammann (Chair) ºKathy Crusco ºBrian Dexheimer ºMarv Tseu
º Reviews with executive leadership the proper culture, leadership dynamics and performance goals for the CEO and her/his direct reports and Section 16 officers.

º Reviews culture development and evolution, including the Company's programs related to pay parity, diversity and inclusion, leadership development, strategic succession planning and talent management, review of employee recruitment, development and retention of the Company's employees.

º Evaluates and recommends for approval by the Board, as necessary, the Company's various compensation plans, policies and programs.

º Determines and approves salaries, incentives and other forms of compensation for directors, executive officers (including our CEO) and certain other highly compensated employees.

º Administers various incentive compensation and benefit plans.

º Oversees risk management in the design and implementation of our compensation plans.

º Reviews and discusses with management the proposed Compensation Discussion and Analysis disclosure and determines whether to recommend it to the Board for inclusion in our proxy statement.

º May form and delegate subcommittees when appropriate.

º Prepares the report that is required to be included in this Proxy Statement attached as Appendix B.

º See also, the section entitled "Executive Compensation" for additional information regarding our compensation policies and practices.

Meetings in Fiscal Year 2021: 4
The Board has determined that each member of the Leadership Development and Compensation Committee does, and did at all times during their respective tenures on the Leadership Development and Compensation Committee in Fiscal Year 2021, meet the requirements for independence of compensation committee members as defined by the NYSE listing standards and each member was also a non-employee director as defined under Rule 16b-3 of the Securities Exchange Act.

The LD&C Committee has delegated the authority, within guidelines it has established and as set forth in our Amended and Restated 2003 Stock Plan, to the Management Equity Committee to make equity grants to employees who are not senior executive officers. Each member of our Management Equity Committee, which consists of our CEO, our Executive Vice President and Chief Financial Officer, our Executive Vice President and Chief Human Resources Officer and our Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary, has the authority to grant restricted stock unit awards and stock options.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members:	Primary Functions and Additional Information
ºBrian Dexheimer (Chair) ºRobert Hagerty* ºGuido Jouret ºMarv Tseu	º Assists the Board in identifying and interviewing potential additions or replacement members of the Board, to ensure that qualified director candidates with a diversity of gender, ethnicity, tenure, skills and experience are included by the Company or any search firm it engages in each pool of candidates from which Board nominees are chosen.
º Assists the Board to evaluate governance risks and develops and recommends to the Board the appropriate governance guidelines for us, the Board and management.
º Oversees the evaluation of the Board and management.
º Recommends to the Board director nominees for each committee.
º Oversees the orientation program for new directors and continuing education for directors.
º Reviews the Company's policies, programs and initiatives for employee diversity and inclusion and provides guidance to the board on diversity matters.
º Periodically reviews updates from the Company on significant ESG and other corporate social responsibility and sustainability initiatives, policies and practices and makes recommendations to the Board, as appropriate.

Meetings in Fiscal Year 2021: 5
The Board has determined that each member of the N&CG Committee does, and did at all times during their respective tenures on the N&CG Committee in Fiscal Year 2021, meet the requirements for independence as defined by the NYSE listing standards and under the Securities Exchange Act.

*Effective September 8, 2020, following his resignation as Interim CEO, Mr. Hagerty rejoined the N&CG Committee.

Identification of Director Candidates; Stockholder Nominations and Recommendations; and Director Qualifications

Our N&CG Committee oversees the process for selecting director candidates, including identifying and evaluating individuals who the Committee believes are qualified to become Board members. Important criteria for Board membership include the following:
•Members of the Board should be individuals of high integrity and independence, and substantial accomplishments;
•Members of the Board should have demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment;
•The background core competencies, skills and experience of members of the Board should be in areas important to Poly's operations; and
•The composition of the Board should reflect the benefits of diversity as to gender, ethnic background, and experience.

Generally, it is the policy of the N&CG Committee to review the qualifications of and consider any director candidates who have been properly recommended or nominated by a stockholder on the same basis as candidates identified by management, individual members of the Board or, if the N&CG Committee determines, a search firm hired to identify candidates.

When evaluating a candidate, the N&CG Committee evaluates the current composition and size of the Board, the candidate's qualifications, the needs of the Board and its respective committees, and such other factors it may consider appropriate.

Following its identification of potential candidates, the N&CG Committee Chair, the Board Chair and other Board members, including our CEO, interview the prospective candidates and selects those for consideration who best suit the Board's current needs. The Board reviews such recommendations and determines submissions for election at the next annual stockholder meeting in which directors will be elected or any vacancies on the Board are filled. The Committee also focuses on overall Board-level succession planning at the director level, periodically reviews the appropriate size and composition of the Board and anticipates future vacancies and needs of the Board. In the event the N&CG Committee recommends an increase in the size of the Board or a vacancy occurs, the N&CG Committee considers qualified nominees from several sources, including current Board members and nominees recommended by stockholders and other persons.

The N&CG Committee may from time to time retain a director search firm to help the Committee identify qualified director nominees for consideration by the Committee. In 2021, the Committee retained Russell Reynolds, who recommended Ms. Zheng who joined our Board in October of 2021, and to help identify future Board candidates.

Board Refreshment

Our N&CG Committee regularly evaluates Board succession planning, including Board refreshment practices and leadership structure, to ensure that the Board and each of its standing committees include the right balance of tenured directors, who provide continuity and historical perspective, and new directors, who bring new ideas and fresh perspectives into the boardroom.

Over the past several years, we have added new independent Directors to infuse the Board with relevant experience that supports our changing business strategy and operating environment. The N&CG Committee's succession planning process is on-going and throughout the year, our N&CG Committee strives to maintain a continuous pipeline of highly qualified director candidates with particular attributes, experience and skills designed to enhance the Board’s effectiveness and to achieve the Company’s business objectives. Our commitment to board refreshment has been demonstrated through our Board's robust assessment and succession planning efforts as follows:

Independent Board Chair	Our Board Chair and Vice Chair are independent directors who bring strong, independent Board leadership and functioning.
Board Independence	90%* of our Directors are independent to ensure the integration of good corporate governance practices.
Strong Board Diversity	Currently 30% of the board is comprised of gender or ethnically diverse Board members, demonstrating our commitment to building a diverse Board that reflects the whole breadth of our stakeholders: stockholders; customers; and employees.
Committee Rotation	Our Board also periodically rotates committee members to more closely align business, financial and governance expertise with committee oversight responsibilities.
Director Succession	Over the last several years, we have added new independent directors to infuse the Board with relevant experience and skills that support our evolving business strategy and operating environment.
Average Tenure	We have the right mix of tenure, with 4 out of our 9 independent directors joining us since 2018. The average tenure for our independent directors is ~ 10 years.
No Arbitrary Age or Term Limits	We do not impose arbitrary mandatory retirement age or term limits
Balanced Director Mix	The N&CG Committee annually utilizes a skills matrix to assess the capabilities of the current directors with the current needs of the Board. We believe our director nominees bring a balance of experience and fresh perspective to our boardroom, with a varied mix of strategic planning, industry background, and financial and operational expertise.

*See "Corporate Governance - Director Independence" above for further discussion.

Board Diversity

In selecting candidates for recommendation to the Board, the N&CG Committee annually reviews the size and composition of the Board to ensure qualified director candidates with a broad diversity of professional experience, skills, backgrounds, tenure, gender, race, national origin and ethnicity are included by the Company or any search firm it engages in each pool of candidates from which the Board nominees are chosen to ensure that each director brings a different viewpoint and different skills to the Board. The Board and the N&CG Committee also believe that diversity is an important factor in reviewing and selecting qualified director candidates to serve on the Board and they, along with Poly's senior management, are committed to building a diverse, inclusive and collaborative culture and view diversity at the Board and senior management levels as an essential element in supporting the attainment of Poly's strategic objectives and its sustainable development. In considering candidates and nominees for the Board, the N&CG Committee considers the entirety of each candidate's credentials in the context of these standards and actively considers diversity in recruitment and nomination of directors, such as gender, race, ethnicity, sexual orientation, and national origin. The N&CG Committee also reviews the Company's policies, programs and initiatives for employee diversity and inclusion and provides guidance to the Board on diversity matters.

We believe our current Board composition strikes the right balance in terms of size, independence, expertise and average tenure as well as our ongoing efforts and the continued importance of diversity to the Board. For more information about our director nominees, see the section entitled "Proposal One - Election of Directors" below.

Director Commitments / No Over-boarding

Each director must ensure that other existing and anticipated future commitments do not materially interfere with her or his service to the Company. In accordance with our Corporate Governance Guidelines and our Nominating and Corporate Governance Committee Charter, the N&CG Committee considers the number of boards of directors of other public companies on which a candidate serves. Under these governance documents and to avoid "over-boarding" no director may serve on the boards of more than four additional public companies. If a director is also a named executive officer of a public company, including a chief executive officer, such director may not serve on more than two (2) public company boards, including our Board. Directors are required to advise the N&CG Committee of any invitations to join a board of any other public company prior to accepting another directorship. With respect to Audit Committee members, no member may concurrently serve on the audit committee of more than three public companies, unless our Board determines such simultaneous service and related time commitments will not impair her or his ability to effectively serve on the Audit Committee, she or he takes steps to address any related issues and we disclose that determination in our Proxy Statement. Upon the evaluation and recommendation of our N&CG Committee, our Board has determined that Ms. Crusco’s service on the audit committees of three other public companies would not impair her ability to effectively serve on our Audit Committee. Specifically, our Board believes that Ms. Crusco has satisfactory time to commit to our Audit Committee and Board responsibilities, and that the meetings of the other audit committees do not overlap with or interfere with her ability to be fully prepared and present at all of our Audit Committee meetings. Ms. Crusco attended 100% of Audit Committee and Board meetings during Fiscal Year 2021.

Proxy Access

The Company's amended and restated bylaws include "proxy access" by which eligible stockholders may nominate director candidates for inclusion in our Proxy Statement and form of proxy card. Proxy access may be used by a stockholder or a group of up to 20 stockholders, owning at least 3% of the Company's outstanding common stock continuously for at least three years to nominate and include in the Company's proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board, provided that the stockholders and the nominees satisfy the conditions, including, without limitation, the advance notice requirements, specified in the bylaws. The Company believes that certain safeguards as to ownership threshold and duration of ownership are important to assure that proxy access is not misused by those without significant economic interest in the Company or those driven by short term goals.

Stockholders wishing to nominate persons for election to the Board can do so by timely filing a Nominee Solicitation Statement with our Corporate Secretary which, in accordance with our Director Candidates Nomination Policy and our bylaws, contains, among other things, certain information concerning the nominee and the stockholder nominating such nominee as set forth in our bylaws and otherwise complying with the bylaws. For a further description of the process and procedures concerning the submission of a Nominee Solicitation Statement, see "Questions and Answers About the Proxy Materials and the Annual Meeting - What is the Deadline for Receipt of Stockholder Proposals for the 2022 Annual Meeting of Stockholders" above. Additional information regarding our policies with respect to director nominations can be found in our bylaws, our Corporate Governance Guidelines and our Director Candidates Nomination Policy, all of which are posted on the Governance Portal.

Director Change in Primary Job Policy

The Board reviews the appropriateness of the continued service of directors who change their primary employment subsequent to their appointment or most recent election to the Board. If a director changes his or her primary job during his or her term of office, such director must submit a letter to the Board that (i) describes the circumstances surrounding the change; and (ii) contains an offer to resign from the Board. The Board then evaluates the circumstances surrounding the change and determines if the change will adversely affect the director's ability to perform his or her duties as a member of the Board. If so, the Board will accept the director's resignation.

Board and Committee Evaluations

Our N&CG Committee oversees the self-evaluation of the Board. In Fiscal Year 2021, we engaged outside counsel to conduct interviews with each director regarding, among other things, Board membership, structure, performance and areas for improvement. Following the interviews, the results were discussed with the Chair of the Board and presented to the full Board. While this formal self-evaluation is conducted on an annual basis, directors share perspectives, feedback and suggestions year-round.

Board Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, which is designed to support the achievement of long-term organizational performance and enhance stockholder value. Fundamentals of our risk management include understanding the risks we face, management's processes for managing the risks and determining our appropriate level of risk tolerance. Our management is responsible for day-to-day business risk management, including disaster and crisis management, business and financial risk, strategic risk, legal risk, corporate governance risk and compliance risk. The Board, as a whole and through its committees, has the ultimate oversight responsibility for the risk management process.

Each of the Board committees focuses on particular aspects of risk management.

The Audit Committee regularly discusses and evaluates policies concerning risk assessment and management, including our major financial, compliance, environmental, social and operational risks, including cybersecurity risks, and steps management takes to monitor and control such risks. The Audit Committee also oversees our independent registered public accounting firm and our annual audit, including reviewing our key financial risk areas with our independent auditors.

Additionally, our Head of Internal Audit, whose appointment and performance is reviewed and evaluated by the Audit Committee and who has direct reporting obligations to the Audit Committee, is responsible for leading the formal risk assessment and management process within the Company. The Internal Auditors, through consultation with the Company’s senior management, periodically assess the major risks facing the Company and work with those executives responsible for managing each specific risk. The Head of Internal Audit periodically reviews with the Audit Committee the major risks facing the Company and the steps management has taken to monitor and mitigate those risks. The Internal Auditor’s risk management report, which is provided in advance of the meeting, is reviewed with the entire Board by either the Chair of the Audit Committee or the Head of Internal Audit.

In its design of our overall compensation policies, programs and philosophy, the LD&C Committee assists the Board to manage incentives for short and long-term performance and performs an annual review of the Company’s compensation policies and practices for its employees, including pay equity, diversity and inclusion.

The N&CG Committee assists the Board to fulfill its oversight responsibilities concerning risks associated with corporate governance and Board organization, membership, structure, and succession planning for directors. This Committee reviews our corporate governance structures and recommends compliance and corporate governance principles and practices to the Board. The N&CG Committee also provides oversight of ESG activities as further described below in "Board Oversight of Environmental, Social and Governance Matters."

The M&A Committee is no longer a standing committee and will continue to meet on an ad hoc basis to advise management during various stages of mergers, acquisitions and divestitures, including early discussions and assessments as well as post-acquisition integration or post-divestiture separation activities. The M&A Committee has authority to approve management actions with regard to any potential merger, acquisition or divestiture transaction that involves $25 million or more.

Management's Role in Risk Management and Mitigation

Company's Management:

•	Provides consultation to the Auditor when he or she assesses the major risks facing the Company;
•
Manages and mitigates risks (e.g., new cross-functional Environmental Social and Governance and Inclusion Diversity Education and Awareness committees were formed to advance diversity, social justice, equality and equity in our workplaces, and workplace safety and sustainability business practices globally); and

•	Reports, as needed, to the full Board on how a particular risk is being managed and mitigated, including risk identified by our Enterprise Risk Assessment.
The Board believes that its oversight of risks, primarily through delegation to the Audit Committee, but also through delegation to other committees to oversee specific risks within their areas of responsibility and expertise, and the sharing of information with the full Board, is appropriate for a diversified technology company. The chair of each committee that oversees risk provides a summary of the matters discussed with the committee to the full Board following each committee meeting. The minutes of each committee meeting are also available to all Board members.

Board Oversight of Environmental, Social and Governance Matters

In addition to upholding high ethical standards in the ways we conduct business through our Code, we also recognize that our Company has opportunities to bring about positive environmental, social and governance impacts. Our Board is actively engaged in the oversight of Company ESG risks, policies and practices primarily through its N&CG Committee.

We are committed to creating the right kind of long-term impact in the world, not just because it matters to our employees, our customers and our investors, but because it is part of who we are as a company. We know we are part of a larger global community and make decisions as good stewards of the earth, its resources, and its people.

Fiscal Year 2020 was an important year for the Company as we developed our new Corporate and Social Responsibility ("CSR") Strategy that focused on ESG issues that we believe will positively impact our stakeholders and wider society and drive value for our business. We enhanced our CSR/ESG strategies in Fiscal Year 2021 focusing on three key priorities: delivering low carbon solutions; keeping people safe and secure; and being a destination employer. These three pillars are underpinned by strong governance and supported by our deeply-ingrained culture, values and behaviors.

Below is a summary of our efforts within each of our ESG practices. For more information, please refer to our website at https://www.poly.com/us/en/about/corporate-responsibility.

ESG HIGHLIGHTS
Environmental
•We believe that our current manufacturing and other operations comply, in all material respects with applicable environmental laws and regulations, including compliance with the European Union and other Directives on the Restrictions of the use of Certain Hazardous Substances in Electrical and Electronic Equipment and on Waste Electrical and Electronic Equipment requirements.

•We also recognize that climate change is a global emergency that requires urgent action and we may be subject to new and future requirements relating to climate change laws and regulations. Our California corporate offices have historically experienced, and are projected to continue to experience, climate-related events including wildfires and air quality impacts, power shut-offs associated with wildfire prevention, drought and water scarcity, and warmer temperatures. We maintain crisis management and disaster response plans.

•Our goal is to deliver absolute emissions reductions across our Company, our products, and for our customers. Our new Low Carbon strategy reflects our commitments to measuring, monitoring, and reducing emissions from both our direct (Scopes 1 and 2) and indirect (Scope 3) operations. In 2020, we made notable progress in understanding our carbon footprint by implementing a new carbon management software system that enables us to collect, understand, and manage our energy use and operational emissions under our direct control. For the first time, we are reporting on our progress and performance in reducing energy use and operational carbon emissions which has been third-party verified. In fiscal year 2022, we will set energy usage and direct operational emissions reduction targets this year, including a target date and plan for reaching net zero greenhouse gas emissions.

•We also are committed to sustainable product design and in 2020 began life-cycle assessments which include detailed greenhouse gas ("GHG") emissions profiles for each key stage of development on three of our most popular products. We align these assessments to best practice guidelines and standards including PAS 2050:2011, a publicly available specification that provides a recognized method for assessing the life-cycle GHG emissions of products. We use the findings to identify emissions hotspots and improve design where possible.

•COVID-19 has been a critical catalyst to changing working habits, and a massive accelerant to the digital transformation already reshaping the working world. Hundreds of thousands of customers, companies, and institutions around the world use our products to come together and collaborate as if they were in the same place. Not only does this save them time and money, but also it can drastically reduce their impacts on climate change from travel.

Social / Human Capital Management
Inclusion, Diversity, Education and Awareness (IDEA) at Poly

•We strive to make the Company an inclusive, diverse, accessible, and safe workplace with opportunities for our employees to grow and develop in their careers, supported by strong compensation, benefits and health and wellness programs.

•We embrace different cultures and perspectives, believing in respect for all human beings. We lead with inclusion and empower everyone to do their best work as their best selves-regardless of their sex, gender identity or expression, race, age, religious creed, national origin, physical or mental disability, ancestry, color, marital status, sexual orientation, military or veteran status, status as a victim of domestic violence, sexual assault or stalking, medical condition, accessibility needs, genetic information, or any other protected class or category recognized by individual countries laws.

•The future success of our company depends on our ability to attract, hire, motivate, retain, and further develop top talent, including highly-skilled technical, management, sales, and marketing personnel. Competition for such personnel is intense and the salary, benefits, and other costs to employ the right personnel may make it difficult to achieve our financial goals. Consequently, our management team, with the support of our Board, has increased focus and efforts in this area, including efforts to raise our employees' ambitions and inspire them to do more and go further, striving to make Poly an inclusive, diverse, accessible, and safe workplace with opportunities for our employees to grow and develop in their careers, supported by strong compensation, benefits, and health and wellness programs.

•To help us drive change and make sure the initiatives we create resonate across the globe in every country we operate in, we created our Inclusion, Diversity, Education and Awareness ("IDEA") Council in Fiscal Year 2021. This global team collaborates to learn, create, strategize, and make sure our diversity and inclusion programs hit the mark with our employees around the world.

•We monitor our progress. We are setting aspirational goals for our executives and functions around changing their demographics using data to drive change. We have an organization-wide focus to improve recruitment and retention of women and ethnic minorities. As of April 3, 2021, Poly had the following attributes:
     Female %    Minority %
Employees     49%     33% of U.S. Employees
Executives (reports to CEO) 36%     18%

•We believe in a purposeful culture and encourage our employees to support their passions in the workplace, including their desire to create a healthier planet. Our CSR committee helps to ensure we are doing our part as a company, and we provide our employees with time off to volunteer for causes that are important to them. As a product company, we design our products with environmental benefits in mind.

Health, Safety, and Wellness

•The health, safety, and wellness of our employees is a priority in which we continue to invest. These investments and the prioritization of employee health, safety (both physical and psychological), and wellness took on particular significance in fiscal year 2021 in light of COVID-19. We provide our employees and their families with access to a variety of innovative, flexible, and convenient health and wellness programs to help support employee physical and mental health. We provide tools and resources to help them improve or maintain their health status, encourage engagement in healthy behaviors, and offer choices where possible so they are customized to meet their needs and the needs of their families.

•In response to the COVID-19 pandemic, we implemented significant changes, including having the vast majority of our employees work from home, while implementing additional safety measures for employees continuing critical on-site work. To protect and support our essential team members, we have implemented health and safety measures that included maximizing personal workspaces, changing shift schedules, providing personal protective equipment, and instituting mandatory screening before accessing buildings, including enhanced safety measures in our Tijuana manufacturing facility, which included those measures mentioned above as well as on premises medical staff, private bus transportation to and from the facility, routine temperature screenings and increased sanitation measures.
Our

Social / Human Capital Management
Total Rewards

•Our team is global, and we offer compelling global incentives to reinforce our performance-driven culture and attract and reward leading talent, while also reflecting local market practices.

•For all of our employees, our total rewards approach is designed to deliver cash, equity, and benefit programs that are competitive with those offered by leading companies in the technology industry and reflect anticipated local market demands and evolving business needs. Other than the base salary program, all of our cash and equity programs are dependent upon the achievement of individual and Company performance. In addition to competitive salaries and bonuses, we grant equity-based compensation to a significant portion of our employees. Equity serves as a key component in attracting, retaining, and motivating our employees. We also provide the opportunity for equity ownership through our employee stock purchase plan. For our compensation philosophy related to our Executives, see the "Compensation Discussion and Analysis" section of this Proxy Statement.

•We provide competitive benefits that include retirement planning, health care, parental leave, flexible paid time off, and appreciation events for employees. In addition, we offer benefits to support our employees’ physical and mental health by providing tools and resources in areas such as digital training programs to help people improve mental well-being, flexible fitness platforms for physical activity, and telehealth services. We also offer a support platform for maternity and family benefits and a caregiver solution providing support for families of children with learning, social, or behavioral challenges.

•We offer flexible work/life programs that embrace and engage our diverse population. We offer a unique peer to peer recognition program that reinforces our culture, values, and operating principles.

Talent Development

•We offer learning and development opportunities that enable our workforce to acquire and expand skills and knowledge and have a meaningful and fulfilling career. To help employees succeed in their current roles, we provide formal training programs and curriculums in addition to on-the-job training. Our learning and development portal provides our employees with valuable resources such as a comprehensive online learning management program with training and development tools on a broad range of topics and skills.

Governance
•We are committed to strong governance systems and policies that ensure fair, transparent and efficient business practices.

•The N&CG Committee along with senior leadership have oversight responsibility for our ESG strategy and related initiatives including periodically receiving updates from management on, and reviewing, significant ESG and other corporate social responsibility and sustainability initiatives, policies and practices and making recommendations to the Board as appropriate; and reviewing our investor views on sustainability and ESG, as well as shareholder proposals, if any, received on ESG matters, to provide recommendations to the Board on the Company’s response to proposals, and recommend processes that would be helpful for the Board in overseeing how the Company manages material ESG issues.

•We have adopted a Code with annual trainings and provisions related to global ethical behavior and compliance with applicable laws, human rights, sustainability, diversity and inclusion, anti-corruption and anti-bribery regulations, along with enforcement and other dimensions of ethical conduct.

•We offer our employees and others the opportunity to report violations on an anonymous basis through a third-party hosted hotline, and our Code that expressly provides for non-retaliation for good faith reporting. We expect Company employees, officers, directors and contractors, as well as everyone working on our behalf worldwide, to adhere to these standards.

•We also are committed to responsible manufacturing of our products and responsible sourcing of materials. We require our suppliers to share in this commitment and have established the Supplier Code of Conduct which outlines our expectations of our suppliers in conducting business in a legal, ethical, and responsible manner.

Access to Board of Directors Policy

Our Access to Board of Directors Policy outlines methods by which stockholders or any interested party may contact the Board, or any member of our Board, including the Chairman or Vice Chairman who preside at executive sessions of the non-employee directors as a group. For further information, see the Governance Portal.

Directors' Attendance at Annual Meetings

We recognize attendance by our directors at annual stockholder meetings can provide investors with an opportunity to communicate with directors about issues affecting us. We encourage all of our directors to attend our annual meetings. If a director cannot attend in person, we encourage directors to attend telephonically. For the 2020 Annual Meeting of Stockholders, Mr. Hagerty (our former Interim CEO and Board Chair) attended in person and all other directors then in office and nominated for re-election attended telephonically.

Director Orientation and Continuing Education

Our orientation programs familiarize new directors with Poly's businesses, strategic plans, and policies, and help prepare them for their role on their assigned committees. Continuing education programs assist directors in maintaining skills and knowledge necessary for the performance of their duties.

Our Corporate Governance Guidelines encourage our directors to participate in continuing education programs on an "as needed" basis. In May 2021, our Board approved a modification to the Outside Director Compensation Policy to provide for the following reimbursement of reasonable expenses of attendance by a director at such programs: $4,000 for new directors and $1,000 per year for existing directors up to a maximum reimbursement of $3,000. The Board has a practice of receiving regular updates on corporate governance at Board meetings and directors also are encouraged to report out on the courses they have completed.

Additionally, the Board meets quarterly to review our business as part of its ordinary Board meeting cadence. Topics vary at the Board meetings, but in general directors are updated on our financial plan, key performance indicators, corporate strategy, product portfolio, operations and manufacturing, sales and go to market strategy. During these discussions directors may be briefed on industry trends, market size and market share based on information gathered by and from third party industry analysts overlaid with our specific comparative data and competitor and product-specific data. Members of the corporate management and business teams present on a regular basis to the Board. In addition, for further exposure to our operations, Board meetings have included visits to the Company’s offices and manufacturing facilities worldwide.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

Our Board has nominated the following ten individuals for election to the Board at the Annual Meeting. All nominees are current directors, however at the Annual Meeting, two nominees will be standing for election to the Board by our stockholders for the first time, David M. Shull who was appointed by the Board in August 2020 and Yael Zheng, who was appointed to the Board in November 2020. Both of their appointments were based upon the recommendation of the N&CG Committee and candidates referred by a third party search firm retained by our Board. Frank Baker resigned on August 26, 2020 and John Hart resigned on September 4, 2020.

The following table provides certain information about each nominee for director as of May 27, 2021 and see "Business Experience and Qualifications of Directors/Nominees" below for more information about each of our director nominees.

Name of Director	Age	Position(s) with the Company	Director Since
Robert Hagerty	69	Independent Director (Chairman and Former Interim CEO)	2011
Marv Tseu	73	Independent Director (Vice Chairman & Former Lead Independent Director)	1999
David M. Shull	48	Non-Independent Director & CEO	2020
Kathy Crusco	56	Independent Director	2018
Brian Dexheimer	58	Independent Director	2008
Gregg Hammann	58	Independent Director	2005
Guido Jouret	55	Independent Director	2018
Marshall Mohr	65	Independent Director	2005
Daniel Moloney (1)	62	Independent Director	2018
Yael Zheng	56	Independent Director	2020
(1) The N&CG Committee and the Board have determined that Mr. Moloney qualifies as an independent director effective as of July 3, 2021. For further discussion, see "Director Independence" above.

For purposes of election by our stockholders at the Annual Meeting, each of these nominees was nominated and recommended by the Board, including all the N&CG Committee members. We believe that the nominees above bring valuable experience and perspective to our Board.

Unless otherwise instructed, the Proxyholders will vote the proxies they hold for each of the 10 persons nominated by the Board. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill such vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director and all nominees have consented to act as a director. The term of office for each person elected will continue until the next annual meeting or until a successor has been elected and qualified.

Vote Required

Each nominee will be elected by the vote of the majority of the votes cast with respect to the nominee if a quorum is present. In this context, a majority of the votes cast means the number of shares voted “FOR” a nominee must exceed the number of votes cast “AGAINST” such nominee.

In accordance with our Corporate Governance Guidelines with respect to majority voting in director elections, as a condition to nomination each director has submitted a contingent resignation of his or her membership on the Board in writing to the Chair of the N&CG Committee. The Board may elect to accept the resignation if a director fails to receive a majority of votes cast with respect to his or her re-election at the Annual Meeting. If a director nominee fails to receive the requisite vote under the bylaws, the N&CG Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the Annual Meeting election results.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

Business Experience and Qualifications of Directors/Nominees

ROBERT HAGERTY
Chairman /Independent (Former Interim CEO)
Business Experience:
Mr. Hagerty serves as Chairman. From February 2020 to September 2020, he served as Interim CEO while the Company conducted a search for a permanent CEO.

Mr. Hagerty previously served as CEO of iControl Networks, Inc., a software and services company for the broadband home management market, from September 2011 to March 2017. From 1998 to May 2010, he served as CEO, President and Chairman of Polycom, Inc., a provider of personal video systems, video and voice collaboration infrastructures and conference phones. Prior to joining Polycom, Mr. Hagerty served as President of Stylus Assets, Ltd., a developer of software and hardware products for fax, document management and Internet communications; held several key management positions with Logitech, Inc., including Operating Committee Member to the Office of the President, and Senior Vice President/General Manager of Logitech's retail division and worldwide operations; served as Vice President, High Performance Products for Conner Peripherals; and held key management positions at Signal Corporation and Digital Equipment Corporation. He has served on several boards of directors in the past including Smart Technologies, Inc., Eye IO (a private company), Palm, Modulus Video, Inc., as Chairman of the Board of Polycom and currently serves in an advisory role at various non-public start-up companies. Mr. Hagerty holds a Bachelor of Science degree in Operations Research and Industrial Engineering from the University of Massachusetts and a Master of Arts degree in Management from St. Mary's College of California.

Director Since: 2011
Age: 69
Board Committees: -Nominating & Corporate Governance (None while serving as Interim CEO)
Other Public Company Boards: -None
Qualifications:
In addition to serving as the Company's Interim CEO from February to September 2020, Mr. Hagerty has more than 13 years of experience as a CEO of a public communications technology company and has served on the board of directors for several technology companies. Through his professional experience, Mr. Hagerty has demonstrated leadership capability and extensive knowledge of the communications technology industry. In particular, his deep understanding of the unified communications market is invaluable to a key market in our growth strategy.

MARV TSEU
Independent/ Vice Chair of the Board / (Former Lead Independent Director)
Business Experience:
For a limited period between March 9 through September 8, 2020, Mr. Tseu served as the Company's Lead Independent Director during the period of time that Mr. Hagerty served as Interim CEO. Since 2018, Mr. Tseu also has served as the Vice Chair of the Board.

Since 2008, Mr. Tseu has served as a managing partner of Waypoint Strategies, a firm which advises companies’ boards, CEOs and management on alignment of roles, responsibilities and actions to improve corporate performance. In April 2014, Mr. Tseu became Chief Operating Officer of Future Ads, LLC, a digital media company. After the merger of Future Ads with Kitara Media Corp., another digital media company, to form Propel Media, Inc., in January 2015, Mr. Tseu was named CEO and appointed to the board of directors of Propel Media where he served until his retirement in May 2020. Previously, from June 2009 to September 2013, Mr. Tseu served as Chief Operating Officer of Exponential Interactive, Inc., a leading global provider of advertising intelligence and digital media solutions to brand advertisers and he has worked in a variety of senior executive sales, marketing and management roles.

From May 2006 to November 2007, Mr. Tseu served as Chief Executive Officer and Director of Axesstel, Inc., a designer and developer of fixed wireless voice and broadband data products. From October 2002 to March 2006, Mr. Tseu served as the Chief Executive Officer and was a founder of Active Reasoning, Inc., a private company that produced resource management software to help enterprises manage their IT operations, which was acquired by Oracle Corporation in 2007. From 2000 to 2002, Mr. Tseu served as a consulting venture partner with ComVentures, LLP, a venture capital firm focusing on communications companies. From February 2001 to July 2001, Mr. Tseu was Chief Executive Officer of Method Networks, Inc., an Internet technology company helping enterprises automate the management of their Internet networks. From October 1999 to October 2000, Mr. Tseu served as President and Chief Executive Officer and was a co-founder of SiteSmith, Inc., a provider of outsourced Internet site operations. From August 1998 to July 1999, Mr. Tseu served as President of Structured Internetworks, Inc., a company engaged in the design and marketing of bandwidth allocation products. Mr. Tseu has a Bachelor of Arts degree in Economics from Stanford University.

Director Since: 1999
Age: 73
Board Committees: -None
Other Public Company Boards: -Propel Media
Qualifications:
Mr. Tseu has more than 30 years of professional experience founding, developing and leading networking and communication companies. His demonstrated record of leadership capability and extensive knowledge of complex financial, managerial and operational issues facing a broad variety of companies provides valuable insight and guidance to the entire Board and the executive management team. Moreover, Mr. Tseu has been a member of the Board since 1999 and thus has the benefit of historical experience relating to the Company and the headset industry as a whole.

DAVID M. SHULL
Non-Independent Director and CEO
Business Experience:
Mr. Shull joined the Company as CEO in September 2020. He most recently served as President and CEO of TiVo Corporation from May 2019 until its merger with Xperi Corporation in June 2020. Prior to leading TiVo, he was Chief Executive Officer of The Weather Channel from January 2016 until its sale in September 2018 and served as Group President, TV of The Weather Channel group from May 2015 to January 2016. Before The Weather Channel, Mr. Shull held various executive roles from October 2004 to May 2014 at DISH Network and EchoStar, including Executive Vice President and Chief Commercial Officer, Senior Vice President, Programming, Senior Vice President and Managing Director, Asia Pacific, and Vice President, Operations. Mr. Shull holds a Bachelor of Art degree in Philosophy from Harvard University and a Masters of Business Administration from Oxford University.

Director Since: 2020
Age: 48
Board Committees: -None
Other Public Company Boards: -None
Qualifications:
Mr. Shull brings more than 15 years of senior leadership experience in digital media, commercial marketing, operations, and telecommunications. He also brings extensive global experience in operational transformation, complex business partnerships, corporate development and capital markets.

KATHY CRUSCO
Independent
Business Experience:
From December 2017 to January 2020, Ms. Crusco served as the Executive Vice President and Chief Financial Officer at Kony, Inc., a privately-held provider of digital experience applications for banking and low-code application development platform solutions. Prior to her role at Kony, Inc. Ms. Crusco served as Executive Vice President, Chief Operating Officer and Chief Financial Officer at Epicor Software Corporation, a privately-held software company. Ms. Crusco joined Epicor in May 2011 when the company merged with Activant Solutions, Inc., a business management software company where she served as Senior Vice President and Chief Financial Officer from May 2007 to November 2010, then as Executive Vice President and Chief Financial Officer. She also spent five years at Polycom, including serving as Vice President of Worldwide Finance. Ms. Crusco holds a Bachelor of Science in Business Administration with an emphasis in accounting from California State University, Chico. She has been a member of the board of directors of Calix since September 2017 and was previously a member of the board of directors of Mitchell International from December 2013 to May 2018.

Director Since: 2018
Age: 56
Board Committees: -Audit -Leadership Development & Compensation
Other Public Company Boards: -Calix, Inc. -QAD, Inc. -Duck Creek Technologies	Qualifications: Ms. Crusco has more than 30 years of financial leadership and strategy management experience across the communications, software and cloud markets.

BRIAN DEXHEIMER
Independent
Business Experience:
During his more than 25 years at Seagate Technology, PLC, an industry leading company focused on core elements of data storage in the enterprise and consumer markets, until his retirement in July 2009, Mr. Dexheimer held a variety of sales, marketing and executive management roles including Chief Sales & Marketing Officer; Executive Vice President - Sales, Marketing and Customer Service; and Executive Vice President - Storage Businesses and Corporate Strategy, where he was primarily responsible for company strategy, road map and all go-to-market aspects of the company. In his most recent role prior to his retirement, Mr. Dexheimer served as President - Consumer Solutions, where he was responsible for the development, manufacturing and go-to-market of Seagate’s branded direct attached and network attached consumer products and services. Mr. Dexheimer has a Bachelor of Business Administration degree in Marketing from the University of Portland, a Masters of Business Administration from Pepperdine University and Director Certification from UCLA.

Director Since: 2008
Age: 58
Board Committees: -Nominating & Corporate Governance (Chair) -Leadership Development & Compensation
Other Public Company Boards: None
Qualifications:
Mr. Dexheimer has extensive experience in strategy, sales, marketing and general management relating to commercial and consumer products and services. In addition, he has substantial expertise in supply chain management. His deep knowledge of these areas brings valuable insight to our Board.

GREGG HAMMANN
Independent
Business Experience:
Since 2007, Mr. Hammann has served as Chief Executive Officer of Action Advisors, where he assists global companies in strategic planning, succession planning and improving operational results. As part of his role in Action Advisors, from April 2017 to April 2019, Mr. Hammann served as President and Chief Executive Officer and member of the board of directors of MetaCommunications, Inc., a provider of marketing resource and digital project management SaaS-enabled technology. From March 2015 to April 2017, he served as Chief Operations Officer of Sedgwick Claims Management Services, Inc., a technology-enabled claims and productivity management solution provider. From August 2014 to March 2015, he served as Executive Vice President and Chief Strategy Officer of Sedgwick Claims Management Services, Inc. Previously, he was Chairman, President and Chief Executive Officer of publicly-traded Nautilus, Inc., a fitness equipment manufacturer and held executive positions at Levi Strauss & Company, Coca-Cola Company, J.H. Whitney & Co., a private equity firm, and Power Plate North America, a manufacturer of technologically advanced exercise equipment. Mr. Hammann has also held management positions at Famous Footwear, The Rayovac Corporation, and Procter & Gamble. He has also served as a member of a number of other boards of directors including Nautilus, RedEnvelope, Wells Dairy and The National Restaurant Association. Mr. Hammann earned a Bachelors of Business Administration from the University of Iowa, a Master of Business Administration from the University of Wisconsin and SarBox Director Certification from UCLA.

Director Since: 2005
Age: 58
Board Committees: -Leadership Development & Compensation (Chair) -Audit
Other Public Company Boards: None
Qualifications:
Mr. Hammann brings extensive experience as a chief executive officer to our Board and over twenty years of marketing experience with world class brands such as Coca-Cola and Levi Strauss. His contribution to the Board is valuable to our growth as we seek to expand our brand on a global basis.

GUIDO JOURET
Independent
Business Experience:
Effective May 31, 2021, Dr. Jouret joined Plume as its Chief Development Officer, the creator of one of the most widely deployed intelligent platforms for Smart Home and Small Businesses Services. From October 2016 to August 2020, Mr. Jouret served as Chief Digital Officer of ABB, Inc., an electrical and automation engineering company where he led its digital transformation. From April 2015 to October 2016, he served as Chief Technology Officer at Nokia, a telecommunications and consumer technology company where he spearheaded the launch and development of the consumer healthcare division. From May 2014 to April 2015, he served as President of Digital Platform for Envision Energy, a wind turbine manufacturer. Prior to May 2014, Mr. Jouret held various positions at Cisco Systems, a worldwide telecommunications equipment provider, most recently serving as General Manager-Internet of Things BU. Dr. Jouret received a Bachelor of Science in Electrical Engineering from Worcester Polytechnic Institute and a PhD in Computing from Imperial College (University of London).

Director Since: 2018
Age: 55
Board Committees: -Nominating & Corporate Governance
Other Public Company Boards: None	Qualifications: Mr. Jouret has more than 25 years of leadership experience in a variety of technology sectors including software, services, networking technology, cloud platforms, and hardware.

MARSHALL MOHR
Independent
Business Experience:
Since June 2018, Mr. Mohr has been the Executive Vice President and Chief Financial Officer of Intuitive Surgical, Inc., a provider of surgical robotics. From March 2006 to June 2018, he was Senior Vice President and Chief Financial Officer of Intuitive Surgical, Inc. From 2003 to 2006, he was Vice President and Chief Financial Officer of Adaptec, Inc., a computer hardware company. Prior to joining Adaptec, Mr. Mohr was an audit partner with PricewaterhouseCoopers LLP where he served in a variety of roles, concluding as the managing partner of the firm’s West Region Technology Industry Group, and led its Silicon Valley accounting and audit advisory practice. Mr. Mohr has been a member of the Board of Directors of Pacific Biosciences of California, Inc., a developer of integrated platforms for high resolution genetic analysis, since January 2012, and serves on its Audit and Compensation Committees. Mr. Mohr was a member of the Board of Directors and served as Chairman of the Audit Committee of Atheros Communications, Inc., a developer of semiconductor system solutions for wireless communications products, from November 2003 to May 2011 when Atheros was sold to QUALCOMM, Incorporated. Mr. Mohr received his Bachelor of Business Administration in Accounting and Finance from Western Michigan University.

Director Since: 2005
Age: 65
Board Committees: -Audit (Chair)
Other Public Company Boards: -Pacific Biosciences of California, Inc.
Qualifications:
Mr. Mohr's experience in financial and accounting matters is important to the Board's duty to oversee our financial reporting and to manage our relationship with our independent auditors.

DANIEL MOLONEY
Independent
Business Experience:
Since 2013, Mr. Moloney has served as an Executive Partner at Siris. He also currently serves as Executive Chairman of two companies privately owned by affiliates of Siris (Digital River, Inc.["Digital River"], and Stratus Technologies, Inc.). Prior to this, Mr. Moloney served as the President of Motorola Mobility, Inc., a leading provider of innovative technologies, products and services for the mobile and cable/wireline industries. Prior to Motorola Mobility being spun out of Motorola in early 2011, he served as the President of the Home & Networks Mobility business within Motorola and led the expansion of this business into a worldwide leader in both video and broadband wireless solutions. From 2002-2006, Mr. Moloney led the Connected Home business for Motorola. He joined Motorola as part of their acquisition of General Instrument in 2000, where he served in various leadership roles around the forefront of key technological breakthroughs including digital TV and HDTV, VoIP, and internet/video applications over cable. Mr. Moloney holds a Bachelor of Science in Electrical Engineering from the University of Michigan and a Master of Business Administration from the University of Chicago.

Director Since: 2018
Age: 62
Board Committees: -None
Other Public Company Boards: -Xperi Holding Corporation
Qualifications:
Mr. Moloney has over 30 years of senior executive management, strategic and operational oversight, and technological expertise and experience in the telecommunications, technology and technology-enabled business service sectors who will provide particularly valuable contributions to the Board.

YAEL ZHENG
Independent
Business Experience:
Ms. Zheng served as the Chief Marketing Officer at Bill.com, a provider of cloud-based software that automates back-office financial operations for small and midsize businesses, from 2018 to 2021. She served as Chief Marketing Officer for Tintri which designed products for enterprise cloud from 2014 to 2017. From 2005-2012, she held marketing leadership roles at numerous other software companies including leading corporate and worldwide marketing at VMware where she oversaw key initiatives that supported the company’s growth to become a market leader of cloud software. She also led marketing at Medallia, a provider of customer and employee experience management cloud software. Ms. Zheng currently serves on the board of directors for Splashtop. She holds a Bachelor of Science in materials science and engineering from Massachusetts Institute of Technology and a Master of Business Administration from UC Berkeley Haas School of Business.

Director Since: 2020
Age: 56
Board Committees: -None
Other Public Company Boards: None
Qualifications:
As an operating executive for 20+ years, Ms. Zheng has a strong understanding of challenges companies face in various stages of their growth and a deep knowledge of go-to-market operations. She is also an experienced C-level marketing leader with marketing experience in the technology sector and she helped grow three private companies from early stage to public, including scaling operations post IPO. She has served as a board director for several other technology companies and recently became NACD Directorship Certified.

COMPENSATION OF DIRECTORS
In Fiscal Year 2021, the following reflects all cash compensation paid to each Board and committee member, including amount paid to the Chairman, Vice Chairman and the chair of each applicable committee:

Fiscal Year 2021 Quarterly Retainer Fee
Board of Directors
Chairman	$22,500
Vice Chairman	17,500
Member	12,500
Audit Committee
Chair	8,750
Member	3,750
Leadership Development & Compensation Committee
Chair	5,000
Member	2,500
Nominating and Corporate Governance Committee
Chair	3,000
Member	1,500
Strategy Committee
Chair	3,750
Member	1,875
M&A Committee
Chair	3,750
Member	1,875

Directors were not paid attendance fees for any Board or committee meetings attended in Fiscal Year 2021, nor are directors to receive such fees thereafter. Directors are, however, entitled to reimbursement of expenses incurred in connection with attendance at Board and committee meetings. Mr. Hagerty did not receive any director fees for the period of time in which He served as Interim CEO during Fiscal Year 2021. Mr. Shull did not receive any director fees in addition to compensation he received as CEO.

Also, under our Outside Director Compensation Policy in effect beginning May 7, 2018 and updated and approved by the board on May 11, 2021, each non-employee director is entitled to receive the annual cash retainer noted above, paid quarterly in advance, as well as an annual award of restricted stock units with a fair value of $200,000. New directors appointed to the Board between annual meetings of stockholders will receive a pro-rated amount for the quarterly cash retainer calculated based on the number of days during such fiscal quarter such director has served in the relevant capacities. Such amount will be added to and paid with the next full quarterly payment to be made to such outside director. In addition, under this Policy, on the date of each annual meeting, each non-employee director will be automatically granted a restricted stock unit award with a value of $200,000, except that no such grant will be made to any director who is not continuing as a director following the applicable annual meeting. Also, new directors appointed to the Board between annual meetings will receive a pro rata portion based on the quarters remaining until the next annual meeting of stockholders.

The number of shares actually awarded for Fiscal Year 2021 was based on the closing price of our common stock as reported on the NYSE on the date of grant, with the actual number of shares rounded down to the nearest whole number. Each award fully vests on the first anniversary of the date of award, provided that the director continuously remains a director through the anniversary date.

Mr. Shull is an employee of the Company and, as such, is ineligible to receive compensation as a non-employee director, including the automatic, non-discretionary equity grants awarded to non-employee directors. Compensation paid to Mr. Shull as the Company's CEO is set forth in the "Fiscal Year 2021 Summary Compensation Table" below.

The following table summarizes the compensation paid to our non-employee directors for Fiscal Year 2021:

NON-EMPLOYEE DIRECTOR COMPENSATION FISCAL YEAR 2021

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	All Other Compensation	Total
Robert Hagerty (3)	$88,875	$199,981	$—	$288,856
Marv Tseu	116,000	199,981	—	315,981
Kathy Crusco	75,000	199,981	—	274,981
Brian Dexheimer	94,500	199,981	—	294,481
Gregg Hammann	92,500	199,981	—	292,481
Guido Jouret (4)	67,250	199,981	—	267,231
Marshall Mohr	92,500	199,981	—	292,481
Daniel Moloney	50,000	199,981	—	249,981
Yael Zheng (5)	43,125	149,984	—	193,109
Frank Baker (6)	25,000	199,981	—	224,981
John Hart (7)	36,750	199,981	—	236,731
(1)    Stock award amounts reported are the aggregate grant date fair value of stock-related awards in Fiscal Year 2021 computed in accordance with FASB ASC Topic 718. Refer to Note 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Note 12 – Stock Plans and Stock-Based Compensation to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for Fiscal Year 2021 as filed with the SEC on May 18, 2021 for the assumptions used to value such awards. The amounts shown exclude the impact of estimated forfeitures.
(2)    Each non-employee director had 10,224 restricted stock units at April 3, 2021, except for Ms. Zheng who had 7,392 restricted stock units. Mr. Hagerty did not receive any stock awards in Fiscal Year 2021 for serving as Interim CEO. Mr. Hagerty's non-employee director RSUs are included in the "Fiscal Year 2021 Summary Compensation Table" below.
(3)     While serving as Chairman and Interim CEO, Mr. Hagerty did not receive the annual cash retainer for serving as Chairman for the last quarter of Fiscal Year 2020. Mr. Hagerty's compensation for serving as Interim CEO, is presented in the "Fiscal Year 2021 Summary Compensation Table" below.
(4)    Mr. Jouret was appointed chair of the Strategy Committee on August 24, 2020. Accordingly, this amount includes cash compensation for serving as chair of the Strategy Committee for two quarters.
(5)    Ms. Zheng was appointed to the Board and as a member of the Strategy Committee on November 11, 2020. Accordingly, this amount reflects her cash compensation for serving as a member of the Board and the Strategy Committee for two quarters.
(6)    Mr. Baker resigned from the Board on August 26, 2020. The award granted to Mr. Baker was terminated upon his resignation and 10,224 shares were forfeited.
(7)    Mr. Hart resigned from the Board on September 4, 2020. The award granted to Mr. Hart was terminated upon his resignation and 10,224 shares were forfeited.

PROPOSAL TWO
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE PLANTRONICS, INC. 2002 EMPLOYEE STOCK PURCHASE PLAN

General

The Company is seeking stockholder approval for an amendment and restatement of our 2002 Employee Stock Purchase Plan ("ESPP") described below. The ESPP was originally adopted by our Board in June 2002 and thereafter approved by our stockholders in July 2002. The ESPP was then amended and restated several times and approved by our stockholders, and most recently was amended and restated effective as of March 9, 2020 and approved by our stockholders at last year's annual meeting of stockholders. Our Board further amended the ESPP on January 22, 2021 as described below. The ESPP has an indefinite term; continuing until terminated by the Administrator (defined below).

On May 11, 2021, our Board approved an amendment and restatement of our ESPP, effective as of May 11, 2021, to increase the number of shares in the ESPP, subject to approval by our stockholders at the Annual Meeting. At our Fiscal Year 2020 annual meeting, our stockholders cast a 99.15% vote in favor of our ESPP and we are now asking stockholders to approve at the Annual Meeting an increase in the number of shares issuable under the ESPP by 2,000,000. As of May 27, 2021, 177,257 shares remain available for future purchases under the ESPP.

In considering the amendment and restatement of the ESPP to reserve the additional 2,000,000 shares, our LD&C Committee and Board reviewed the number of shares purchased under the ESPP during each of the past three years. In Fiscal Years 2019, 2020, and 2021, the number of shares purchased was 138,133, 736,184, and 822,748 respectively. There were more ESPP shares purchased in 2020 and 2021 than in prior years due to the offering of the ESPP in certain additional jurisdictions to former Polycom employees now eligible for and electing to participate in the ESPP, coupled with our decreased share purchase price. In addition, on January 22, 2021, our LD&C Committee approved an amendment to the ESPP to, among other things, eliminate the requirement that participants enroll by seven (7) calendar days prior to the start date of an ESPP offering period to facilitate greater participation in the ESPP and to coincide enrollment periods within open trading windows.

Our employees, including our NEOs, have an interest in this proposal as each of them is eligible to participate in the ESPP, which assists our NEOs in meeting their stock ownership requirements to better align NEO and stockholder interests in the long-term value of the Company. In addition, our Board believes that the ESPP is an important component of our total employee benefit package and is intended to encourage eligible employees to remain in the employ of the Company (or any subsidiary which may be designated by the LD&C Committee as a participating subsidiary) and to provide them with an additional incentive to advance the best interests of the Company. With this goal in mind, our ESPP is designed to encourage an ownership culture which aligns the interests of our employees with those of our stockholders. Accordingly, we believe it is in the best interest of the Company and our stockholders that our stockholders approve the proposed increase in the number of authorized shares available for purchase by employees under the ESPP. Assuming our stockholders had approved the increase of 2,000,000 shares effective as of May 27, 2021, there would have been 2,177,257 shares available for future purchase under the ESPP.

Vote Required

The approval by a majority of shares present in person or represented by proxy and entitled to vote is required to approve the amendment and restatement of the ESPP.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE ESPP.

Summary of the ESPP

The following is a summary of the principal features of the ESPP and its operation. The following summary is qualified in its entirety by reference to the ESPP, as it is proposed to be amended and restated and set forth in Appendix C, attached hereto.

General

The purpose of our ESPP is to provide eligible employees of the Company and its participating subsidiaries with an opportunity to purchase our common stock at a discount through payroll deductions. The ESPP may be administered by the Board or a committee appointed by the Board, referred to as the Administrator. All questions of interpretation or application of the ESPP are determined by the Administrator, and its decisions are final, conclusive and binding upon all participants. The ESPP became effective June 10, 2002, the date that it was adopted by our Board, and will continue in effect indefinitely unless and until terminated by the Administrator.

Eligibility

Each of our employees and employees of our designated subsidiaries who have been employed prior to the first day of an offering period are eligible to participate in the ESPP; provided, however, employees who are not citizens of the United States or are residents of a non-United States jurisdiction may be excluded if participation is prohibited under the laws of an applicable country or if compliance with the laws of a country would cause the ESPP or any offering period under the ESPP to violate Internal Revenue Code Section 423. Additionally, no employee shall be granted an option under the ESPP (i) to the extent that, immediately after the grant, such employee would own 5% or more of either the voting power or value of our stock or any of our subsidiaries, or (ii) to the extent that her or his rights to purchase stock under all of our employee stock purchase plans or those of our subsidiaries accrues at a rate exceeding $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year. As of May 27, 2021, approximately 3,950 employees, including all of our NEOs, were eligible to participate in the ESPP and approximately 1,550 employees were actually participating.

Shares Subject to the Plan

As of May 27, 2021, 177,257 shares of our common stock remained available for purchase under the ESPP (this amount excludes the proposed increase of 2,000,000 shares that is the subject of this proposal), subject to adjustment upon changes in capitalization as described below. On May 11, 2021, the Board approved the aforementioned increase of 2,000,000 shares issuable under the ESPP, subject to stockholder approval at the Annual Meeting.

Offering Period

The ESPP is implemented by consecutive offering periods lasting approximately 6 months in duration with a new offering period commencing on or around February 15 and August 15 each year. To participate in the ESPP, each eligible employee must authorize payroll deductions pursuant to the ESPP and guidelines established by the Administrator. Such payroll deductions may not exceed 10% of a participant's compensation payable on each payday during an offering period. Compensation is defined as base straight time gross earnings, but exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions, car allowances, profit-sharing and other compensation. The Administrator has the power to change the duration of future offering periods without stockholder approval if such change is announced prior to the scheduled beginning of the first offering period to be affected thereafter. Once an employee becomes a participant in the ESPP, our common stock will automatically be purchased under the ESPP at the end of each offering period, unless the participant withdraws his or her participation or terminates employment earlier.

Purchase Price

Shares of our common stock may be purchased under the ESPP at a purchase price not less than 85% of the lesser of the fair market value of our common stock on (i) the first day of the offering period or (ii) the last day of the offering period. The fair market value of our common stock on any relevant date will be the closing price per share as quoted on the NYSE, or the mean of the high bid and low asked prices, if no sales were reported, as reported in The Wall Street Journal. As of May 27, 2021, the closing price per share of our common stock as quoted on the NYSE was $32.69.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions throughout each offering period. The number of shares of our common stock a participant may purchase in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that offering period by the purchase price; provided, however, that a participant may not purchase more than 5,000 shares in any offering period. During the offering period, a participant may discontinue her or his participation in the ESPP. All payroll deductions made for a participant are in whole percentages only and are credited to the participant's account under the ESPP and included with our general funds. Funds we receive pursuant to exercises under the ESPP are used for general corporate purposes.

Withdrawal

Generally, a participant may withdraw from an offering period at any time by written notice without affecting her or his eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver to us a new subscription agreement.

Transferability

Neither amounts credited to a participant's account nor any rights to exercise an option or receive shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way other than by will, or the laws of descent and distribution.

Termination of Employment

Upon termination of a participant's employment for any reason, including disability or death, her or his option and participation in the ESPP terminates. At such time, the amounts credited to the participant's account (to the extent not used to make a purchase of our common stock) are returned to her or him or, in the case of death, to the beneficiaries entitled thereto as provided in the ESPP.

Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale

Changes in Capitalization.
Subject to any required action by our stockholders, the number of shares reserved under the ESPP, the maximum number of shares that may be purchased during any offering period, as well as the price per share and the number of shares of common stock covered by each option under the ESPP which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us; provided, however, that conversion of any of our convertible securities shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by us of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to an option.

Dissolution or Liquidation.
In the event of our proposed dissolution or liquidation, the Administrator shall shorten any offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date, unless otherwise provided by the Administrator. The new exercise date shall be prior to the dissolution or liquidation. If the Administrator shortens any offering periods then in progress, the Administrator shall notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Merger or Asset Sale.
In the event of a proposed sale of all or substantially all of our assets or our merger with or into another corporation, each option under the ESPP shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, the Administrator shall shorten any offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date. The new exercise date shall be prior to the date of the sale or merger. If the Administrator shortens any offering period then in progress, the Administrator shall notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment and Termination of the Plan
The Administrator may at any time terminate, suspend or amend the ESPP. An offering period may be terminated on any exercise date if the Administrator determines that termination of the ESPP is in our best interests and the best interests of our stockholders. Generally, no such termination can affect shares previously granted. No amendment can be made without stockholder approval, if such approval is required by the Internal Revenue Code or NYSE.

Certain Federal Income Tax Information
The following brief summary of the general federal income tax consequences to U.S. taxpayer participants and us with respect to shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or disposed of otherwise. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than 2 years from the first day of the applicable offering period and 1 year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. We generally are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Plan Benefits
Given that the number of shares of common stock that may be purchased under the ESPP is determined, in part, on the market value of our common stock on the first and last day of the offering period and that participation is voluntary on the part of employees, the actual number of shares that may be purchased by any individual is not determinable. For illustrative purposes, the following table sets forth (a) the number of shares that were purchased during Fiscal Year 2021 under the ESPP, including by employees who were NEOs in Fiscal Year 2021, and (b) the average per share purchase price paid for such shares:

		(a)	(b)
Name	Position	Number of Shares Purchased	Average Per Share Exercise Price
David M. Shull (1)	President and CEO	—	$—
Robert Hagerty (1)	Chairman and Former Interim CEO	—	$—
Charles Boynton	Executive Vice President, CFO	—	$—
Lisa Bodensteiner (1)	Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary	—	$—
Carl Wiese	Executive Vice President, Chief Revenue Officer	—	$—
Tom Puorro	Former Executive Vice President, General Manager, Products	1,595	$14.36
Mary Huser	Former Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary	—	$—
Executive Group (1)		1,595	$14.36
Non-Executive Director Group (2)		—	$—
Non-Executive Officer Employee Group (3)		821,153	$14.43	(4)
(1)The Executive Group is comprised of six of the seven current and former executive officers listed above. Messrs. Hagerty and Shull and Ms. Bodensteiner were not eligible during either of the two Fiscal Year 2021 offering periods under the ESPP.
(2)The Non-Executive Director Group is composed of all non-employee directors who were members of the Board in Fiscal Year 2021, including Mr. Hagerty. Directors who are not employees are not eligible to participate in the ESPP.
(3)The Non-Executive Officer Employee Group is composed of all our employees worldwide minus the Executive Group.
(4)The Non-Executive Officer Employee Group average per share exercise price is calculated as a weighted average.

PROPOSAL THREE
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE PLANTRONICS, INC. 2003 STOCK PLAN
General
The Company is seeking stockholder approval for an amendment and restatement of our 2003 Stock Plan (the "Plan"). At our Fiscal Year 2020 annual meeting, our stockholders cast a 87.99% vote in favor of our Plan and we are now asking stockholders to increase the number of shares of common stock authorized for issuance under the Plan by 2,000,000 shares. The Plan was originally approved by our stockholders on June 27, 2003 and has been amended several times and approved by our stockholders each time. The Board approved the amended Plan that is the subject of this Proposal Three on May 11, 2021 (the "Plan Restatement Date") and is requesting stockholder approval at this Annual Meeting.
Our executive officers and directors have an interest in this proposal as each of them is eligible to receive grants under the Plan and, as with our ESPP, grants under this Plan assist in enabling each of our Executives and Directors to achieve their required stock ownership to align their interests with those of our stockholders. On May 27, 2021, the fair market value of a share of our common stock as determined according to the terms of the Plan was $32.69.
As of May 27, 2021, 2,445,180 shares remained available for future awards under the Plan, 601,000 shares remained available for future awards under the "Inducement Plan" described below, and there were options to purchase 54,000 shares of our common stock outstanding. The options to purchase 54,000 shares had a weighted average exercise price of $48.98 and a weighted average remaining contractual life of 1.49 years. As of May 27, 2021, 2,209,764 and 304,001 restricted stock units ("RSUs") and performance-based RSUs ("PSUs"), granted at no cost, were outstanding and remained unvested under the Plan and the Inducement Plan, respectively.

As a result of the Polycom acquisition in 2018, the Company’s indirect headcount (meaning employees who do not work directly on our products in our Plamex manufacturing facility) increased by 150% (from 1,800 to 4,500 employees), but only increased the share pool by 19.5% (6.35 million common shares were issued), creating tension between market competitive employee grants and stockholder burn rate expectations

Our Board believes that the current share reserve of 2,445,180 is not sufficient to meet the future needs of the Company. As a result of our acquisition of Polycom in 2018, we increased our headcount of indirect workers (meaning those who do not work on our products in our Plamex manufacturing facility) by approximately 150%, and at that time only increased the share by by approximately 19.5% (about 6.35 million shares of our Common stock were issued). This created tension between market competitive grants and stockholder burn rate expectations. Although we continue to balance retaining employees through equity awards and managing our share usage within industry and stockholder burn rate expectations, we continue to operate in a highly competitive industry and geography for employee talent and do not expect required rates of compensation to decline. One alternative to using equity awards would be to significantly increase cash compensation. We do not believe this would be practical or advisable. As a Company in transition with high-growth potential, we believe that a combination of equity and cash compensation is better for attracting, retaining and motivating employees. Any significant increase in cash compensation in lieu of equity awards would reduce the cash otherwise available for operations, investment in our business and deleveraging our debt. Furthermore, we do not believe a more cash-oriented program would have the same long-term retention value or serve to align employees’ interests to those of our stockholders as well as a program that includes equity. Accordingly, in order to sustain our current new hire and equity grant programs as we continue our goal to invest in key talent necessary to transform our business, we are seeking stockholder approval of an additional 2,000,000 shares for issuance under the Plan. We are basing our request for 2,000,000 additional shares taking into account our anticipated rate of growth in hiring, an estimated range of our stock price over time, and our historical forfeiture rates, as well as the number of shares we have available for grant under the Inducement Plan. Assuming our stockholders had approved the increase of 2,000,000 shares as of May 27, 2021, there would have been 4,445,180 shares available for future awards under the Plan.

We Manage Our Equity Incentive Program Thoughtfully

We manage our long-term stockholder dilution by limiting the number of equity awards granted annually and limiting what we grant to what we believe is an appropriate amount of equity necessary to attract, reward and retain employees. We structure overall compensation so that a significant portion of our Executive compensation is directly aligned with our stock price. Our stockholder-approved Plan permits a variety of equity awards. However, since April 2017 and May 2018, respectively, we no longer grant stock options and restricted stock awards ("RSAs"). Instead, our LD&C Committee has maintained a 70/30% ratio of performance-based RSUs ("PSUs") to time-based RSUs for our NEOs because the split continues to create a structure and pay mix that aligns our NEOs with stockholders, provides grant values at competitive levels, assists in efforts to maintain our burn rate within the technology industry norms, and helps to minimize stockholder dilution.

Burn rate, a measure of the rate at which companies use shares available for grant under their equity compensation plans, is an important factor for investors concerned about stockholder dilution. In setting and recommending to stockholders the number of additional shares to be authorized under the Plan, our LD&C Committee and Board considered the Company's burn rate for all grants of equity awarded over the past three fiscal years. The following table shows our burn rate for those years taking into account all equity awards made by the Company, including equity awards made under the Inducement Plan. Full value awards include RSAs, RSUs and PSUs.

Fiscal Year Ended	Options Granted	Options Forfeited or Expired	Full Value Awards Granted	Full Value Awards Forfeited	Net Awards Granted	Weighted Average Number of Common Shares Outstanding	Burn Rate
April 3, 2021	—	287,695	2,427,804	757,856	1,382,253	41,044,290	3.37%
March 28, 2020	—	256,737	1,759,995	375,832	1,127,426	39,657,936	2.84%
March 30, 2019	—	18,334	1,171,121	234,762	918,025	37,569,249	2.44%
The net burn rate is calculated by adding options and full value awards granted, less any options canceled and full value awards forfeited, divided by the weighted average shares outstanding. We believe our burn rates for the fiscal years shown above were appropriate and comparable to the average burn rates in our industry.

As of May 27, 2021, we expect to grant awards covering approximately 1,900,000 shares under the Plan in Fiscal Year 2022, primarily as part of our annual worldwide employee review process and to attract and retain key talent necessary to achieve our long-term strategic goals1. Additionally, each year we experience some equity award cancellations. In Fiscal Year 2022, we anticipate cancellations of options and forfeitures of RSUs and PSUs of approximately 300,000 shares.
_____________________________
1 In addition, in Fiscal Year 2022, we anticipate making a material new hire grant consisting of a mix of RSUs and PSUs in connection with the hiring of a new COO, as our search is underway. It is currently anticipated that we will make the grant under our Inducement Plan rather than making the grant under the Plan, in order to ensure we have sufficient shares for equity awards that we expect to grant to our other employees.

Therefore, if our expectation for cancellations proves accurate, net grants (grants less cancellations) would be approximately 1,600,000 shares in Fiscal Year 2022, or approximately 3.8% of our common stock outstanding as of May 27, 2021. Our actual grants and cancellations for Fiscal Year 2022 may vary from these expectations and we undertake no obligation to update our disclosure if our actual grants and cancellations differ from these amounts. Our actual net grants in Fiscal Year 2021 were 1,382,253 shares or approximately 3.3% of our common stock outstanding as of May 27, 2021, which was more than the approximately 1,100,000 shares we had forecast for Fiscal Year 2021, primarily due to new hire equity awards made to our President and CEO and Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary under our Inducement Plan.

Key Plan Attributes

The Plan contains, and will continue to contain, several features designed to protect stockholder interests and to reflect our compensation principles and practices.

The following are new plan features approved by the LD&C Committee on June 4, 2021, subject to stockholder approval:
•No Dividends or Dividend Equivalents Paid on Unvested Awards. The Plan prohibits the payment of dividends or dividend equivalents on awards until those awards are earned and vested.

•Clawback of Performance-Based Equity Awards to our Executives. The LD&C Committee has the right to recoup performance-based equity awards (including any cash-based incentive awards) in the case of a material financial restatement of results for prior years from the Executive(s) who received undue awards based on a material and intentional or negligent misrepresentation of financial result.

•12-Month Minimum Vesting Requirements. The Plan provides for a vesting period or performance period of at least 12-months following the date of grant; except that the Board or the LD&C Committee, in its sole discretion, may accelerate the vesting of an award upon a change of control (as defined below);

•No Liberal Share Recycling. We clarified and expanded the Plan's prohibition on "liberal share recycling" as noted below; and

•No Stock Option Repricing or Cash Buyout/Buyback. We clarified and expanded the Plan's prohibition on stock option repricing and cash buyouts without stockholder approval as noted below.

In addition to the new Plan features described above, the following existing plan features designed to promote the interests of our stockholders remain in effect:

•No "Evergreen" Share Provisions/Stockholder Approval Required for Additional Shares. The Plan does not contain an annual "evergreen" provision. The Plan sets a fixed number of shares authorized for issuance, requiring stockholder approval for any increases;

•No Granting of Discounted Stock Options. Stock options may not be granted with exercise prices lower than the Fair Market Value (as defined below) of the underlying shares on the grant date (except if awards are assumed or substituted in connection with certain corporate transactions);

•No Liberal Share Counting or “Recycling” of Shares. Shares that have been delivered to, or withheld by, the Company to satisfy the applicable exercise price of an option under the Plan or to satisfy any tax withholding obligation with respect to an option or SAR (including shares retained by the Company from the award being exercised and/or creating the tax obligation), shares subject to a SAR that are not issued in connection with the settlement or exercise, as applicable, of the SAR, and shares purchased on the open market with the cash proceeds from the exercise of options are not returned to the share reserve for issuance under Plan;

•No Stock Option Repricing or Cash Buyout/Buyback.. The Plan prohibits the repricing of outstanding stock options through exercise price reductions, the cancellations of outstanding stock options in exchange for new stock options with a lower exercise price, the substitution of full-value awards for underwater stock options and the buyback or buyout of underwater stock options in exchange for cash, without stockholder approval;

•No Excise Tax Gross-Ups. The Plan does not provide for excise tax gross-ups, including on a change in control;

•No Automatic Grants. "Reload" or other automatic grants to participants are prohibited;

•No Automatic Single-Trigger Acceleration of Awards Upon a Change of Control. The Plan prohibits any award agreement from having a change-in-control provision that has the effect of accelerating the exercisability of any award or the lapse of restrictions relating to any award upon only the announcement or stockholder approval (rather than the consummation of) a change-in-control transaction;

•Limitation on non-employee director equity Awards. An annual limit of $500,000 per calendar year applies to the value of all equity awards granted to a non-employee director for service as a member of the Board; and

•Independent Administration. The LD&C Committee, an independent committee of the Board, administers the Plan.

The LD&C Committee expects that the number of shares available, if the additional 2,000,000 shares are approved by our stockholders, will satisfy our equity compensation needs for approximately the next two years based on historical grant practices and subject to our stock price in effect from time to time. This is further dependent on hiring activity during the next few years and forfeitures of outstanding awards. Future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our common stock or our future hiring activity with any degree of certainty at this time, and the share reserve under the Plan could last for a shorter or longer period of time.

Our Board believes that the increase in the number of shares authorized for issuance is appropriate and will enhance our ability to continue to reward and provide incentives to our key employees as well as to attract and retain qualified employees. If the amendments to the Plan are not approved, we may be unable to make planned grants to existing high-value employees and executives and anticipated new hires, which will put us at a significant competitive disadvantage compared to our peers.

Vote Required

The approval by a majority of shares present in person or represented by proxy and entitled to vote is required to approve the amendment and restatement of the Plan.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE PLAN.

Summary of the 2003 Stock Plan

The following is a summary of the principal features of the Plan and its operation. The following summary is qualified in its entirety by reference to the Plan, as it is proposed to be amended and restated, as set forth in Appendix D, attached hereto.

Purposes

The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility; to provide additional incentive for our directors, employees and consultants; and to promote the success of our business.

Administration

The Plan is administered by the Board or any committee of individuals appointed by the Board, referred to as the Administrator. The Administrator may make any determinations deemed necessary or advisable for the Plan. The Administrator has full power to select the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the Plan. The interpretation and construction of any provision of the Plan by the Administrator will be final and binding on all participants and any other holders of awards.

Term of the Plan

The Plan became effective as of September 24, 2003 and will continue until terminated by the Board. The Plan does not have an expiration date although the Board may amend, alter, suspend or terminate it any time.

Eligibility

Nonstatutory stock options, RSAs and RSUs may be granted to our employees, non-employee directors and consultants and those of our parent or subsidiary companies (each referred to herein as a "participant"). As of May 27, 2021, there were approximately 4,300 participants, including nine non-employee directors, who are eligible to receive grants under the Plan.

Shares Subject to the Plan

As of May 27, 2021, 2,445,180 shares of our common stock remained available for future grant under the Plan (this amount excludes the proposed increase of 2,000,000 shares that is the subject of this proposal), subject to adjustment upon changes in capitalization as described below. On May 11, 2021, the Board approved the aforementioned increase of 2,000,000 shares issuable under the Plan, subject to stockholder approval. Many factors are considered when determining the equity value to be awarded to any participant. We no longer grant stock options or RSAs. The last stock option grant was made on April 17, 2017 and the last RSA grant was made on May 10, 2018.

Executive Participant Clawback Provision for Restatement

The Plan Administrator has the right to recoup from any Executive performance-based equity awards (including any cash-based incentive awards) in the case of a material financial restatement of results for prior years from the Executive(s) who received undue awards based on a material and intentional or negligent misrepresentation of financial result. It is not the Company’s policy to automatically require such recoupment in the case of a restatement of results (except for select Executive participants as may be required under various laws and regulations). However, the Administrator will evaluate the facts and circumstances of each case and may require recoupment from the Executive who received undue awards based on a material and intentional or negligent misrepresentation of financial results.

Stock Options

Each option granted under the Plan is to be evidenced by a written award agreement between us and the participant and is subject to the following additional terms and conditions:

(a) Exercise of the Option. The Administrator determines when options become exercisable; however, options are not exercisable until at least 12 months have passed following the date of the option grant. An option is exercised by giving written or electronic notice of exercise to us, specifying the number of full shares of our common stock to be purchased and tendering payment of the purchase price to us. The acceptable methods of payment for shares issued upon exercise of an option are set forth in the award agreement and may consist of (1) cash, (2) check, (3) certain shares of common stock, (4) the delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, will require to effect a cashless exercise of the option and delivery to us of the amount of proceeds required to pay the exercise price and applicable withholding taxes, if any, (5) a reduction of our liability to the participant, (6) any combination of the foregoing methods, or (7) such other consideration and method of payment permitted under applicable law; provided, however, that the issuance of a promissory note is not a permissible method of payment.

(b) Exercise Price. The exercise price of options granted under the Plan is determined on the date of grant. The exercise price of a stock option must be at least 100% of the fair market value per share at the time of grant. The fair market value of a share of our common stock will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the NYSE for the day of determination.

(c) Repricing and Cash Buyouts. The Plan prohibits the repricing of options by lowering the exercise price of a previously granted option, by canceling outstanding options and issuing replacement options, by otherwise replacing existing options with substitute options with a lower exercise price, or by substituting full value awards for underwater options and SARS, or by buying back or buying out underwater options in exchange for cash, without stockholder approval.

(d) Termination. If a participant ceases to be a service provider, including if a participant's membership on the Board, employment or consulting relationship with us (or our parent or subsidiary corporations) is terminated for any reason, including death or total and permanent disability, options may be exercised after such termination as to all of the shares as to which the participant was entitled to exercise at the date of such termination. The options may be exercised after termination within the period of time specified in the award agreement. If such period of time is not specified in the award agreement, then such period of time will equal 90 days or a period of 12 months in the case of termination upon death, disability or retirement. Notwithstanding the foregoing, all shares under an option must be exercised prior to the expiration of the term set forth in the award agreement.

(e) Term and Termination of Options. At the time an option is granted, the Administrator determines the period within which the option may be exercised. In no event may the term of an option be longer than seven years. No person may exercise an option after the expiration of its term.

(f) No Liberal Share Recycling for Options. The following shares shall not become or again be available for award grants under the Plan: (i) shares tendered or delivered to the Company or withheld by the Company to satisfy the applicable exercise price of an option under the Plan or any prior plan or to satisfy any tax withholding obligation with respect to an option under the Plan or any prior plan (including shares retained by the Company from the Award being exercised and/or creating the tax obligation), and (b) shares repurchased by the Company with the cash proceeds from the exercise of options.

(g) Other Provisions. The award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Restricted Stock Awards

RSAs under the Plan are to be evidenced by an award agreement between the Company and the participant and are subject to the following additional terms and conditions:

(a) Termination. Subject to the terms of an agreement between us and a participant, if a participant's membership on the Board, employment or consulting relationship with us is terminated for any reason, including death or total and permanent disability, any unvested shares will be forfeited to us or we may repurchase any unvested stock obtained by the participant pursuant to a RSA. Unless the Administrator provides otherwise, the purchase price of the repurchased shares will equal the price originally paid by the participant, if any, for such shares.

(b) Minimum Vesting and Other Terms of Restricted Stock Awards. The Administrator determines the period during which a RSA will vest, which must be at least 12 months from the date of grant. Additionally, if a RSA is not subject to achievement of performance goals, then according to our internal policies currently in effect, such award generally will fully vest over at least three years from the grant date. Subject to the foregoing 12-month minimum vesting period, the Administrator may determine the vesting schedule of RSAs in its sole discretion and the Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed in the event of a Change of Control as set forth in the section entitled "Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control" below. The granting and/or vesting of RSAs may be made subject to the attainment of performance goals and may provide for a targeted level or levels of achievement.

(c) Voting Rights. During the period of restriction, service providers holding RSAs may exercise full voting rights with respect to those shares, unless the Administrator determines otherwise.

(d) Dividends, Dividend Equivalents and Other Distributions. During the period of restriction, all dividends and other distributions, if any, including dividend equivalents, will continue to accrue for all service providers holding RSAs for which the period of restriction has not lapsed or been satisfied. Such dividend or other distribution, if any, including a dividend equivalent, shall not be paid unless and until shares are transferred to a participant in settlement of the RSA. If any such dividends or distribution are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the RSAs with respect to which they were paid.

(e) Other Provisions. The RSA agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Restricted Stock Units

RSUs are awards that will result in a payment to a participant only if the performance goals or other vesting criteria established by the Administrator are achieved or the awards otherwise vest. Each award of RSUs will be evidenced by an award agreement between us and the participant and is subject to the following additional terms and conditions:

(a) Minimum 12-Month Vesting and Other Terms of Restricted Stock Unit Awards. The Administrator will establish organizational, individual performance goals or other vesting criteria in its discretion (including, without limitation, continued service), which, depending on the extent to which they are met, will determine the number and/or the value of RSUs paid out to participants. The minimum vesting period for Restricted Stock Units must be at least 12 months from the date of grant, provided that if an award is not subject to the achievement of performance goals, then such award generally will fully vest over at least three years from the grant date (except in France where local law requires a two year vesting period and a two-year holding period). Subject to the foregoing 12-month minimum vesting period, the Administrator may determine the vesting schedule of RSUs in its sole discretion and the Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed in the event of a change in control in the event of a Change of Control as set forth in the section entitled "Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control" below. Additionally, following the grant of RSUs, the Administrator, in its discretion, may reduce or waive any performance objectives or other provisions for such RSUs. The granting and/or vesting of RSUs may be made subject to the attainment of performance goals and may provide for a targeted level of levels of achievement.

(b) Other Provisions. The RSU award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

(c) Dividends and Dividend Equivalents. During the period of restriction, all dividends and other distributions, all dividends and other distributions, if any, including dividend equivalents, will continue to accrue for all service providers holding RSUs for which the period of restriction has not lapsed or been satisfied. Such dividend or other distribution, if any, including a dividend equivalent, shall not be paid unless and until shares are transferred to a participant in settlement of the RSU. If any such dividends or distribution are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the RSUs with respect to which they were paid.

Non-Employee Director Annual Equity Award Limitations

Equity awards granted to non-employee directors during any fiscal year are subject to an overall aggregate grant date fair market value limitation. Non-employee directors may not receive equity awards in the form of stock options, RSAs, RSUs, or any combination of the three in any fiscal year in excess of an aggregate grant date fair market value of $500,000; provided, however, the foregoing $500,000 limitation does not apply to the extent a non-employee director has been or becomes an employee of the Company during the fiscal year. The minimum vesting period for stock options, RSAs or RSUs must be at least 12 months from the date of grant.

Nontransferability of Awards

Unless determined otherwise by the Administrator, an award may not be sold, assigned, hypothecated, transferred or disposed of other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a participant, only by the participant. If the Administrator, in its sole discretion, makes an award transferable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (as such term is defined in the general instructions to Form S-8 under the Securities Act of 1933, as amended, or any successor thereto) through gifts or domestic relations orders, as permitted by the instructions to Form S-8 of the Securities Act of 1933, as amended.

Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control

Changes in Capitalization. Subject to any required action by our stockholders, in the event that our common stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments will be made in the number of shares of common stock subject to the Plan, the number of shares of common stock subject to any outstanding award under the Plan, the exercise price of any such outstanding award, and any per-person or other share limits under the Plan. The Board will make any such adjustment and its determination in that respect will be final, binding and conclusive.

Dissolution or Liquidation. In the event of a proposed liquidation or dissolution, the Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator may, in its sole discretion, provide that a participant will have the right to exercise all or any part of his or her award, including shares as to which the award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any shares purchased upon exercise of an award will lapse as to all such shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or earned, an award will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change of Control. In connection with a merger of us with or into another corporation, or a "change in control," as defined in the Plan, each outstanding award will be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). If there is no assumption or substitution of outstanding awards, the participant will fully vest in and have the right to exercise his or her option as to all shares, and all restrictions on RSAs and RSUs will lapse and all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. If an option becomes fully vested and exercisable in lieu of assumption or substitution, the Administrator will notify the participant that he or she has the right to exercise his or her options and as to all of the shares subject to the award for a period of 15 days from the date of such notice and that the award will terminate upon the expiration of such period.

Amendment and Termination of the Plan

The Plan does not contain a set term or date on which it will automatically expire. Accordingly, unless and until terminated by the Board, the Plan will continue in full force and effect. The Board may amend the Plan at any time or from time to time or may terminate the Plan without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the Plan for which stockholder approval would be required under applicable law or regulation (including the requirements of the NYSE), as in effect at the time.

Also, in addition to the provision requiring stockholder approval for the repricing, replacement or buyback of underwater stock options as noted above under the section entitled "Repricing and Cash Buyouts," pursuant to the terms of the Plan, the Board may not, without the approval of the stockholders, (i) materially increase the number of shares issuable under the Plan (unless such increase is made as an adjustment to a change in our capitalization), (ii) materially modify the requirements for eligibility to participate in the Plan, or (iii) reprice options or engage in issued under the Plan by lowering the exercise price of a previously granted option, by canceling options and issuing replacements or by otherwise replacing existing options with substitute options with a lower exercise price.

Federal Tax Aspects

The following paragraphs are a brief summary of the general federal income tax consequences to U.S. taxpayer participants and the Company due to awards granted under the Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of our stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss subject to appropriate holding periods.

Restricted Stock Awards. Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an RSA is granted under the Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the shares lapse in an amount equal to the fair market value of the restricted stock at such time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted shares after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the ordinary shares on the date the restrictions lapse). Dividends paid in cash and received by a participant will constitute ordinary income to the participant in the year paid and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in shares will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted shares (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such restricted stock.

Restricted Stock Units. A participant will not recognize income and we will not be entitled to a deduction at the time an award of RSUs is made under the 2021 Plan. Upon the participant’s receipt of shares (or cash) at the end of the restriction period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If the restricted share units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Section 409A. Section 409A of the Internal Revenue Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual's election to defer compensation and the individual's selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual's separation from service, a predetermined date, or the individual's death). Section 409A imposes restrictions on an individual's ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are considered our "specified employees," Section 409A requires that such individual's distribution commence no earlier than six months after such individual's separation from service. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section409A's provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states (such as California) have laws similar to Section 409A and as a result, failure to comply with such similar laws may result in additional state income, penalty and interest charges.

Tax Effect for the Company. We will generally be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of certain compensation paid to our Chief Executive Officer and other "covered employees". As a result of the Tax Cuts and Jobs Act of 2017, and except for certain grandfathered arrangements, under Section 162(m), any compensation over $1,000,000 paid to covered employees is not deductible by the Company.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN INDIVIDUAL'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH AN ELIGIBLE INDIVIDUAL MAY RESIDE.

Material Features of the Plantronics, Inc. 2020 Inducement Equity Incentive Plan

In addition to the ESPP and the Plan described above, which have both been approved by stockholders, effective September 10, 2020, our Board approved the Plantronics, Inc. 2020 Inducement Equity Incentive Plan (the “Inducement Plan”), which has not been approved by stockholders.

In accordance with NYSE rules, the Inducement Plan is used to attract and retain the best available personnel for positions of substantial responsibility by providing a material inducement to individuals’ entering into employment with the Company (or any parent or subsidiary of the Company), including grants to new employees in connection with a merger or acquisition.

Subject to adjustment for certain changes in our capitalization, the maximum aggregate number of shares that was originally reserved for issuance under the Inducement Plan was 1,000,000.

The equity grants awarded under the Inducement Plan are typically in the form of RSUs, however this Inducement Plan also provides for the granting of other types of equity awards. Each award under the Inducement Plan is intended to qualify as an employment inducement award under NYSE Rule 303A.08.

As of May 27, 2021, 601,000 shares of our common stock remained available for issuance under the Inducement Plan.

Plan Benefits

The number of shares of our common stock a participant may receive under the Plan or the Inducement Plan pursuant to equity awards is at the discretion of the LD&C Committee or Board and therefore cannot be determined in advance.

The following table sets forth for each of the individuals or groups designated below: (a) the aggregate number of shares subject to RSUs (including PSUs) granted under the Plan and the Inducement Plan, as applicable, during Fiscal Year 2021; and (b) the fair market value on the grant date of such RSUs. There were no stock options, RSAs or other forms of equity awards granted in Fiscal Year 2021.

		(a)	(b)
Name	Position	Number of RSU Shares Granted	Average Per Share Value of RSU Awards (1)
David M. Shull (2)	President and CEO	—	$—
Robert Hagerty (3)	Chairman and Former Interim CEO	—	$—
Charles Boynton	Executive Vice President and CFO	114,300	$13.13
Lisa Bodensteiner (2)	Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary	—	$—
Carl Wiese	Executive Vice President, Chief Revenue Officer	—	$—
Tom Puorro (6)	Former Executive Vice President, General Manager, Products	100,000	$13.13
Mary Huser (7)	Former Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary	57,100	$13.13
Executive Group (3)		271,400	$13.13
Non-Employee Director Group (4)		109,632	$19.61
Non-Executive Officer Employee Group (5)		1,647,772	$14.70

(1)Based on the market value of our common stock on the date of grant of RSUs during Fiscal Year 2021.
(2)Mr. Shull's and Ms. Bodensteiner's equity awards were made under the Inducement Plan. For more information, please see the "Fiscal Year 2021 Summary Compensation Table" and "Grants of Plan-Based Awards" sections in the Proxy Statement.

(3)The Executive Group is comprised of six of the seven current and former executive officers listed above. Mr. Hagerty did not receive any stock awards in Fiscal Year 2021 for serving as Interim CEO. Mr. Hagerty's non-employee director RSUs are included in the Non-Employee Director Group and in the "Fiscal Year 2021 Summary Compensation Table" below.
(4)    The Non-Employee Director Group is comprised of all members of the Board, including Mr. Hagerty.
(5)    The Non-Executive Officer Employee Group is comprised of all our employees worldwide minus the Executive Group.
(6)    The outstanding and unvested equity awards granted to Mr. Puorro will terminate on June 15, 2021 when his employment with the Company ends, and 29,886 RSUs and 57,305 PSUs will be forfeited.
(7)    The equity awards granted to Ms. Huser terminated on August 14, 2020 when her employment with the Company ended, and 26,004 RSUs and 56,807 PSUs were forfeited.

Equity Compensation Plan Information

The following table sets forth information with respect to our equity compensation plans as of April 3, 2021, the end of our most recently completed fiscal year:

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	2,697,462	(2)	$48.98	(3)	2,945,831	(4)
Equity compensation plans not approved by security holders (5)	399,000		$—		601,000
Total	3,096,462		$48.98		3,546,831

(1)Includes both the ESPP and the Plan but does not include the additional 2,000,000 and 2,000,000 shares for the ESPP and the Plan, respectively, for which stockholder approval is being requested at the Annual Meeting.
(2)Includes 54,000 shares subject to stock option awards and 2,643,462 shares subject to RSU awards. Excludes purchase rights accruing under the ESPP.
(3)2,643,462 RSUs, which are included in the number of outstanding options, warrants and rights, do not have an exercise price and, therefore, would reduce the weighted-average exercise price of outstanding rights if we did not exclude them. Excluding RSUs, the weighted-average exercise price of outstanding stock options is $48.98.
(4)Consists of 2,768,574 shares available for future issuance under the Plan and 177,257 shares available under the ESPP.
(5)Includes RSUs awarded under the Inducement Plan. The material features of this Inducement Plan are substantially the same as those of the Plan which are more fully described in the section entitled "Material Features of the Plantronics, Inc. 2020 Inducement Equity Incentive Plan" above and in the Form S-8 filed by Plantronics with the SEC on September 14, 2020.

Outstanding Performance Awards Summary

The table below shows the number of performance equity awards (all of which consisted of PSUs) granted (at target), vested and forfeited within the last three fiscal years.

Performance-Based Equity Awards ("PSUs")	# Shares or Units
Unvested on March 31, 2018	61,640
Granted	107,067
Vested / Earned	20,545
Forfeited	4,951

Unvested on March 30, 2019	143,211
Granted	383,577
Vested / Earned	20,439
Forfeited	85,779

Unvested on March 28, 2020	420,570
Granted	988,010
Vested / Earned	71,791
Forfeited	353,685

Unvested on April 3, 2021	983,104

PSUs granted in Fiscal Year 2021 include grants under both the 2003 Stock Plan and the 2020 Inducement Equity Incentive Plan.
The 71,791 PSUs Vested/Earned in Fiscal Year 2021 represent 50% of the unvested portion of the award (at the target level) for any such awards that have performance goals) that was accelerated in accordance with Joe Burton's (former CEO) Separation Agreement.

PROPOSAL FOUR
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), an independent registered public accounting firm, to audit our consolidated financial statements for Fiscal Year 2022. The Board recommends that stockholders vote for ratification of such appointment. Ratification of the appointment of the independent registered public accounting firm is not required. However, we customarily seek stockholder ratification as a matter of good governance. If this Proposal Four is not approved, the Audit Committee may reconsider its selection. Notwithstanding ratification by the stockholders, the Audit Committee may select a different registered public accounting firm at any time during the year if it determines that it would be in the best interests of the Company and its stockholders.

PricewaterhouseCoopers has audited our consolidated financial statements annually since 1988. A representative of PricewaterhouseCoopers will be available at the Annual Meeting to respond to questions and will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Audit and Related Fees

The following table summarizes the fees for audit and other services performed by PricewaterhouseCoopers, our independent registered public accounting firm, for Fiscal Years 2021 and 2020. All figures are net of value added tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by PricewaterhouseCoopers, but include out-of-pocket expenses. All services described in the fee table were approved in conformity with the Audit Committee’s pre-approval process.

	Fiscal Year Ended
Fee Category	April 3, 2021	March 28, 2020
Audit Fees	$3,370,738	$3,967,524
Audit-Related Fees	749,597	1,815,250
Tax Fees	602,117	434,780
All Other Fees	3,752	7,064
Total	$4,726,204	$6,224,618

Audit Fees. Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers (i) for the audit of our annual consolidated financial statements included in our Form 10-K; (ii) for review of our interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) in connection with the audit of the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002; and (iv) for consents and assistance in connection with other filings, including statutory audits and services, and other documents filed with the SEC.

Audit-Related Fees. Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." Audit-related services principally include due diligence in connection with acquisitions, accounting consultations, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, and audits in connection with proposed or consummated acquisitions.

Tax Fees. Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for tax compliance, tax advice and tax planning.

All Other Fees. Consists of fees billed to us for products and services provided by PricewaterhouseCoopers and not reported under "Audit Fees," "Audit-Related Fees" and "Tax Fees."

Our Audit Committee believes that the services rendered by PricewaterhouseCoopers that led to the fees reported under "Audit Fees," "Audit-Related Fees," "Tax Fees" and "All Other Fees" are compatible with maintaining PricewaterhouseCoopers' independence.

Vote Required

The approval by a majority of votes present in person or represented by proxy and entitled to vote is required to approve the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for Fiscal Year 2022.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022.

PROPOSAL  FIVE
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

General

Stockholders are urged to read the "Compensation Discussion and Analysis" section of this Proxy Statement, which discusses how our compensation program is designed and how our practices reflect our compensation philosophy, as well as the Summary Compensation table and the related compensation tables, notes and narrative. The LD&C Committee and the Board believe that our compensation program design and practices are effective in implementing our guiding principles.

 Under Section 14A of the Securities Exchange Act, we are required to submit this proposal to stockholders for a non-binding advisory vote to approve the compensation of our NEOs. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:

 RESOLVED, that the Company's stockholders approve the compensation of the Company's named executive officers as described in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the "Compensation Discussion and Analysis" section, the compensation tables and other narrative compensation disclosures.

We hold an advisory vote on NEO compensation annually. Accordingly, after the upcoming Annual Meeting, we expect the next advisory vote on NEO compensation will occur at our 2022 Annual Meeting.

We are also required under Section 14A of the Exchange Act to submit a proposal to stockholders regarding the frequency of our say-on-pay proposals at least every six years. Stockholders were last asked to vote on the frequency of say-on-pay at our 2017 Annual Meeting. Consequently, our next vote on the frequency of say-on-pay will occur in 2023.

Vote Required

The approval by a majority of votes present in person or represented in proxy and entitled to vote is required to approve this Proposal Five. However, this vote is advisory and, therefore, not binding on us, the LD&C Committee, or the Board. The Board and the LD&C Committee value the opinions of our stockholders and will take the vote of the stockholders on this Proposal into account in their evaluation of the design and philosophy of our executive compensation program in the future.

THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

ADDITIONAL INFORMATION

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information with respect to beneficial ownership of our common stock as of May 27, 2021 (except as noted below) as to (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors and each nominee for director, (iii) our former Interim CEO and our current CEO, both of whom served in Fiscal Year 2021, our CFO, and each of the other most highly compensated executive officers, and (iv) all directors and Executive Officers as a group. Except as otherwise indicated, we believe that the beneficial owners of our common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws. The information below is calculated in compliance with SEC rules, but does not necessarily indicate beneficial ownership for any other purpose.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Class (3)
PRIMECAP Management Company (4)	6,089,450	14.8%
177 E. Colorado Blvd., 11th Floor
Pasadena, California 91105
BlackRock, Inc. (5)	5,625,597	13.6%
177 E. Colorado Blvd., 11th Floor
Pasadena, California 91105
The Vanguard Group, Inc. (6)	4,389,478	10.6%
100 Vanguard Blvd.
Malvern, PA 19355
Disciplined Growth Investors, Inc. (7)	2,883,930	7.0%
145 Ameriprise Financial Center
Minneapolis, MN 55474
Brian Dexheimer (8)	124,560	*
Daniel Moloney	82,343	*
Robert Hagerty	74,392	*
Carl Wiese	47,645	*
David M. Shull	43,741	*
Marv Tseu	43,261	*
Marshall Mohr	42,261	*
Charles Boynton	38,559	*
Tom Puorro (9)	38,429	*
Gregg Hammann	36,261	*
Guido Jouret	20,611	*
Kathy Crusco	18,613	*
Mary Huser	11,240	*
Lisa Bodensteiner	7,631	*
Yael Zheng	—	*
All Directors and Executive Officers as a Group (15 persons)	629,547	1.5%

* Less than 1%.

(1)Unless otherwise indicated, the address for each beneficial owner named in the table is c/o Poly, 345 Encinal Street, Santa Cruz, California 95060.

(2)Includes RSUs expected to vest, within 60 days of May 27, 2021, to include 10,224 shares vesting on July 27, 2021 from the July 27, 2020 RSU award to each non-employee director other than Ms. Zheng, as follows:

Director/Named Executive Officer	Restricted Stock Units*
Brian Dexheimer	10,224
Daniel Moloney	10,224
Robert Hagerty	10,224
Carl Wiese	—
David M. Shull	—
Marv Tseu	10,224
Marshall Mohr	10,224
Charles Boynton	—
Tom Puorro	—
Gregg Hammann	10,224
Guido Jouret	10,224
Kathy Crusco	10,224
Mary Huser	—
Lisa Bodensteiner	—
Yael Zheng	—
All Directors and All Executive Officers as a Group (15 persons)	81,792

*    Performance-based restricted stock units expected to vest within 60 days of May 27, 2021 are excluded from the amounts set forth in the tables above as actual performance, and therefore the number of shares vesting, had not been determined as of that date.
(3)For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group calculated pursuant to Rule 13d-3 of the Securities Exchange Act and set forth in the table by the sum of 42,295,241 of common stock outstanding on May 27, 2021 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of May 27, 2021 as set forth in footnote 2 above.

(4)As of December 31, 2020, PRIMECAP Management Company ("PRIMECAP") reported sole dispositive and sole voting power as to 6,089,450 shares and neither shared voting power nor shared dispositive power over these shares, based solely upon PRIMECAP's Schedule 13G/A, Amendment 25, filed on February 12, 2021.

(5)As of December 31, 2020, BlackRock, Inc. reported sole dispositive power as to 5,625,597 shares and sole voting power as to 5,573,430 shares and nether shared voting power nor shared dispositive power over these shares, based solely, on BlackRock, Inc's. Schedule 13G/A, Amendment 12, filed on January 26, 2021.

(6)    As of December 31, 2020, The Vanguard Group reported sole dispositive power as to 4,306,826 shares, shared dispositive power as to 82,652 shares, shared voting power as to 50,304 shares, and no sole voting power. Information provided herein is based solely upon The Vanguard Group's Schedule 13G/A, Amendment No. 10 filed on January 8, 2021.

(7)    As of December 31, 2020, Disciplined Growth Investors. ("Disciplined's") reported sole dispositive and sole voting power as to 2,883,930 shares and neither shared voting power nor shared dispositive power over these shares, based solely upon Disciplined''s Schedule 13G, filed on February 12, 2021.

(8)    Mr. Dexheimer's ownership includes 114,336 shares that were gifted to an irrevocable trust of which his spouse is the trustee and primary beneficiary on December 29, 2020.

(9)    Mr. Puorro's ownership includes 202 shares acquired by his spouse and son via open market purchases between February 6 and 12, 2020. On May 19, 2021, the Company announced the resignation of Mr. Puorro as the Company's Executive Vice President, General Manager, Products effective June 15, 2021.

Stock Ownership Requirements; Anti-Hedging and Anti-Pledging Policy

Fiscal Year 2021 Stock Ownership Requirements

Non-Employee Directors

During Fiscal Year 2021, each non-employee director is required to hold that number of shares (or the value of in-the-money vested stock options) equal in value to five times the annual cash retainer for a member of the Board in general, which annual retainer is currently $50,000. Each current non-employee director must attain the foregoing $250,000 ownership requirement by no later than the start of fiscal year 2026 and each future non-employee director must do so within five years of her or his appointment to the Board.

President and Chief Executive Officer

The President and CEO should hold that number of shares of the Company's common stock (or the value of in-the-money vested stock options) equal in value to five times to her or his annual base salary. The President and CEO should attain the foregoing ownership threshold by the later of the start of fiscal year 2026 or within five years of her or his employment in such position.

Executive Officers

All officers whose titles are executive vice president and above ("Executives"), other than the President and CEO, should hold that number of shares of the Company's common stock (or the value of in-the-money vested stock options) equal in value to two times her or his annual base salary. Each Executive Officer should attain the foregoing ownership threshold by the later of the start of the fiscal year 2026 or within five years of her or his employment in such position.

Currently, each of our Directors and Executives is in compliance with this Policy.

Anti-Hedging and Anti-Pledging Policy

Under our Insider Trading Policy, directors, officers, employees and other associated parties are prohibited from short selling our stock, hedging or trading in publicly-traded options such as puts, calls and other derivative securities (other than stock options and other compensatory awards issued by us) with respect to our stock, pledging our stock as collateral for loans, or holding our stock in margin accounts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains our executive compensation program as it relates to our NEOs for Fiscal Year 2021. Our NEOs include our CEO, CFO and three other highest paid "executive officers," as defined by SEC rules, who were serving on the last day of Fiscal Year 2021. As required by SEC rules, we have also included our former Interim CEO and our former Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary, who also served in such capacities during, but prior to the end of, Fiscal Year 2021. Our NEOs for Fiscal Year 2021 were:

Name	Position
David M. Shull (1)	President and CEO
Robert Hagerty (2)	Former Interim CEO and Chairman
Charles Boynton	Executive Vice President and CFO
Lisa Bodensteiner (3)	Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary
Carl Wiese	Executive Vice President, Chief Revenue Officer
Tom Puorro (4)	Former Executive Vice President, General Manager, Products
Mary Huser (5)	Former Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary

(1)    On September 8, 2020, the Company announced the appointment of Mr. Shull as the Company's President and CEO.

(2)    On September 8, 2020, the Company announced Mr. Hagerty's resignation as Interim CEO.

(3)    On October 30, 2020, Ms. Bodensteiner was appointed as the Company's Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary.

(4)    On May 20, 2021, the Company announced the resignation of Mr. Puorro as the Company's Executive Vice President, General Manager, Products to be effective June 15, 2021.

(5) On August 14, 2020, the Company announced the resignation of Ms. Huser as the Company's Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary.

Roles of Interim CEO and Chairman

From February 7, 2020 through September 8, 2020, Mr. Hagerty was appointed by the Board to serve as the Interim CEO. During that time, he retained his Chairman position. Effective September 8, 2020, Mr. Shull was appointed President and CEO and at that time, the Company resumed the separation of the roles of Chairman and CEO.

As CEO, Mr. Shull has responsibility for development and execution of our strategic plans and for leadership and oversight of all of the Company’s day-to-day operations and performance.

The discussion that follows includes statements regarding financial and operating performance targets in the limited context of our Executive compensation program. Investors should not evaluate these statements in any other context. These are not statements of management’s expectations of future results or guidance.

Executive Summary

We are in the midst of a transformation. The Company has embarked upon a growth strategy with a new management team and a new vision focusing on comprehensive business infrastructure solutions, combining hardware, software and services that support and connect the modern workforce. In setting the compensation for our Executives for Fiscal Year 2021, the LD&C Committee of the Board adopted policies and targets aligned with the strategic direction of the Company - to be the leader in enterprise communications and build long term stockholder value.

Selected Business Highlights and Pay for Performance

Following extensive outreach to our stockholders over the past few years, our LD&C Committee implemented several Executive compensation program changes to further reinforce the relationship between pay and performance. A significant majority of each of our NEO’s compensation is connected to our performance and our execution of our strategic priorities. Our performance highlights for Fiscal Year 2021 include:

•Delivering for Stockholders — Robust One-year Total Shareholder Return. Our 90 trading day average stock price increased from $21.23 to $34.60 per share during Fiscal Year 2021, reflecting a one-year total shareholder return ("TSR") of 62%, compared with our TSR comparator peer group median one-year TSR of 17%.
•Strong Financial Performance. Our strong operating performance resulted in above-target performance on our annual pre-established goals for Fiscal Year 2021 which were Non-GAAP revenue growth (weighted at 25%) and non-GAAP EBITDA (weighted at 75%). For Fiscal Year 2021, we used both quarterly and annual metrics to provide line of sight to stockholders and focus on critical business deliverables at a time of continued market volatility and uncertainty. Quarterly payouts comprised 50% of the overall annual cash incentives and were determined exclusively using non-GAAP EBITDA, while the annual payout comprising the other 50% included both the Non-GAAP revenue and non-GAAP EBITDA metrics. For Fiscal Year 2021:
–Our total non-GAAP net revenues increased 1.8% from Fiscal Year 2020, with Video and Professional Headsets up 50% and 20%, respectively, driven by the COVID-19 shift toward "work from anywhere" and the need for office workers to be able to effectively communicate and collaborate regardless of location. Our solid performance in Fiscal Year 2021 resulted in a 3% increase in non-GAAP EBITDA. In addition, non-GAAP diluted earnings per share, or EPS, increased 28%.
–Consistent with our long-term capital allocation strategy, we made decisive moves to take advantage of market opportunities to improve our capital structure by paying down debt and extending debt maturities to improve stockholder value, enhance our financial flexibility, and strengthen our balance sheet.
–Our total non-GAAP net revenues were 105% of target, resulting in 133.3% Incentive Compensation Plan ("ICP") achievement. Our non-GAAP EBITDA was 106% of target, resulting in 131.8% ICP achievement.
–We achieved these results while navigating the global coronavirus pandemic, during which the vast majority of our employees worked from home whenever possible; and we invested in additional safety measures for employees continuing critical on-site work.
•Enabling effective communication and collaboration regardless of location. During Fiscal Year 2021, we announced our new product lines, including the Poly Sync Family, a new line of smart, USB and Bluetooth speakerphones, designed to enable today’s need to work from anywhere, and our new Studio P Series, a family of professional-grade personal video tools for remote work.

Our Compensation Practices are Designed to be Competitive and Balanced.
•We target the 50th percentile, or median, of our peer group for all elements of compensation.
•We are mindful of stockholder dilution and remain committed to the significant performance weighting of the equity awards we grant to our senior management team. We provide broad-based grants to a critical portion of our full-time employees and to our Board. The rates at which we grant awards of stock and its potential dilutive effect are consistent with our peer group levels.
•We have objective criteria for selection of our peer group and review our peer group annually. We draw our peers from technology hardware and equipment and software companies as we believe they are our direct competitors for executive talent and have comparable complexity and pay practices. In Fiscal Year 2021, the selection criteria for our peer group included revenues (within a range of 0.5x to 2.5x of Poly’s size) along with market capitalization (within a range of 0.25x to 4x of Poly’s size) as primary sizing criteria.

Our Fiscal Year 2021 Say-on-Pay Vote and Engagement with Stockholders
We are committed to:
•Accountability: Driving and supporting strong corporate governance and Board practices to ensure oversight, accountability, and good decision making.
•Transparency: Maintaining high levels of transparency on a range of financial, executive compensation, and governance issues to build trust and sustain two-way dialogue that supports the Company’s business success.
•Engagement: Proactively engaging with our stockholders in conversations on a variety of topics to identify emerging trends and issues to inform the Company’s thinking and approach.
To that end, Poly's relationship with its stockholders is an important part of our success. We continually seek to expand our outreach efforts to better understand our stockholders' views and concerns about our strategic direction, financial performance and key compensation and other governance-related matters. We provide multiple avenues for our stockholders to communicate with our Executives and our Board, including:
•Direct outreach to our stockholders and proxy advisory firms;
•Participation in investor conferences throughout the year in order to broaden our investment community exposure;
•Maintaining an "Investor Relations" section on our website, which provides information about our current analyst coverage and links to various investor presentations;
•Maintenance of a Corporate Governance section on our website that provides current information regarding our governance policies and practices; and
•Issuance of quarterly guidance with hosted earnings calls to discuss our results of operations and progress made on our strategic growth initiatives;
In 2020, we received over 98.2% stockholder support on our say-on-pay advisory vote. We have engaged consistently in broad direct stockholder outreach over the past several years and have found these interactions highly valuable and informative and will continue to engage with our stockholders to further enhance our understanding of the perspectives of our investors. In 2020, our predominant feedback from investors was that they are satisfied with our Executive compensation programs. While we are pleased with our say-on-pay results and stockholder feedback, we will continue our outreach efforts for our LD&C Committee to consider any recommended changes to our compensation programs.

Key Linkage Between Pay and Performance: Our Compensation Program Highlights

Our Executive compensation programs are designed to support the creation of stockholder value with four objectives:
1. Attract and Retain Top Leadership Talent with the leadership abilities and experience necessary to develop and execute business strategies, drive meaningful results, meet diverse challenges and build long-term stockholder value in an organization with our scale, breadth and complexity;
2. Drive Performance that Creates Stockholder Value by emphasizing variable, at-risk compensation with an appropriate balance of near-term and long-term objectives that align Executive and stockholder interests;
3. Pay for Superior Results and Sustainable Growth by rewarding Executives based on the achievement of Company financial results; and
4. Manage Risk through Oversight and Compensation Design features and practices that balance short-term and long-term incentives and cap maximum payments.

Although our Board and its LD&C Committee believe that the COVID-19 pandemic had a significant, adverse impact on the ability of Executives to meet certain performance goals early in Fiscal Year 2021, they also believe that Poly experienced growth in revenue as a result of the pandemic, including from high demand products, as discussed in the section entitled “Executive Summary - Selected Business Highlights and Pay for Performance - Strong Financial Performance." However, the LD&C Committee determined not to make any goal adjustments to the Company’s Fiscal Year 2021 Executive compensation program based on the upside or downside impact of the pandemic on Poly’s results of operations. The LD&C Committee believes this approach is consistent with the Company’s pay-for-performance philosophy.
Linking pay and performance, our compensation practices include a combination of fixed and variable, or risk-based, compensation consisting of: (i) variable and fixed long-term incentive ("LTI") equity awards; (ii) annual cash incentive awards; and (iii) fixed base salaries, which are presented below in order of magnitude and alignment with our pay-for-performance philosophy.
•65% of our CEO’s direct compensation, and, on average 61% of direct compensation of our other NEOs, is earned based solely on our performance and is paid in the form of annual cash incentives and PSUs.
•LTI equity awards is the largest component of our NEO compensation and therefore is the most "at risk."
The following charts reflect the LTI direct compensation for our NEOs (1):

CEO Direct Compensation - 81% LTI	Other NEOs Direct Compensation - 60% LTI (On Average)	•Provides a direct link to the creation of stockholder value and execution of our strategy; • Aligns NEOs’ interests with stockholders; and • Fosters long-term focus and retention.
(1) The above charts show the Fiscal Year 2021 LTI as a percent of total direct compensation mix for our President and CEO, Mr. Shull, and the average total direct compensation mix for our other NEOs, other than Mr. Hagerty, our former Interim CEO, and Ms. Huser, our former Chief Legal Officer, who did not serve through the end of Fiscal Year 2021.
•Our LTI equity award grants are primarily performance-based, with 70% of LTI equity awards granted in the form of PSUs and the remaining 30% in time-based RSUs.
•PSUs are earned only if specified performance goals are achieved. For all performance periods commencing with 2018 and thereafter, PSUs are earned based on our relative TSR performance over a three-year performance period. We believe relative TSR is an important metric as it aligns our payouts with the experiences of our stockholders. For Fiscal Year 2021, although our performance exceeded the median of the comparator index, the first tranche of our PSU awards vested and was capped at 100% in line with our TSR performance at 62.96% compared with the median of TSR for our twenty-company comparator index at 17.33%. However, in prior years, our TSR performance was below the threshold level for vesting.

The following table reflects the performance achieved by the Company relative to our comparator index for the measurement periods presented:

Measurement period	Our Annualized TSR	Index Annualized TSR	Actual TSR Performance Relative to Index (Growth Rate Delta)	Vesting %
Fiscal Year 2019 Grants - 3rd period (4/1/2018 - 4/3/2021)	-34.98%	16.00%	-50.98%	0%
Fiscal Year 2020 Grants - 2nd period (3/31/2019 - 4/3/2021)	-17.96%	16.01%	-33.97%	0%
Fiscal Year 2021 Grants - 1st period (3/29/2020 - 4/3/2021)	62.96%	17.33%	45.63%	100%

Over the past two years, we have balanced dilution and share usage concerns with the need for market competitive broad-based equity awards. As a result of the Polycom acquisition in 2018, the Company’s indirect headcount (meaning employees who do not work directly on our products in our Plamex manufacturing facility) increased by approximately 150% (from about 1,800 to about 4,500 employees), but only increased the share pool by approximately 19.5% (about 6.35 million common shares were issued), creating tension between market competitive employee grants and stockholder burn rate expectations.

We continue to balance retaining employees through equity awards and managing our share usage within industry and stockholder burn rate expectations.

See “Key Executive Compensation Elements for Fiscal Year 2021 - Equity Incentive Awards” below for more information about our LTI performance goals and our achievement and payout against target for Fiscal Year 2021.

Annual Cash Incentive Awards
The following charts reflect the annual cash direct compensation opportunity for our NEOs under our ICP (1):

CEO Direct Compensation - 9% Annual Cash Incentives	Other NEOs Direct Compensation - 20% Annual Cash Incentives (On Average)
•Motivates NEOs to meet or exceed our annual performance goals to drive annual performance and position us for longer-term success;
•Measures NEOs’ performance against pre-established Company performance goals; and
•Aligns all staff members around the same Company performance goals as all such annual cash incentive awards are based on the same Company performance goals.

(1) The above charts show the Fiscal Year 2021 Annual Cash Incentive as a percent of total direct compensation mix for our President and CEO, Mr. Shull, and the average total direct compensation mix for our other NEOs, other than Mr. Hagerty, our former Interim CEO, and Ms. Huser, our former Chief Legal Officer, who did not serve through the end of Fiscal Year 2021.

Annual cash incentive awards are made under the ICP and are determined by our LD&C Committee based on performance against pre-established Company performance goals and results and are earned based on achieving those financial growth objectives. In Fiscal Year 2021, we paid annual cash incentives based on our performance against our measures of non-GAAP net revenue growth (25%) and non-GAAP EBITDA (75%). For Fiscal Year 2021, we used both quarterly and annual metrics to provide line of sight to stockholders and focus on critical business deliverables at a time of continued market volatility and uncertainty. Quarterly payouts totaled 50% of the overall annual cash incentives and were determined exclusively using non-GAAP EBITDA, while the annual payout comprising the other 50% included both the net revenue and EBITDA performance measures.

See “Key Executive Compensation Elements for Fiscal Year 2021 - Annual Bonus Incentive Plans” below for more information about our ICP performance goals and our achievement and payout against targets for Fiscal Year 2021.

Base Salaries

We use annual base salary to provide meaningful, but appropriate, fixed compensation to all of our employees, including our Executives. Our LD&C Committee reviews the salaries of executives at peer companies as summarized by its independent compensation advisor, to ensure that our Executives' salaries are consistent and competitive, considering factors such as the Executive's job scope and responsibilities, individual performance, leadership skills and prior experience, the competitive rates for similar positions as indicated by the peer group data, and the recommendations by our CEO and our Chief Human Resources Officer (excluding their own compensation).

The following charts reflect the annual base salary for our NEOs (1):

CEO Direct Compensation- 5% Base Salary	Other NEOs Direct Compensation - 18% Base Salary	•Provides a degree of financial certainty and stability that helps us retain talent. •Recognizes competitive market conditions and/or rewards individual performance through periodic increases.

(1) The above charts show the Fiscal Year 2021 Base Salary as a percent of total direct compensation mix for our President and CEO, Mr. Shull, and the average total direct compensation mix for our other NEOs, other than Mr. Hagerty, our former Interim CEO, and Ms. Huser, our former Chief Legal Officer, who did not serve through the end of Fiscal Year 2021.

See “Key Executive Compensation Elements for Fiscal Year 2021 - Base Salaries” below for more information about setting base salaries for our NEOs for Fiscal Year 2021.

We Maintain Other Compensation and Governance Best Practices

Recoupment Provisions (Clawback)
•Our LD&C Committee has the right to recoup incentive compensation (i.e., cash bonus and performance-based equity awards (including any cash-based incentive awards) earned by any of our Executives in the case of a material financial restatement of results for prior years based on a material and intentional or negligent misrepresentation of financial results.

Change of Control
•We have no “single-trigger” equity vesting acceleration upon a change of control for equity awards. In the event of a change of control, a qualifying termination of employment, or “double-trigger,” is required for acceleration of unvested equity awards, unless the awards are not assumed.
•In the event of a change of control, double-trigger cash severance is limited to a multiple of two times target annual cash compensation.

Tax Gross-Ups
•We do not provide tax gross-ups, except for business-related payments, such as reimbursement of certain moving and relocation expenses.
•We do not provide change of control excise tax gross-up entitlements (including “modified” gross-ups).

Equity Practices
•We have robust stock ownership guidelines, with a five times base salary ownership requirement for our CEO.
•We have strong LTI equity award plans and policies that prohibit re-pricing or backdating of equity awards.
•Our employees and Board are prohibited from engaging in short sales, purchasing Common Stock on margin, pledging Common Stock, or entering into any hedging, derivative or similar transactions with respect to our Common Stock.
•LTI equity awards are granted based on a specific dollar valuation, rather than a set number of shares, to avoid the impact of fluctuations in the stock price between the date the LD&C Committee determines the grant amount and the actual grant date.

Limited Additional Compensation
•We have no extraordinary or excessive perquisites. Our perquisites are limited to those with a clear business-related rationale.
•We have no guaranteed employment contracts or guaranteed bonuses.
•We have no defined benefit pension or supplemental executive retirement plan (SERP) benefits or “above market” interest on deferred compensation.

Benefits	•We provide the same health benefits to Executives as other employees. •Standard 401(k) is offered to all employees, including Executives.

Fiscal Year 2021 Target Compensation Mix

Our key executive compensation guiding principle continues to be closely aligning the compensation of our Executives with the creation of long-term value for our stockholders by tying a significant portion of Executives' total target direct compensation opportunity to Company performance. The following charts show the Fiscal Year 2021 total target direct compensation mix for our President and CEO, Mr. Shull, and the average total target direct compensation mix for our other NEOs, other than Mr. Hagerty, our former Interim CEO, and Ms. Huser, our former Chief Legal Officer, who did not serve through the end of Fiscal Year 2021, and Mr. Wiese, our Executive Vice President - Chief Revenue Officer, and Ms. Bodensteiner, our Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary, who joined the Company in January 2020 and October 2020, respectively, and were not included in the annual compensation planning process for Fiscal Year 2021.

For Fiscal Year 2021, the total target direct compensation(1) for our CEO was 66% performance-based and 89% at risk as shown below. Also, as shown below, approximately 59% of the total target direct compensation of our other NEOs, on average, was performance-based and 77% at risk. We consider compensation to be "at-risk" if vesting of shares is subject to the achievement of performance targets or the value received is dependent on our stock price.

(1) Total target direct compensation includes: (i) 2021 base salary in effect at the end of Fiscal Year 2021; (ii) target 2021 annual cash bonus in effect at the end of Fiscal Year 2021; (iii) grant date fair value of PSUs granted during Fiscal Year 2021; and (iv) grant date fair value of RSUs granted during Fiscal Year 2021.

DETERMINING EXECUTIVE COMPENSATION

Role of the Leadership Development & Compensation Committee

The LD&C Committee reviews, approves and oversees all elements of Executive compensation with the assistance of senior management and the LD&C Committee's independent compensation consultant, Compensia. Each Committee member is an independent, non-employee director with experience managing executives and making executive compensation decisions.

The LD&C Committee believes compensation must be viewed holistically and, therefore, evaluates compensation in its totality. We refer to this as total direct compensation ("TDC"). The LD&C Committee compares the TDC for each Executive to the median of the range of TDC for executives in similar positions with similar responsibilities at comparable companies. Consistent with our strategy, when annual company-wide performance exceeds pre-established targets, our Executives generally earn greater than median pay and when performance falls below targets, they typically earn less. The LD&C Committee believes a program that enables greater than median compensation when performance exceeds pre-established targets supports its goal of increasing stockholder value.

In determining base salaries, annual and long-term incentive targets and all other elements of Executive compensation, the LD&C Committee relies on its experience and the combination of multiple factors, including our strategic business goals, compensation survey data, competitive market dynamics for talent and each Executive’s position, experience, level of responsibility, individual job performance, contributions to overall corporate performance, job tenure and future potential. The LD&C Committee works to ensure base to variable pay ratios are aligned to effectively drive stockholder value and does not set specific benchmarks for overall compensation or allocations between different elements and types of compensation.

Role of Our Stockholders

We value our relationships with our stockholders. All stockholders are welcome to submit suggestions regarding our governance, including our Executive compensation practices, to Poly, 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations, or by phone at 831-420-3002.

Annually, stockholders cast an advisory vote on our NEO compensation ("say-on-pay"). At our 2020 Annual Meeting of Stockholders, our say-on-pay proposal received approval of over 98.2% of the votes cast. This followed the say-on-pay vote at our 2019 Annual Meeting at which over 94.5% of the votes cast were also in favor. Based on our outreach and prior stockholder voting results, the LD&C Committee believes our stockholders strongly support our approach to NEO and Executive compensation.

Role of Management

The LD&C Committee conducts an annual review of Executive compensation to determine if changes are appropriate. As part of this process, our CEO, human resources personnel and other appropriate personnel provide the LD&C Committee with an assessment of each Executive's prior year performance against her or his specific performance objectives for the year and her or his influence on overall corporate performance.

Based on his assessments, together with information provided by our compensation consultant, our CEO recommends each Executive's compensation package and performance objectives for each fiscal year. Our CEO does not participate in any assessment of his own performance or make any recommendation with respect to his own compensation package.

    Following a review of management’s recommendations, the LD&C Committee approves the compensation recommendations for the Executives with modifications the LD&C Committee considers appropriate. The LD&C Committee may also adjust compensation for specific individuals at other times during the year as it deems advisable.

Role of Our Compensation Consultant

Our independent third-party compensation consultant, Compensia, provides information, analysis and advice regarding Executive compensation practices and reports directly to the chair of the LD&C Committee.

Our LD&C Committee considers a variety of factors when evaluating the capabilities and independence of compensation consultants including, the consultant's provision of other services to us, the fees paid or expected to be paid, the consultant's policies and procedures designed to prevent conflicts of interest, any business or personal relationships between members of the LD&C Committee or members of executive management and the consultant or its personnel, and whether the consultant or its personnel own any of our stock. For Fiscal Year 2021, the LD&C Committee determined there were no conflicts of interest with Compensia and that Compensia was independent.

At the LD&C Committee's direction, Compensia provided various services in connection with the Company's Fiscal Year 2021 Executive compensation including: (i) Peer Group analysis; (ii) advice on targets and funding metrics for our Executive compensation program; (iii) ongoing advice on the design of our annual cash-based Incentive Compensation Plan for Executives as well as non-Executive personnel and equity incentive plans generally; (iv) our executive compensation risk assessment and (v) information on Executive and non-employee director compensation including trends, developments and market practices in relevant areas including severance and change of control practices.

A Compensia representative attended a majority of the meetings and executive sessions of the LD&C Committee in Fiscal Year 2021. Additionally, its personnel contacted our employees for information and assistance necessary to fulfill its assignments and provide reports and presentations to and on behalf of the LD&C Committee to our Executives and other employees. All decisions concerning the amount or form of Executive compensation are made by the LD&C Committee alone or in conjunction with our Board.

Executive Compensation Market Analysis

For purposes of assessing our Executive compensation against the competitive market, our LD&C Committee reviews and considers the compensation levels and practices of a select group of peer companies. Generally in February of each year, the LD&C Committee reviews our compensation peer group and makes adjustments to its composition as warranted, taking into account changes in both our business and the businesses of the companies in the peer group. For Fiscal Year 2021, the Company modified the peer group previously used for fiscal year 2020 to benchmark our Executive pay ("Peer Group") to better align the Company's current revenue and market capitalization with that of the new Peer Group. Specifically, one acquired company and seven companies over 10x the market cap of the Company were removed, while six falling between 4x-10x our market cap were retained to maintain some consistency in the Peer Group and to limit year-over-year variances in market data. Other companies were added who met the criteria discussed below.

In selecting the Peer Group, the LD&C Committee approved relevant metrics proposed by Compensia to establish a group of like companies based on key factors such as industry comparability, revenue and revenue growth, market capitalization, profitability, headcount, and location. For Fiscal Year 2021, Compensia recommended, and the LD&C Committee considered as potential peers, U.S.-based public companies primarily in the technology hardware and equipment fields, particularly communication equipment entities, along with software companies, primarily systems, application or internet/services, and secondary industries to include semiconductors and semiconductor equipment and consumer durables, with a focus on consumer electronics. Other Peer Group selection criteria included: (i) consistency with prior periods, such as whether we included a company in our prior fiscal year Peer Group; (ii) whether a company had positive net income in the prior year; and (iii) whether the company was headquartered in the San Francisco Bay Area. Based on Compensia's summary, the LD&C Committee approved several changes from the Fiscal Year 2020 peer group. The 18 publicly-traded companies that comprise the Fiscal Year 2021 Peer Group have a focus in the technology, hardware, communications equipment, application and systems software with annual revenues between $1.0 billion and $4.4 billion and market capitalization between $635 million and $8.4 billion, with the Company positioned at the 61st percentile on a revenue basis and at the 15th percentile on market capitalization. The Fiscal Year 2021 Peer Group companies are:

Avaya Holdings	BlackBerry Limited	Coherent	Dolby Laboratories
EchoStar	Extreme Networks	F5 Networks	GoPro
Juniper Networks	Logitech International	Nuance Communications	Infinera
NETGEAR	OSI Systems	Teradata	Sonos
Verint Systems	Viasat

For Executive compensation comparisons, Compensia provided data from the most recently reported proxy statements and SEC filings of the selected Peer Group companies. Because proxy statements and SEC filings are generally limited to each company's five most highly compensated executives, sufficient publicly available data is not available for all our Executives. Therefore, as an additional resource, Compenisa provided applicable compensation data for similar executives at companies in the high technology industry with revenue ranging between $1.5 and $2.99 billion as reported in The Radford Global Technology Survey (the "Radford Survey"). This market data was then used as a reference point for the LD&C Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

Key Executive Compensation Elements for Fiscal Year 2021

Base Salaries

Base salaries are the basis of our Executive compensation program, establishing a fixed base level of cash compensation for each Executive. Base salaries are intended to reflect the LD&C Committee's assessment of each Executive's: (i) functional role and responsibilities as they relate to organizational success; (ii) ability to fulfill her or his primary responsibilities; (iii) past performance and future potential; (iv) tenure; and (v) succession and retention considerations. Base salaries are also the foundation for determining bonuses under our annual variable cash ICP. We use annual base salaries to provide meaningful, but appropriate, fixed compensation to all of our employees, including our Executives.

Base salaries are typically fixed upon hire or promotion and thereafter reassessed annually. Our LD&C Committee evaluates the base salaries of our Executives against the median of the range of salaries for executives in similar positions at Peer Group companies to ensure that our Executives' salaries are consistent and competitive; however, the LD&C Committee does not target a specific percentile when setting compensation levels. Our LD&C Committee considers the benchmark data along with the factors noted above and the recommendations by our the LD&C Committee's independent compensation consultant, and for all but themselves, the recommendations of our CEO and Chief Human Resources Officer, in setting the base salaries of our Executives,

Except as noted below, the Committee approved the following Fiscal Year 2021 base salaries on May 6, 2020. Taking into account our fiscal year 2020 business performance and the near-term business environment, no salary increases were awarded.

	Fiscal Year 2021 Base Salary	Fiscal Year 2020 Base Salary
Name
Robert Hagerty (1)	$800,000	$800,000
David M. Shull (2)	800,000	N/A
Charles Boynton	493,200	493,200
Lisa Bodensteiner (3)	425,000	N/A
Carl Wiese	500,000	500,000
Tom Puorro	458,000	458,000
Mary Huser (4)	458,000	458,000

(1)    Mr. Hagerty served as Interim CEO from February 2020 to September 8, 2020. Actual pro-rated amount paid was $360,000. For more information, see "Summary Compensation Table" below.

(2)    Mr. Shull commenced his employment with the Company as President and CEO in September 2020. In determining his compensation, the LD&C Committee followed the same processes outlined above for determining executive compensation, including a review of the median of the range of salaries for executives in similar positions at Peer Group companies and the compensation of our other Executives.

(3)    Ms. Bodensteiner commenced her employment with the Company in October 2020. In determining her compensation, the LD&C Committee followed the same processes outlined above for determining executive compensation, including a review of the median range of salaries for executives in similar positions at Peer Group companies and the compensation of our other Executives.

(4)    Ms. Huser resigned on August 14, 2020. Actual pro-rated amount paid was $176,754. For more information, see "Summary Compensation Table" below.

Annual Incentive Plans (Bonus)

The LD&C Committee believes that incentives based on attaining or exceeding established financial targets properly align the interests of our Executive with the interests of the stockholders. We use annual incentive cash compensation at reasonable levels to reward short-term performance of our Executives, while focusing their attention on initiatives and actions believed to be important for achievement of our longer-term strategic goals. Our LD&C Committee establishes incentive compensation to reward Company-wide versus individual performance objectives by linking cash bonus awards to specific financial performance targets.

Our President and CEO and each other NEO, including our former CEO Mr. Hagerty, participated in the Company ICP in Fiscal Year 2021. The ICP provides all eligible employees, including our Executives, with an opportunity to receive earn cash bonuses against our Fiscal Year 2021 financial performance targets.

The LD&C Committee, and in the case of the other NEOs (other than the CEO) in consultation with our CEO, determines each of these target bonus percentages based on their assessment of the impact each position has on the Company’s performance and compensation data from the Radford Survey and our Peer Group companies provided by the independent compensation consultant. The LD&C Committee, in its sole discretion, may apply an individual performance adjustment factor to determine the amount an individual receives as a bonus under the ICP. Any discretionary adjustment for the CEO is determined by the LD&C Committee in its sole discretion. Any discretionary adjustment for other Executives may be recommended by the CEO, subject to approval by the LD&C Committee. Actual bonuses paid to individual Executives could be above or below their respective target amounts, subject to the maximum allowed under the ICP.

For Fiscal Year 2021, the target total cash compensation (base salary plus the target bonus) of our Executives was generally set at or near the 50th percentile range of the target total cash compensation for comparable executive officers at the Peer Group companies. The cash incentive bonus payout structure was revised for Fiscal Year 2021, with 50% paid quarterly and 50% paid annually, if and to the extent earned, to attract and retain key talent during the unpredictable impact of COVID-19 on Company operations, reward employees more frequently and provide focus on critical business deliverables at a time of market volatility/uncertainty. However, the performance levels required to earn payouts were not modified in response to the impact of COVID-19.
Fiscal Year 2021 Annual Incentive Funding

For Fiscal Year 2021, 50% of the annual incentive was based on the Company achieving target non-GAAP net revenue and non-GAAP EBITDA (earnings before interest, taxes, depreciation and amortization) for the year. The remaining 50% was based on the Company achieving target non-GAAP EBITDA for each quarter. The focus on revenue growth balanced by the EBITDA targets ensures that the Company appropriately manages operating risks, avoids excessive risk-taking, and maintains its gross margin and operating margin targets. The Company believes these targets appropriately reflect and address the interests of our stockholders and promote the Company’s business strategies and objectives and should continue to be key components of the Company’s Executive ICP.

Each target is determined by the LD&C Committee. No quarterly incentives will be paid for results that fall below 75% of an applicable target. The quarterly cash incentive is paid on a linear basis at or above 75% of the targeted goals. Results must exceed 100% for the total cash incentive bonus to be paid over 100%, with a cap at 200%.

If the annual incentive is funded, payment under the ICP is based on the level of achievement of the performance goals set forth in the table below:

		Quarterly Corporate Performance Goals
Fiscal Year 2021 Funding Metrics	Weight	Threshold	Target	Maximum
Quarter One Non-GAAP EBITDA(1)	12.5%	$39.5M	$52.7M	$65.9M
Quarter Two Non-GAAP EBITDA(1)	12.5%	55.4M	73.9M	92.3M
Quarter Three Non-GAAP EBITDA(1)(2)	12.5%	63.7M	85.3M - 93.6M	116.5M
Quarter Four Non-GAAP EBITDA(2)	12.5%	56.2M	74.9M - 79.9M	99.4M
Total	50%
(1) EBITDA targets exclude the cost of the short-term incentive program.
(2) Achievement zone – 100% payout between endpoints.

The table below shows actual results for the quarterly performance results achieved under the ICP for Executives in Fiscal Year 2021:

ICP Performance to Funding Metrics	% Funded	Weight	Weighted Score (1)
Quarter One Non-GAAP EBITDA(1)	132.8%	12.5%	16.6%
Quarter Two Non-GAAP EBITDA(1)	119.1%	12.5%	14.8%
Quarter Three Non-GAAP EBITDA(1)	200.0%	12.5%	25.0%
Quarter Four Non-GAAP EBITDA	128.4%	12.5%	16.0%
Fiscal Year 2021 Quarterly Bonus Pool Funding		50.0%	72.4%

(1) EBITDA targets exclude the cost of the short-term incentive program.

Annually, the LD&C Committee sets the total potential amount payable as bonuses to Executives under the ICP ("Corporate Bonus Funding"). The amount of the bonus funding is based on achieving or surpassing threshold corporate-wide performance goals which the LD&C Committee set in May 2020. As discussed above, for Fiscal Year 2021, despite the uncertainty due to COVID-19, the LD&C Committee did not make any modifications to the ICP performance goals or targets.

If the cash bonus is funded, payment under the ICP of actual Executive bonuses is based on the level of achievement of the Corporate Performance Goals set forth in the table below and the LD&C Committee's exercise of discretion.

		Annual Corporate Performance Goals
Fiscal Year 2021 Funding Metrics	Weight	Threshold	Target	Maximum
Annual Non-GAAP Net Revenue	25%	$1.40B	$1.65B	$1.90B
Annual Non-GAAP EBITDA	25%	243M	324M	405M
Total	50%

The funding metrics are defined as follows:

•"Non-GAAP Net Revenue," means revenue earned from sales of all our products to the business and consumer markets, net of any deductions such as discounts, returns or other adjustments that need to be taken against that revenue, as adjusted to exclude the impact of fair value purchase accounting adjustments related to deferred revenue recorded in connection with the acquisition of Polycom on July 2, 2018.

•"Non-GAAP EBITDA" means our Earnings Before Interest, Taxation, Depreciation and Amortization. Non-GAAP EBITDA measures our overall success in generating the earnings which can then be used to fuel our growth. For the purpose of the ICP, Non-GAAP EBITDA is defined as our EBITDA, excluding funding of the ICP.

The LD&C Committee selected Non-GAAP Net Revenue, and Non-GAAP EBITDA as the criteria for Fiscal Year 2021 Annual Corporate Bonus Funding because it believes achievement of these goals is critical to the development of our business and aligned with the interests of our stockholders. A reconciliation of these non-GAAP financial measures to the relevant GAAP financial measures is included in Appendix E.

When setting the funding metrics and weighting for threshold, target and maximum amounts for Corporate Bonus Funding, the LD&C Committee takes into account a range of factors including historical performance, our fiscal year business plan, likelihood of increasing stockholder value, and other external market factors. Under the ICP, if the threshold goal is not achieved for a metric, no bonus funds are allocated to the bonus pool for that metric. For the ICP, increasingly larger amounts are allocated to the pool for achievement between the threshold and maximum performance goals.

Funding of the ICP was based on achievement of each metric as summarized in the following table:

Achievement of Funding Metric	ICP Funding Percentage
Less than threshold	0%
Threshold to target	25%-99%
Target to maximum	100%-199%
Maximum and above	200%

The table below shows actual corporate results for the ICP Annual Corporate Bonus Funding for Executives in Fiscal Year 2021:

ICP Performance to Funding Metrics	% Funded	Weight	Weighted Score (1)
Annual Non-GAAP Net Revenue	133.3%	25%	33.3%
Annual Non-GAAP EBITDA	131.8%	25%	32.9%
Fiscal Year 2021 Annual Bonus Funding		50%	66.2%

(1)    Weighting of each of the Funding Metrics was calculated independently.

Bonus Plans Achievement Goals and Funding

Payment of the bonus amounts under the ICP in Fiscal Year 2021 was based on the base salary and specific performance goals established for each Executive. The formula for computing annual bonus payouts under the ICP is as follows:

Base Salary	x	Target Bonus Percentage (% of Base Salary)	x	The sum of: (a) Payout Percentages of the Quarterly Non-GAAP EBITDA goals (50%) (b) Payout Percentage of the Non-GAAP Net Revenue goal (25%) + (c) Payout Percentage for the Non-GAAP EBITDA goal (25%) +	x	Committee- approved Individual Performance Adjustment Factor	=	Bonus Earned ($)

The Fiscal Year 2021 ICP provided (i) 100% of each Executive's bonus target was based on achievement of the Non-GAAP Net Revenue and Non-GAAP EBITDA; and (ii) the LD&C Committee had the sole discretion to adjust the actual amount payable to each Executive to a different amount than what would be paid under the above formula, provided that the actual bonuses could never exceed the Corporate Pool Funding. No adjustment was made by the LD&C Committee for any Executive for Fiscal Year 2021.

Target Bonus Percentages

In the first quarter of each fiscal year, the LD&C Committee approves a target bonus for each eligible Executive. Each Executive's target bonus is expressed as a percentage of his or her annual base salary. When establishing target bonus percentages, the LD&C Committee examined the median of the range of target bonus percentages of executives in similar positions with similar responsibilities at Peer Group companies; however, the LD&C Committee also used its own judgment to determine the appropriate target bonus percentages for each Executive, with the percentage increasing based on job scope and responsibilities and market references. Under the terms of the ICP, in the case of individuals who are promoted or otherwise given increased pay or responsibility during the performance period, target bonuses are calculated using their annual base pay and target percentage at the end of the applicable fiscal year.

The NEO target bonus percentages for Fiscal Year 2021 were as follows:

Fiscal Year 2021 Target Bonus (% of Annual Base Salary)
Name
Robert Hagerty(1)	100%
Dave Shull	125%
Charles Boynton	80%
Lisa Bodensteiner	70%
Carl Wiese	100%
Tom Puorro	75%
Mary Huser (2)	70%

(1) Mr. Hagerty was eligible for an additional bonus of $400,000, at target performance, to the extent earned, payable within 30 days following his actual termination of employment ("Separation Date"). The bonus for Mr. Hagerty was based on hiring a new CEO and assisting with the transition of that person into the role, stabilizing the organization, managing inventory, and establishing a sell through approach to enhance our business and customer relationships. The LD&C Committee evaluated Mr. Hagerty’s performance at the time he ceased his employment as Interim CEO and determined that he had earned a bonus in the amount of $532,000, which included the quarterly bonuses earned, and paid to all Executives, including Mr. Hagerty, for the first and second quarters of Fiscal Year 2021. See the section entitled "Fiscal Year 2021 Executive Bonuses" for more information.

(2) Ms. Huser terminated employment on August 14, 2020 and received a lump-sum cash payment in the amount of $442,520 bonus paid through the date of her termination. See the section entitled "Ms. Huser's Severance and Release" below.

Fiscal Year 2021 Executive Bonuses

The tables that follow illustrate the Fiscal Year 2021 targeted and actual bonuses paid for the NEOs under the ICP. Additionally, within the limits of the aggregate bonus funding approved by the LD&C Committee, the Committee retained discretion to adjust individual awards from the lower of 0% up to a maximum of 200% of an individual's target bonus, consistent with the terms of the ICP, based on the Committee's evaluation of each individual's performance. No such discretion was exercised for any of our NEOs and the Fiscal Year 2021 bonuses paid to all NEOs were solely based upon achievement of the Company's financial performance metrics indicated below. Also, a portion of Mr. Hagerty's bonus paid for Fiscal Year 2021 while serving in the role of Interim CEO was based on the achievement of different performance criteria as more fully described under the sections entitles "Annual Bonus Incentive - Target Bonus Percentages" above and "Mr. Hagerty's Employment Agreement" below.

For each of the NEOs, their "Weighted Scores" (as reflected in the tables above under the section entitled Bonus Pool Amount and Fiscal Year 2021 Funding) were based on the funding metrics established at the beginning of Fiscal Year 2021 and for each quarterly performance period. The total bonus payout for each NEO was based on the terms of the Fiscal Year 2021 ICP, namely their individual target bonuses times the corporate funding achievement percent.

Dave Shull

Mr. Shull's Fiscal Year 2021 ICP and actual performance were as follows:

Performance Metric	Basis of Performance Metric	Target	% Funded	Weight	Weighted Score	Payout
Q1 Non-GAAP EBITDA	Consolidated	$52.7M	132.8%	12.5%	16.6%	$—
Q2 Non-GAAP EBITDA	Consolidated	73.9M	119.1%	12.5%	14.8%	31,429
Q3 Non-GAAP EBITDA	Consolidated	85.3M-93.6M	200.0%	12.5%	25.0%	250,000
Q4 Non-GAAP EBITDA	Consolidated	74.9M-79.9M	128.4%	12.5%	16.0%	160,500
Fiscal Year 2021 Non-GAAP EBITDA	Consolidated	324M	131.8%	25.0%	32.9%	371,709
Fiscal Year 2021 Net Revenue	Consolidated	1.65B	133.3%	25.0%	33.3%
Total				100.0%		$813,638

Mr. Shull's total target bonus for Fiscal Year 2021 was $567,123. Mr. Shull's actual bonus payout was $813,638, or 151.5% of individual target. Mr. Shull did not join the Company until Q2 and therefore did not receive a quarterly payout for Q1.

Charles Boynton

Mr. Boynton's Fiscal Year 2021 ICP and actual performance were as follows:

Performance Metric	Basis of Performance Metric	Target	% Funded	Weight	Weighted Score	Payout
Q1 Non-GAAP EBITDA	Consolidated	$52.7M	132.8%	12.5%	16.6%	$65,497
Q2 Non-GAAP EBITDA	Consolidated	73.9M	119.1%	12.5%	14.8%	58,741
Q3 Non-GAAP EBITDA	Consolidated	85.3M-93.6M	200.0%	12.5%	25.0%	98,640
Q4 Non-GAAP EBITDA	Consolidated	74.9M-79.9M	128.4%	12.5%	16.0%	63,327
Fiscal Year 2021 Non-GAAP EBITDA	Consolidated	324M	131.8%	25.0%	32.9%	261,594
Fiscal Year 2021 Net Revenue	Consolidated	1.65B	133.3%	25.0%	33.3%
Total				100.0%		$547,799

Mr. Boynton's total target bonus for Fiscal Year 2021 was $394,560. Mr. Boynton's actual bonus payout was $547,799, or 138.8% of individual target.

Lisa Bodensteiner

Ms. Bodensteiner's Fiscal Year 2021 ICP and actual performance were as follows:

Performance Metric	Basis of Performance Metric	Target	% Funded	Weight	Weighted Score	Payout
Q1 Non-GAAP EBITDA	Consolidated	$52.7M	132.8%	12.5%	16.6%	$—
Q2 Non-GAAP EBITDA	Consolidated	73.9M	119.1%	12.5%	14.8%	—
Q3 Non-GAAP EBITDA	Consolidated	85.3M-93.6M	200.0%	12.5%	25.0%	47,931
Q4 Non-GAAP EBITDA	Consolidated	74.9M-79.9M	128.4%	12.5%	16.0%	47,749
Fiscal Year 2021 Non-GAAP EBITDA	Consolidated	324M	131.8%	25.0%	32.9%	82,938
Fiscal Year 2021 Net Revenue	Consolidated	1.65B	133.3%	25.0%	33.3%
Total				100.0%		$178,618

Ms. Bodensteiner's total target bonus for Fiscal Year 2021 was $126,336. Ms. Bodensteiner's actual bonus payout was $178,618, or 141.4% of individual target. Ms. Bodensteiner did not join the Company until Q3 and therefore did not receive a quarterly payout for Q1 or Q2.

Carl Wiese

Mr. Wiese's Fiscal Year 2021 ICP and actual performance were as follows:

Performance Metric	Basis of Performance Metric	Target	% Funded	Weight	Weighted Score	Payout
Q1 Non-GAAP EBITDA	Consolidated	$52.7M	132.8%	12.5%	16.6%	$83,001
Q2 Non-GAAP EBITDA	Consolidated	73.9M	119.1%	12.5%	14.8%	74,438
Q3 Non-GAAP EBITDA	Consolidated	85.3M-93.6M	200.0%	12.5%	25.0%	125,000
Q4 Non-GAAP EBITDA	Consolidated	74.9M-79.9M	128.4%	12.5%	16.0%	80,250
Fiscal Year 2021 Non-GAAP EBITDA	Consolidated	324M	131.8%	25.0%	32.9%	331,500
Fiscal Year 2021 Net Revenue	Consolidated	1.65B	133.3%	25.0%	33.3%
Total				100.0%		$694,189

Mr. Wiese's total target bonus for Fiscal Year 2021 was $500,000. Mr. Wiese's actual bonus payout was $694,189, or 138.8% of individual target.

Tom Puorro

Mr. Puorro's Fiscal Year 2021 ICP and actual performance were as follows:

Performance Metric	Basis of Performance Metric	Target	% Funded	Weight	Weighted Score	Payout
Q1 Non-GAAP EBITDA	Consolidated	$52.7M	132.8%	12.5%	16.6%	$57,022
Q2 Non-GAAP EBITDA	Consolidated	73.9M	119.1%	12.5%	14.8%	51,139
Q3 Non-GAAP EBITDA	Consolidated	85.3M-93.6M	200.0%	12.5%	25.0%	85,875
Q4 Non-GAAP EBITDA	Consolidated	74.9M-79.9M	128.4%	12.5%	16.0%	55,132
Fiscal Year 2021 Non-GAAP EBITDA	Consolidated	324M	131.8%	25.0%	32.9%	227,741
Fiscal Year 2021 Net Revenue	Consolidated	1.65B	133.3%	25.0%	33.3%
Total				100.0%		$476,909

Mr. Puorro's total target bonus for Fiscal Year 2021 was $343,500. Mr. Puorro's actual bonus payout was $476,909, or 138.8% of individual target.

Equity Incentive Awards

We offer equity awards to our Executives to encourage achievement of corporate objectives for the long-term benefit of the Company and our stockholders. Our LD&C Committee views long-term equity-based compensation as a critical component of the overall Executive compensation program to:
•Strengthen the link among our financial performance, stockholder value and long-term incentive compensation;
•Promote increased equity ownership by our Executives;
•Encourage Executive retention through the use of multiple-year vesting periods;
•Encouraging our Executives to deliver superior financial results, with 70% of their equity granted in the form of PSUs which can vest up to 200% for exceeding target goals: and
•Providing competitive levels of total compensation to our Executives.

The LD&C Committee may approve grants to Executives after consideration of a variety of factors including:
•Equity granted to executives in similar jobs at comparable companies;
•An Executive's scope of responsibilities and actual performance;
•Input from our CEO (other than with respect to the CEO's equity awards) and the LD&C Committee's independent compensation consultant; and
•The potential for particular Executives to influence our long-term growth and profitability.

Review and Approval Process for Equity Awards

Typically, in the first quarter of a fiscal year, our CEO and our Chief Human Resources Officer provide the LD&C Committee with an assessment of each Executive's prior year's performance, other than his or her own. The CEO also provides an assessment of how each of the other Executives influenced overall corporate performance. Together with information provided by the LD&C Committee's compensation consultants, the CEO recommends the types of equity grants and the value under each type for each Executive, other than himself. The LD&C Committee then makes the final decision as to the types of equity awards and establishes a target total value to be awarded to each Executive.

Performance Awards

Based on feedback from investors and to better align the interests of our Executives with those of our stockholders, starting in Fiscal Year 2018, the LD&C Committee began awarding PSUs in addition to time-based RSAs and RSUs. For the Fiscal Year 2021 PSUs, the LD&C Committee set a target and maximum value that each Executive could earn based on an annual comparison of the total stockholder return on our common stock against the iShares S&P North American Tech-Multimedia Networking Index ("Index"), an index the Committee determined appropriate to compare to the total stockholder return on our stock. The Index was selected based on (1) a comparable technology sector focus, (2) weighting which minimizes the potential disproportionate impact that large cap companies can have on overall performance and (3) minimizing volatility and reducing deviation from factors other than our own financial and corporate performance. The number of shares each Executive could earn at target and maximum is determined by dividing the values set by the LD&C Committee by the closing price of our common stock on the NYSE on the date of grant.

Fiscal Year 2021 Equity Incentive Award Design

Fiscal Year 2021 equity granted to senior leadership used only two LTI vehicles – RSUs and PSUs. The RSUs are time-based and vest over three years, one-third each year. The Executive must remain continuously employed with the Company during the year in which the RSUs and any PSUs vest before he/she vests in any of such awards for that year.

PSUs are earned based on achievement of pre-determined goals. For the Fiscal Year 2021 PSU program, a single measure was used, relative total stockholder return (rTSR). Actual performance is assessed after year one, year two and year three for the full three-year performance period (Fiscal Year 2021 – Fiscal Year 2023). The schedule shown below reflects potential payout percentages ranging from 0% to 200%. For year one, the payout is capped at 100%. For year two, the payout is capped at 150%. During year three, there is an opportunity to earn 200% of the target award for each tranche less any portion earned after the first and second measurement periods.

Company Performance Relative to the Median TSR of Index	Payout %
25% and Above	200%
0%	100%
Below -33.33%	0%

Executives can only earn above target if our TSR is positive. The maximum award that an Executive can receive for TSR achievement is 200% of target in year three.

Fiscal Year 2021 NEO Equity Awards

In developing Executive equity recommendations in Fiscal Year 2021, our former Interim CEO considered the following information upon which he based his recommendations to the LD&C Committee:

•The history of prior awards to our Executives (or if new to the role, that of such Executive's predecessor), the current and potential value of each of their vested and unvested holdings and each Executive's past performance, future contribution potential and other key compensation elements.
•The total pool of our common stock budgeted for all employee awards for Fiscal Year 2021, and the portion allocated to all Executives as a percentage of the total.
•Compensia's review of market-competitive compensation levels, as well as general market trends in equity grant practices.
•The historical grant levels and historical market data regarding equity awards for comparable jobs in similar companies.
•The anticipated current and future value of the equity awards.
•An appropriate split of the total number of shares awarded between varying types of equity awards. The actual split for each Executive was based on an evaluation of market practice, our former Interim CEO's assessment and recommendation (excluding his own), and the LD&C Committee's review and approval.

The LD&C Committee evaluated our former Interim CEO's recommendations and such other information it deemed appropriate, giving no particular weight to any factor, and made a subjective determination, after considering all of the relevant factors in aggregate, to approve the equity awards as set forth below. In evaluating equity awards for our new CEO, David M. Shull, the LD&C Committee considered, with the assistance of Compensia, factors similar to those above, but specific to the CEO position.

The equity awards granted to our NEOs during Fiscal Year 2021 were as follows:

Name	Value Set for Equity Awards in Fiscal Year 2021	% of Value as RSUs	% of Value as PSUs	RSU Shares Awarded	Target PSU Shares Awarded	Minimum Potential PSU Shares	Maximum Potential PSU Shares
David M. Shull (1)	$5,486,000	23%	77%	75,000	250,000	—	500,000
Robert Hagerty (2)	—	—%	—%	—	—	—	—
Charles Boynton (3)	1,500,759	30%	70%	34,300	80,000	—	160,000
Lisa Bodensteiner (1)	1,093,000	30%	70%	15,000	35,000	—	70,000
Tom Puorro (3)	1,313,099	30%	70%	30,000	70,000	—	140,000
Carl Wiese (4)	—	—%	—%	—	—	—	—
Mary Huser (3)(5)	749,723	30%	70%	17,100	40,000	—	80,000

(1)    The equity awards to Mr. Shull and Ms. Bodensteiner were made under our Inducement Plan on October 15, 2020 and November 16, 2020, respectively.
(2)    In accordance with our Outside Director Compensation Policy, Mr. Hagerty received an equity award on July 27, 2020 in his capacity as Chairman of the Board. See the "Non-Employee Director Compensation" table above.
(3)    The equity awards were granted on May 4, 2020. The number of shares that vest under a PSU varies based on the performance of our common stock. The maximum number of shares issuable on the third anniversary of the grant date of a PSU is 200% of the target amount identified in the table above. However, on the first anniversary of the date of grant, the maximum number of shares that may vest and be issued is one-third of the target amount. On the second anniversary of the date of grant, the maximum number of shares that may vest and be issued is 150% of one-third of the target amount.
(4)    Mr. Wiese did not receive equity awards in Fiscal Year 2021.
(5)    The awards granted to Ms. Huser terminated on August 14, 2020 when her employment with the Company ended, and 26,004 RSUs and 56,807 PSUs were forfeited.

The actual grant date values of equity awards are reported in the "Fiscal Year 2021 Summary Compensation Table" and Grants of Plan-Based Awards" tables, below.

Equity Vesting

In general, all RSUs and PSUs vest annually over three years subject to the continued employment of the Executive through the applicable vesting date, as further described in the "Grants of Plan-Based Awards" section of this Proxy Statement.

PSUs granted in Fiscal Year 2021 are eligible to be earned as follows:

Fiscal Year 2021 PSU Awards	% of Award Eligible to be Earned	Performance Criteria
First Measurement Period (Fiscal year 2021)	33%	Our total stockholder return compared to the median total stockholder return of the Index.
Second Measurement Period (Fiscal years 2021-2022)	Up to 150% of 33%	Our total stockholder return compared to the median total stockholder return of the Index. PSU's can only vest above target when our total stockholder return is positive.
Full Performance Period (Fiscal years 2021-2023)	Up to 200% of target, less any portion earned after the first and second measurement periods.	Our total stockholder return compared to the median total stockholder return of the Index. PSU's can only vest above target when our total stockholder return is positive.

For PSUs, vesting after each of the three periods is based on a comparison of the average closing prices, adjusted for dividends, of our common stock and the median of the Index, respectively, over the final 90 trading days of the applicable period against the average closing prices of our common stock and the median of the Index, respectively, over the 90 trading days ending on the first day of Fiscal Year 2021. For the Fiscal Year 2021 PSUs to vest at the maximum number of shares following the third year of the performance period (fiscal year 2023), the total stockholder return performance of our common stock from the beginning of Fiscal Year 2021 until the end of fiscal year 2023 would have to exceed the median total stockholder return performance of the Index by 25%, subject to our absolute total stockholder return being positive.

Fiscal Year 2019, Fiscal Year 2020 and Fiscal Year 2021 PSU Vesting

During Fiscal Year 2021, portions of the PSU awards granted in fiscal year 2019, fiscal year 2020, and Fiscal Year 2021 were eligible to be earned and vest. The tranches and the comparison of our total stockholder return to the median of the total stockholder return of the Index for the applicable periods are as follows:

Fiscal Year PSU	Period	% of Target PSUs Tied to Period	Our Annualized TSR	Index Annualized TSR	Actual TSR Performance Relative to Index (Growth Rate Delta)	PSUs Earned as a % of Target
2019	Full Performance Period (Fiscal Years 2019-2021)	100%	-34.98%	16.00%	-50.98%	0%
2020	Second Measurement Period (Fiscal Years 2020-2021)	33%	-17.96%	16.01%	-33.97%	0%
2021	First Measurement Period (Fiscal Year 2021)	33%	62.96%	17.33%	45.63%	100%

Based on the information in the table above, the LD&C Committee reviewed and confirmed on May 10, 2021, that no PSUs were earned under any of the PSUs granted in Fiscal Year 2019 and Fiscal Year 2020, and 100% of the first tranche of the PSUs granted in Fiscal Year 2021 were earned.
Benefits Programs

We provide various employee benefit programs on equal terms to our U.S. employees, including our Executives, which benefits include medical, dental, life and disability insurance, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our ESPP. In addition, we provide limited matching contributions to participants in our 401(k) plan, including to Executives who participate in the 401 (k) plan.

Perquisites

In addition to the standard benefits available to all employees, each Executive was eligible to participate in or receive reimbursement for the following additional perquisites in Fiscal Year 2021:

•Legal, Financial, Estate and Tax Planning/Preparation services reimbursement (at 75% reimbursement up to $2,000 per year)
•Business club membership reimbursement (up to $1,500 per year per membership) in business, travel or trade organizations, excluding social, luncheon, golf or athletic club memberships)
•Personal liability insurance reimbursement (up to $500 per year)
•Air travel amenities (i.e., upgrades on certain airlines based on committed volumes)

Furthermore, during Fiscal Year 2021, each Executive was eligible to participate in an executive physical program intended to encourage our Executives to engage in preventive medical care. Under the program, Executives may undergo physicals overseen by physicians which exams may include testing and consultations, as appropriate, based on each Executive’s medical situation.

The Company does not provide any gross-up for tax purposes for any of these perquisites.

The value of these additional benefits constitute only a small percentage of each NEO's TDC and the amounts are included in the "Summary Compensation Table" located below in this Proxy Statement.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan (“DCP”) which allows eligible employees, including our NEOs, to voluntarily defer receipt of some of their earned compensation on a pre-tax basis. The amounts deferred exceed the amounts they could otherwise defer under our 401(k) savings plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code. We maintained the DCP as a competitive practice to help attract and retain top talent, and we intend to re-evaluate it periodically. Due to its conservative design, we do not consider the DCP benefits material to any NEO’s overall compensation. During Fiscal Year 2021, none of the NEO's participated in the DCP. For more information concerning the DCP, please see the "Non-Qualified Deferred Compensation" table located below in this Proxy Statement.
Tax Considerations
When making Executive compensation decisions, the Committee considers the tax deductibility of the various compensation arrangements. Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to certain covered employees, generally including our NEOs, to $1 million in any year.
However, tax deductibility is not the primary factor in determining appropriate levels or modes of compensation. Since corporate objectives may not always coincide with tax deductibility requirements, we may, consistent with our compensation philosophy, approve programs under which payments are not fully deductible.

Clawback Policy

One of the objectives of our Executive compensation program is to make a substantial portion of Executive compensation dependent on the Company’s overall financial performance. In order to ensure that our Executives take full account of risks to the Company and its stockholders in their decision-making, and to reduce such risks wherever practicable, our LD&C Committee has the right to require any ICP participant to repay any bonus amounts paid if there is a material financial restatement of corporate results for any prior year which resulted in overpayment under the ICP. We have not had a financial restatement since the adoption of this policy. In the future, if we are required to restate our financial results for any prior year, the LD&C Committee will evaluate the facts and circumstances and may require repayment from Executives who received undue amounts as a result of material or negligent misrepresentation of financial results. Our right to recoupment expires, unless demand is made, three years following payment of an applicable bonus.

Effective June 4, 2021, our LD&C Committee extended our right to recoup incentive compensation to performance-based awards (including any cash-based incentive awards) to Executives (see the section entitled, "Proposal Three - Approval of the Amendment and Restatement of 2003 Stock Plan - Key Attributes" above for more information). Our recoupment right is in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities. Our actual ability to collect repayment, if legal under state and federal laws, may vary. It is not the Company’s policy to automatically require such recoupment in the case of a restatement of results (except for select Executive participants as may be required under various laws and regulations). However, the LD&C Committee will evaluate the facts and circumstances of each case and may require recoupment from the Executive who received undue awards based on a material and intentional or negligent misrepresentation of financial results. Our LD&C Committee will continue to review potential changes to these clawback provisions in light of any relevant developments, regulatory or otherwise.

Risk

We designed our compensation programs to avoid excessive risk, including the design, payment methodology, potential payment volatility, relationship to our financial results, length of performance period, risk mitigation features, performance measures and goals, oversight and controls, and plan features and values, in each case compared to market practices. The following are some of the features of our compensation programs intended to help us appropriately manage business risk:

•An assortment of vehicles for delivering compensation, both fixed and variable, short-term and long-term, including cash and equity, intended to focus our employees, including our Executives, on specific objectives that help us achieve our business plan in alignment with long-term stockholder interests;
•Diversification of incentive-related risk by employing a variety of performance measures;
•Weighting of the various performance measures to avoid excessive attention to achievement of one measure over another;
•Annual equity grants, so employees, including our Executives, always have unvested awards that could decrease significantly in value if our business is not managed for the long-term;
•Annual goals for bonuses are set to discourage short-term risk-taking;

•Potential repayment of unearned portions of bonuses and unvested PSUs in the event of material financial restatements;
•Stock ownership requirements to ensure that our Directors and Executives subject to such stock ownership policy are committed to long-term performance and sustained stock price growth; and
•Fixed maximum award levels for performance-based cash and equity awards.

Annually, with Compensia’s input and assistance, we conduct a risk assessment of our compensation policies and practices, including those relating to our Executive compensation program, and discuss the findings with the LD&C Committee. Based on this assessment, our LD&C Committee reviewed the potential effects of the various components of our compensation and benefits programs upon individual and collective behavior and, ultimately, upon our risk profile and our overall approach to risk management. Based on this review, our LD&C Committee believes that the Company’s Executive compensation programs are aligned with the interests of stockholders, appropriately reward pay for performance, and do not create incentives for inappropriate risk-taking by any of our employees, including Executives. Accordingly, the LD&C Committee determined in Fiscal Year 2021 that our Executive compensation policies and practices were not reasonably likely to have a material adverse effect on the Company.

Employment, Change of Control, Severance and Transition Agreements for Our NEOs

Employment Agreements

We have entered into an employment agreement with our former CEOs and with our current CEO, as well as severance and change of control agreements ("Change of Control Agreements") with our other NEOs, as described below.

Change of Control Agreements

To retain our Executives in the event of an acquisition, the LD&C Committee previously developed and approved Change of Control Agreements that provide for certain severance benefits in connection with material changes in our organization that customarily would impact their continuing employment. All of our Executives, including each of the NEOs (except for Mr. Hagerty, who entered into an employment agreement) enter into Change of Control Agreements. These agreements are double-trigger change of control agreements, meaning they provide for potential severance benefits in the event of a change of control and termination of the Executives as further described below under the section entitled "Change of Control Severance Agreements With Our NEOs Other than our Former Interim CEO". In entering into these Change of Control Agreements, the LD&C Committee's primary objective is to maintain the continued dedication and objectivity of our Executives for our benefit and the benefit of our stockholders, notwithstanding the possibility of an acquisition or other form of change of control. Further descriptions of the Change of Control Agreements with our NEOs (excluding our former Interim CEO, who did not have any change of control provisions in his employment agreement follow below).

Executive Employment and Severance Agreements

As noted previously, the LD&C Committee conducts an annual review of Executive compensation to determine if changes are appropriate. As part of its annual review, no modifications were made to our Executive severance arrangements.

Mr. Hagerty's Employment Agreement

In connection with Mr. Hagerty's appointment as Interim CEO in February 2020, we entered into an at-will letter agreement with Mr. Hagerty regarding the terms of his employment as the Company's Interim CEO, dated February 17, 2020 (the "Hagerty Employment Agreement") which terms were effective as of February 10, 2020 ("Start Date"). The Hagerty Employment Agreement remained in effect until the date that a permanent CEO commenced employment with the Company, unless otherwise agreed to in writing by the Company and Mr. Hagerty (the “Employment Term”). Effective September 8, 2020, upon Mr. Shull's appointment as successor CEO, Mr. Hagerty resigned and his employment terminated effective as of such date (“Separation Date”). A summary of the material terms and conditions of the Agreement follows:

•During the Employment Term, Mr. Hagerty’s annualized base salary was $800,000, payable in arrears from the Start Date in accordance with the Company’s standard payroll practices, less applicable tax withholdings, provided that if Mr. Hagerty’s Separation Date occurred prior to the three (3) month anniversary of the Start Date, he would receive an additional payment of $200,000, less applicable tax withholdings, less the amount of base salary (calculated on a pre-tax basis) that he received in the role of Interim CEO prior to the Separation Date.

•Mr. Hagerty also was eligible for an additional bonus of $400,000, at target performance, to the extent earned, payable within 30 days following his Separation Date. The bonus for Mr. Hagerty was based on hiring a new CEO and assisting with the transition of that person into the role, stabilizing the organization, managing inventory, and establishing a sell through approach so that we can enhance our business and customer relationships. The LD&C Committee evaluated Mr. Hagerty’s performance at the time he ceased his employment as Interim CEO and determined that Mr. Hagerty earned a bonus in the amount of $532,000, which included the quarterly bonuses earned, and paid to all Executives, including Mr. Hagerty, for the first and second quarters of Fiscal Year 2021.

•Upon approval by the LD&C Committee, Mr. Hagerty received an award of 45,000 RSUs that became eligible to vest as to 7,500 RSUs each month following the date of grant that Mr. Hagerty continued to serve as the Interim CEO; provided that if his Separation Date occurred prior to the three (3) month anniversary of the Start Date, he would become eligible to vest in an aggregate of 22,500 RSUs subject to the award. Any RSUs that were not eligible to vest as of the Separation Date would terminate and be canceled as of the Separation Date. The RSUs were granted on March 16, 2020, and vested and were settled on March 21, 2021, the 12-month anniversary of the award date. All vesting was subject to his continued service to the Company through the applicable vesting date (whether as an employee, member of the Board or otherwise).

Mr. Hagerty also was entitled to participate in those retirement, welfare and fringe benefits programs available to Executives of the Company generally, but only during the period during which he served as Interim CEO. Mr. Hagerty also entered into the standard forms of the Company’s indemnification and confidentiality and invention assignment agreements.
Mr. Shull's Employment Agreement

Mr. Shull was hired as Poly's CEO and President pursuant to the terms of an at-will offer letter dated September 8, 2020 (the "Shull Employment Agreement"), pursuant to which he received an initial annual base salary of $800,000 and was eligible under our ICP to receive and annual cash bonus award targeted 125% of his annual base salary, with a maximum bonus opportunity of 200% for outstanding performance, commencing with the Company’s Fiscal Year 2021, with any 2021 bonus subject to pro-ration based on Mr. Shull’s start date. In addition, Mr. Shull was given a $500,000 signing bonus which was paid on his first paycheck following his start date.

In addition, the LD&C Committee awarded Mr. Shull 75,000 RSUs, which were granted on October 15, 2020 having a grant date fair value of $1,266,000. The RSU award will vest in three equal annual installments on the last calendar day of the month following each anniversary of the Grant Date, subject to Mr. Shull’s continued employment through each vesting date. The LD&C Committee also awarded Mr. Shull 250,000 PSUs having a fair market value of $4,220,000. The performance period for the PSUs are aligned to the Company’s Fiscal Year 2021 targets for PSUs. The PSUs, if earned, will vest in three tranches, subject to attainment and subject to Mr. Shull’s continued employment with the Company through the applicable vesting date. The performance period for the PSUs began on the first day of the Company’s Fiscal Year 2021 and will end on the last day of the Company’s Fiscal Year 2023. The number of PSUs eligible to vest (or “eligible PSUs”) will be determined proportionally at the end of the Company’s Fiscal Years 2021, 2022 and 2023, and the number of eligible PSUs will be based on the performance criteria detailed in section "Compensation Discussion and Analysis - Equity Incentive Awards - Performance Awards" above.

Following his appointment, Mr. Shull entered into our standard Change of Control Agreement and standard Severance Agreements, each of which is described below.

Mr. Shull also entered into standard forms of Company indemnification and confidentiality and invention assignment agreements.

For more information about the bonuses and equity awards made to Messrs. Hagerty and Shull, see the sections entitled "Fiscal Year 2021 Executive Bonuses" and " Fiscal Year 2021 NEO Equity Awards" above and the "Grants of Plan Based Awards" below.

Change of Control and Severance Agreements With Our NEOs

We have entered into Change of Control Agreements and Severance Agreements with each of our NEOs other than our Former Interim CEO. The Change of Control Agreements contain "double-trigger" severance provisions as described below.

In general, the Change of Control Agreements provide that, if a "Change of Control" (as defined in the Change of Control Agreements) occurs, then 100% of the Executive's outstanding equity awards will vest according to the vesting schedule specified in the Plan. For PSUs, any unvested shares will be eligible to vest at the greater of (i) the comparison of the Company's total stockholder return as compared to the Index based on the price of our common stock on the day immediately prior to the Change of Control, and (ii) the target performance levels.

In addition, if the Executive's employment is terminated by us without "Cause" (as defined in the Change of Control Agreements) or by the Executive for "Good Reason" (as defined in the Change of Control Agreements) within 24 months after a Change of Control, then, subject to the Executive signing and not revoking a release of claims and continuing to comply with the terms of the Change of Control Agreement, the Executive is entitled to receive:

(a)    A lump-sum cash payment equal to the sum of 100% (200% in the case of our CEO and CFO) of the Executive's then current annual base salary immediately prior to the termination date or the change of control, whichever is greater;
(b)    The pro rata portion of the Executive's annual target incentive bonus each has earned but not yet been paid;
(c)    100% (200% in the case of our CEO and CFO) of the Executive's annual target incentive bonus for the year in which the severance payment is triggered;
(d)    A lump sum cash payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue her or his group health coverage as in effect on the date of termination for the Executive and her or his eligible dependents, multiplied by 24, which payment will be made regardless of whether the Executive elects COBRA continuation coverage; and
(e)    Full vesting of the Executive's equity awards to the extent outstanding on the termination date and not otherwise vested.

“Change of Control” is defined in the Change of Control Agreements generally as the occurrence of any of the following events (if such event qualifies as a “change in control” under Code Section 409A): (1) any person or group acquires more than 50% of the total voting power of our stock, except for a private financing that is approved by our Board; (2) a majority of our Board is replaced within a 12 month period by directors whose appointment or election is not endorsed by a majority of our Board; or (3) any person or group acquires 50% or more of our assets.

“Cause” is defined in the Change of Control Agreements generally as (1) willfully failing, after receipt of a written warning, to comply with applicable policies and practices or follow reasonable instructions from a supervisor; (2) engaging in willful misconduct which is demonstrably and materially injurious the Company; (3) committing a felony, fraud, or misappropriation of property belonging to us; or (4) materially breaching the terms of the Change of Control Agreement or an employee patent, secrecy and invention agreement.

“Good Reason” is defined in the Change of Control Agreements generally as a termination of employment following the expiration of a 30-day cure period after one or more of the following occurs: (1) a material reduction in base compensation that does not apply generally to all similarly situated executives; (2) a change in position, titles, duties or responsibilities from prior to the Change of Control, (3) certain changes in authority, duties or responsibilities that result in a material diminution of authority, duties, or responsibilities; (4) a material change in the location at which the Executive must perform services; or (5) a failure to obtain the assumption of the Change of Control Agreement by a successor or acquirer.

The Change of Control Agreements also contain provisions designed to provide each Executive the greatest amount of benefits after taking into account taxes that may be payable under Section 4999 of the Code if any of the benefits constitute "parachute payments" under Section 280G of the Internal Revenue Code.

The Change of Control Agreements provide that cash severance benefits will be payable following the Executive's "separation from service" with us within the meaning of Section 409A of the Code and that such payments may be subject to a six-month delay period if required under Section 409A.

Under our Severance Agreements, if the Executive’s employment is terminated without "Cause" (as defined in the Severance Agreements), and if such termination does not occur in the 24-month period following a "Change of Control" (as defined in the Severance Agreements), then subject to the individual signing and not revoking a release of claims with us, she or he will receive the following:

•Continuing payments of severance pay at a rate equal to their then-current base salary for a period of 12 months (18 months in the case of our CEO and CFO);
•100% of their target bonus as in effect for the fiscal year in which such termination occurs; and
•If each elects continuation coverage pursuant to COBRA for themselves and their eligible dependents, we will reimburse them for the COBRA premiums for such coverage for up to 12 months (18 months in the case of our CEO and CFO) and provide 12 months’ (18 months' in the case of our CEO and CFO) outplacement assistance.

“Cause” and "Change of Control" generally have the same meanings in the Severance Agreements as in the Change of Control Agreements.

The agreements with our Executives do not provide for compensation or benefits if they terminate their employment voluntarily or we terminate their employment for Cause. With the exception of Ms. Huser, whose employment terminated on August 14, 2020, for Ms. Bodensteiner and Messrs. Shull, Boynton, Puorro and Wiese, the following table shows the potential payments upon termination not in connection with a Change of Control or within 24 months of a Change of Control if either had occurred on April 3, 2021:

Name	Executive Compensation and Benefits Upon Separation	Termination Absent Change in Control		Termination Without Cause or for Good Reason After Change in Control or within 24 Months of a Change in Control
David Shull	Compensation	$2,200,000	(1)	$4,225,000	(5)
	Benefits	60,670	(2)	80,893	(6)
Charles Boynton	Compensation	1,134,360	(1)	2,022,120	(5)
	Benefits	71,801	(2)	65,735	(6)
Lisa Bodensteiner	Compensation	722,500	(3)	908,438	(7)
	Benefits	47,868	(4)	65,735	(6)
Tom Puorro	Compensation	801,500	(3)	1,016,188	(7)
	Benefits	43,655	(4)	57,311	(6)
Carl Wiese	Compensation	1,000,000	(3)	1,312,500	(7)
	Benefits	26,700	(4)	23,400	(6)

(1)Composed of (i) 150% of annual base salary and (ii) 100% of the annual target incentive bonus for the year in which the severance payment is triggered.
(2)Composed of (i) 18 months of estimated benefits amounts based on certain employee medical benefit elections in Fiscal Year 2021 and (ii) outplacement costs in Fiscal Year 2021.
(3)Composed of (i) 100% of annual base salary and (ii) 100% of the annual target Bonus for the year in which the severance payment is triggered.
(4)Composed of (i) 12 months of estimated benefits amounts based on certain employee medical benefit elections in Fiscal Year 2021 and (ii) outplacement costs in Fiscal Year 2021.
(5)Composed of (i) 200% of annual base salary, (ii) that pro rata portion of the annual target incentive bonus earned but not yet been paid, and (iii) 200% of the annual target incentive bonus for the year in which the severance payment is triggered.
(6)Composed of 24 months of estimated benefits amounts based on certain employee medical benefit elections in Fiscal Year 2021.
(7)Composed of (i) 100% of annual base salary, (ii) that pro rata portion of the annual target incentive bonus earned but not yet been paid, and (iii) 100% of the annual target incentive bonus for the year in which the severance payment is triggered.

Accelerated Equity Vesting Upon Termination or Change of Control

The table below shows the potential value of accelerated vesting of outstanding equity awards held by our NEOs, other than Mr. Hagerty and Ms. Huser, had their employment terminated on April 3, 2021, within 24 months of a Change in Control.

Name	Number of Stock Options Shares Vesting	Value of Stock Option Shares Vesting (1)	Number of RSU and PSU Shares Vesting	Value of RSU and PSU Shares Vesting (2)	Total Value of Equity on Change of Control
David M. Shull	—	$—	325,000	$13,107,250	$13,107,250
Charles Boynton	—	—	182,243	7,349,860	7,349,860
Lisa Bodensteiner	—	—	50,000	2,016,500	2,016,500
Tom Puorro	—	—	162,337	6,547,051	6,547,051
Carl Wiese	—	—	73,768	2,975,063	2,975,063
(1)     As of April 1, 2021 there were no longer any outstanding stock options held by our NEOs.
(2)    The value is calculated by multiplying the number of unvested shares by our common stock price of $40.33 on April 1, 2021.

Mr. Puorro's Severance and Release

In connection with the mutual determination to terminate his role as the Company's Executive Vice President, General Manager, Products, Mr. Puorro and the Company agreed that Mr. Puorro would transition out of the Company with his last day to be on June 15, 2021 (the "Separation Date"). Pursuant to the Company's standard form of executive severance agreement entered into on May 14, 2019 with all then current Executives, including Mr. Puorro, Mr. Puorro will receive the following severance benefits in exchange for entering into the Company’s standard severance and release agreement:
•Base salary of 12 months;
•100% of target bonus in effect for Fiscal Year 2022; and
•If he elects, reimbursement for the amount of COBRA coverage to Mr. Puorro and his eligible dependents, to the extent required by the American Rescue Plan Act of 2021 (“ARPA”) (which currently applies to periods of eligible COBRA coverage beginning on or after April 1, 2021 and ending September 30, 2021) for the greater of: (a) the period of time required under the ARPA; or (b) a cumulative total (including without limitation any entitlements under the ARPA) of twelve (12) months from the Separation Date (calculated from the first day of the month following his Separation Date) or until such earlier date on which Mr. Puorro becomes eligible for health coverage from another employer.

Mr. Puorro will not receive any equity awards for Fiscal Year 2022 and any equity awards that remain unvested on the Separation Date will be forfeited.

Ms. Huser's Severance and Release

In connection with the mutual determination to terminate her role as the Company's Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary, Ms. Huser and the Company entered into a letter agreement dated August 14, 2020 providing for severance benefits consistent with the executive severance policy put into effect on May 14, 2019 previously discussed in an amount equal to the following:
•A lump-sum cash payment equal to $442,520
•If she elected, reimbursement for the amount of COBRA premiums for 12 months or until such earlier date on which
Ms. Huser became eligible for health coverage from another employer; and
•12 months of standard outplacement assistance.

FISCAL YEAR 2021 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by us for Fiscal Years 2021, 2020 and 2019 to the NEOs. For a narrative description of our compensation philosophy and compensation elements, see the section "Compensation Discussion and Analysis" above.

Name and Principal Position	Fiscal Year	Salary (1)	Bonus	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
David M. Shull (5)	2021	$443,077	$—	$7,565,189	$813,638	$544,087	$9,365,991
President and CEO	2020	N/A	N/A	N/A	N/A	N/A	N/A
	2019	N/A	N/A	N/A	N/A	N/A	N/A
Robert Hagerty (5)	2021	360,000		199,981	532,000	19,515	1,111,496
Chairman and Former Interim CEO	2020	179,882	—	479,879	—	4,672	664,433
	2019	N/A	N/A	N/A	N/A	N/A	N/A
Charles Boynton (6)	2021	493,200	—	1,961,837	547,799	25,078	3,027,914
Executive Vice President and CFO	2020	491,308	—	4,554,152	—	28,522	5,073,982
	2019	29,846	—	—	—	635	30,481
Lisa Bodensteiner (7)	2021	173,269	—	1,536,585	178,618	9,790	1,898,262
Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary	2020	N/A	N/A	N/A	N/A	N/A	N/A
	2019	N/A	N/A	N/A	N/A	N/A	N/A
Carl Wiese	2021	500,000	—	—	694,189	17,656	1,211,845
Executive Vice President, Chief Revenue Officer	2020	96,154	—	2,092,046	—	151,885	2,340,085
	2019	N/A	N/A	N/A	N/A	N/A	N/A
Tom Puorro (8)	2021	458,000	—	1,716,450	476,909	20,806	2,672,165
Former Executive Vice President, General Manager, Products	2020	446,923	—	2,546,003	—	24,993	3,017,919
	2019	118,269	—	964,633	82,955	5,645	1,171,502
Mary Huser (7)	2021	176,154	—	980,273		502,269	1,658,696
Former Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary	2020	444,615	150,000	1,654,912	—	19,066	2,268,593
	2019	390,769	—	1,378,138	245,493	38,812	2,053,212

(1)The amount in the Salary column reflects the actual amount paid to each NEO during the 26 bi-weekly pay periods starting with the first full pay period in the fiscal year indicated.
(2)The RSU and PSU award amounts reported in the Stock Awards column are the aggregate grant date fair value of stock-related awards in Fiscal Year 2021 computed in accordance with FASB ASC Topic 718. The grant date fair value of the PSU awards reflected in the Stock Awards column and the table below is computed based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718. Refer to Note 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Note 12 – Stock Plans and Stock-Based Compensation to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for Fiscal Year 2021, for the assumptions used to value the RSA, RSU and PSU awards. The amounts shown in the Stock Awards Column and the tables below exclude the impact of estimated forfeitures.

Name	Fiscal Year 2021 RSUs	Fiscal Year 2021 PSUs
David M. Shull	$1,266,000	$6,299,189
Robert Hagerty(5)	199,981	—
Charles Boynton	450,359	1,511,478
Lisa Bodensteiner	327,900	1,208,685
Tom Puorro	393,900	1,322,550
Carl Wiese	—	—
Mary Huser	224,523	755,750

Assuming that the highest level of performance conditions is achieved, the aggregate fair value of the PSU awards at the grant date is as follows:

Name	Value of Fiscal Year 2021 PSUs Assuming Maximum Performance
David M. Shull	$12,598,378
Robert Hagerty	—
Charles Boynton	3,022,955
Lisa Bodensteiner	2,417,369
Tom Puorro	2,645,100
Carl Wiese	—
Mary Huser	1,511,500
(3) The amounts reported for Fiscal Year 2020 and for Fiscal Year 2021 were annual amounts earned under the ICP for such fiscal years. The amount for Fiscal Year 2019 was paid on June 13, 2019. There were no bonus payouts for Fiscal Year 2020. The amount for Fiscal Year 2021 were paid quarterly. The fourth quarter and annual awards were paid on May 20, 2021. For more information, see section "Fiscal Year 2021 Executive Bonuses" above.
(4) Amounts shown include our contributions or other allocations to defined contribution plans for benefits such as employer 401(k) contributions and 401(k) match payments (which for Messrs. Hagerty, Shull, Boynton, Puorro and Wiese, were $5,135, $12,731, $17,039, $17,697 and $14,548. For Ms. Huser and Ms. Bodensteiner they were $5,285 and $3,353 respectively. Amounts shown also include supplemental benefit programs available only to employees whose titles are executive vice president and above, including a comprehensive physical program. For those Executives whose titles are executive vice president and above, we also reimburse certain legal and financial planning services, business club membership and personal liability insurance premiums, and the amounts shown include the incremental cost of these benefits. The Company reimbursed Mr. Shull $29,543 in legal fees. The Company does not gross up any of these payments for taxes.
(5) In accordance with Mr. Hagerty's service as non-employee director and Chairman, he received the annual cash retainer totaling $72,190 and a stock award of 10,224 RSUs with a value of $199,981 on July 27, 2020 as presented in the "Non-Employee Director Compensation Fiscal Year 2021" table above. These amounts are also included in the Summary Compensation Table. In addition, in accordance with Mr. Hagerty's employment agreement entered into on February 17, 2020 to serve as the Company's Interim CEO, Mr. Hagerty received $107,692 in cash compensation and a stock award of 45,000 RSUs with a value of $279,900 on March 16, 2020.
(6) Mr. Boynton commenced employment on March 8, 2019. The amounts reported for Fiscal Year 2019 in the table above are the amounts actually earned by Mr. Boynton from his employment commencement date to the end of Fiscal Year 2019.
(7) Ms. Huser's employment with the Company terminated on August 14, 2020.
(8) Mr. Puorro commenced employment with us on December 17, 2018. The amounts reported for Fiscal Year 2019 in the table above are the amounts actually earned by Mr. Puorro from his employment commencement date to the end of the fiscal year 2019. Mr. Puorro's employment with the Company will terminate on June 15, 2021.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2021
The following table shows information concerning plan-based awards to our NEOs during Fiscal Year 2021:

		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)(3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock Awards ($)
Name	Type (1)		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David M. Shull (7)	2021 ICP		250,000	1,000,000	2,000,000
	RSU	10/15/2020							75,000	1,266,000
	PSU	10/15/2020					250,000	500,000		6,299,189
Robert Hagerty (6)	2021 ICP		100,000	400,000	800,000
	RSU	7/27/2020							10,224	199,981
Charles Boynton (7)	2021 ICP		98,600	394,400	788,800
	RSU	5/4/2020							34,300	450,359
	PSU	5/4/2020					80,000	160,000		1,511,478
Lisa Bodensteiner (7)	2021 ICP		74,375	297,500	595,000
	RSU	11/16/2020							15,000	327,900
	PSU	11/16/2020					35,000	70,000		1,208,685
Tom Puorro (7)	2021 ICP		85,875	343,500	687,000
	RSU	5/4/2020							30,000	393,900
	PSU	5/4/2020					70,000	140,000		1,322,550
Carl Wiese (7)	2021 ICP		125,000	500,000	1,000,000
Mary Huser (7)	2021 ICP		80,150	320,600	641,200
	RSU	5/4/2020							17,100	224,523
	PSU	5/4/2020					40,000	80,000		755,750
(1)"2021 ICP" means the Incentive Compensation Plan for Fiscal Year 2021. "RSU" means a restricted stock unit award vesting if the grantee remains employed by the Company at certain times. "PSU" means an award of performance-based restricted stock units pursuant to which shares are earned based on the performance of the Company's stock against a total stockholder return of stocks relative to that of stocks in the iShares S&P North American Tech-Multimedia Networking Index ("Index") over a three year period and that vests if the grantee remains employed by the Company as of certain dates. See "Compensation Discussion and Analysis - Equity Incentive Awards" above for further details.
(2)Actual amounts paid under the Fiscal Year 2021 ICP are set forth in the "Summary Compensation Table" above.
(3)The "Maximum" any Executive could receive under the ICP was 200% of the "Target" award amount. The "Threshold" amount assumes 25% payout for each performance metric under the ICP. However, each of the ICP performance metrics has its own separate performance threshold which must be achieved for actual bonuses to be paid for that metric. Consequently, aggregate bonuses actually paid under the ICP may be less than the "Threshold" set forth above if performance is below threshold in one or more particular metrics.
(4)    PSU awards vest in three installments on the tenth day of May after the first, second and third anniversaries of the date of grant. The number of shares subject to PSUs is at target performance number of shares awarded. Depending on the performance of our common stock against the Index, Executives can earn a minimum of zero shares and up to a maximum of 200% of the at target number of shares. These PSUs may vest up to a maximum of one-third of the target number of shares vesting on the first anniversary of the date of grant, up to 150% of one-third of the target number of shares vesting on the second anniversary of the date of grant, and on the third anniversary, up to 200% of the target number of shares may vest, less any shares vested on the first or second anniversaries. See "Compensation Discussion and Analysis - Equity Incentive Awards" above for further details.
(5)    RSU awards generally vest in three installments on the tenth day of the calendar month after the first, second and third anniversaries of the date of grant. Mr. Hagerty's July 27, 2020 RSU award will fully vest on July 27, 2021. See "Compensation Discussion and Analysis - Equity Incentive Awards" above for further details.
(6)    In accordance with Mr. Hagerty's service as a non-employee director, he received a stock award of 10,224 RSUs with a value of $199,981 on July 27, 2020.
(7)    Please see the discussion of acceleration of equity grants in the sections entitled "Mr. Shull's Employment Agreement" and "Change of Control and Severance Agreements with our NEOs" above.

STOCK VESTED FOR FISCAL YEAR 2021

The Company has not issued stock options since April 17, 2017. Therefore, there were no longer any outstanding stock options held or exercised during Fiscal Year 2021. The following table sets forth information regarding the number of shares acquired and value realized for restricted stock unit awards vested during Fiscal Year 2021:

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
David M. Shull	—	$—
Robert Hagerty	50,399	2,063,685
Charles Boynton	12,676	178,643
Lisa Bodensteiner	—	—
Carl Wiese	73,767	3,208,127
Tom Puorro	9,884	240,347
Mary Huser	7,773	107,973

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The Company has not issued stock options since April 17, 2017. Therefore, there were no longer any outstanding stock options held or exercised during Fiscal Year 2021. The following table sets forth information about restricted stock awards held by our NEOs who served during Fiscal Year 2021 that were outstanding as of the end of Fiscal Year 2021:

Executive	Stock Awards (1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David M. Shull	75,000	$3,024,750	(2)	250,000	$10,082,500	(9)
Robert Hagerty	10,224	$412,334	(3)	—	$—
Charles Boynton	59,654	$2,405,846	(4)	108,393	$4,371,490	(9)
Lisa Bodensteiner	15,000	$604,950	(5)	35,000	$1,411,550	(9)
Carl Wiese	73,768	$2,975,063	(7)	—	$—
Tom Puorro	44,445	$1,792,467	(6)	99,265	$4,003,357	(9) (10)
Mary Huser	—	$—	(8)	—	$—

(1)    Time ("service") based RSUs vest in equal annual installments over a three-year period until fully vested with the exception of Mr. Wiese's RSU award which vests over a two-year period with 50% vesting on the last calendar day of the month following the first anniversary of the award date; the second installment of 25% vesting on the last calendar day of the month following the 18th month of the award date; and the third installment of 25% vesting on the last calendar day of the month following the 24th month of the award date. For all awards, vesting is subject to the continued employment of the employee on each vesting date.
(2)    Based on one RSU award granted on October 15, 2020, with 75,000 shares remaining unvested at the end of the Fiscal Year 2021. Valued at $40.33 per share, the closing price of our common stock on April 1, 2021.
(3)     Based on one RSU award granted on July 27, 2020 for Mr. Hagerty's service as a non-employee director, with 10,224 remaining unvested at the end of the Fiscal Year 2021. Valued at $40.33 per share, the closing price of our common stock on April 1, 2021. See the "Non-Employee Director Compensation" table above.
(4)    Based on three RSU awards granted on April 15, 2019, May 10, 2019 and May 4, 2020, respectively, with 23,074, 2,280 and 34,300 shares, respectively, remaining unvested at the end of Fiscal Year 2021. Valued at $40.33 per share, the closing price of our common stock on April 1, 2021.
(5)    Based on one RSU award granted on November 16, 2020, with 15,000 shares remaining unvested at the end of the Fiscal Year 2021. Valued at $40.33 per share, the closing price of our common stock on April 1, 2021.
(6)    Based on three RSU awards granted on January 15, 2019, May 10, 2019 and May 4, 2020, respectively with 5,327, 9,188 and 30,000 shares, respectively, remaining unvested at the end of the Fiscal Year 2021. Valued at $40.33 per share, the closing price of our common stock on April 1, 2021.
(7)    Based on one RSU award granted on February 18, 2020, with 73,768 shares remaining unvested at the end of the Fiscal Year 2021. Valued at $40.33 per share, the closing price of our common stock on April 1, 2021.
(8) Ms. Huser did not have any remaining shares unvested at the end of the Fiscal Year 2021.
(9) All PSUs have a three-year performance period commencing at the beginning of the fiscal year in which they were granted. PSUs vest over a three-year period based on an annual comparison of the total stockholder return on our common stock against the iShares S&P North American Tech-Multimedia Networking Index. Grants prior to May 6, 2019 may vest up to a maximum of one-third of the target number of shares vesting on the first two anniversaries of the date of grant, and on the third anniversary, up to 150% of the target number of shares may vest, less any shares vested on the first or second anniversaries. Grants subsequent to May 6, 2019 may vest up to a maximum of one-third of the target number of shares vesting on the first anniversary of the date of grant, up to 150% of one-third of the target number of shares vesting on the second anniversary of the date of grant, and on the third anniversary, up to 200% of the target number of shares may vest, less any shares vested on the first or second anniversaries. All vesting is subject to the continued employment of the employee on the vesting date. The number of PSUs shown in this column is based upon target performance. Valued at $40.33 per share, the closing price of our common stock on April 1, 2021.
(10) Mr. Puorro's outstanding and unvested equity awards will terminate on June 15, 2021 when his employment with the Company ends, and 29,886 RSUs and 57,305 PSUs will be forfeited.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of Mr. Shull and Mr. Hagerty, who served as our President and Chief Executive Officer and interim CEO respectively during Fiscal Year 2021, to the annual total compensation of the median employee of our Company (the “Pay Ratio Disclosure”).

To identify, and to determine the annual total compensation of the median employee, we used the following methodology:

•We collected the compensation data of all employees globally, whether employed on a full-time, part-time, temporary or seasonal basis as of April 3, 2021, the date upon which we identified the median employee.

•We annualized the compensation of all permanent full-time and part-time employees employed on April 3, 2021. We applied an exchange rate using rates and methodologies consistent with those we used for the reporting of our financial results in our Annual Report on Form 10-K for Fiscal Year 2021 filed with the SEC on May 18, 2021 to convert all international currencies into U.S. dollars as of April 3, 2021.

•We used a total base pay as of April 3, 2021 as our consistently applied compensation measure. We identified all employees within 5% of the median, and from this group selected an employee as a reasonable representative of our median employee.

Using this methodology, we determined that the median employee was an employee in our Operations Department located in Tijuana, Mexico with an annual total compensation of $7,905 for Fiscal Year 2021, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which includes, as applicable for both such employee and Mr. Shull and Mr. Hagerty, base pay, overtime pay, cash bonuses, the Company’s matching contribution to that employee’s retirement savings plans, and equity awards. In comparison, Mr. Shull’s total compensation for Fiscal Year 2021 for purposes of this disclosure was $9,365,991 and Mr. Hagerty's total compensation for Fiscal Year 2021 for purposes of this disclosure was $1,111,496. Because we had more than one Chief Executive Officer during Fiscal Year 2021, we added Mr. Shull's and Mr. Hagerty's total compensation together to calculate the compensation of our President and Chief Executive Officer for purposes of our pay ratio disclosure. Based on this information, the ratio of the compensation of our President and Chief Executive Officer to the median annual total compensation of all other employees was estimated to be 1,325:1.

The Pay Ratio Disclosure presented above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The foregoing pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules for identifying the median based on our payroll and employment records. The SEC rules do not require one specific methodology for the determination of who is the median employee, but permit companies flexibility in choosing the methodology that they believe is best based on their respective employee base. Accordingly, the methodology chosen by us may differ from that chosen by other companies and as such, the pay ratio we have reported may not be a like-for-like comparison of pay ratios reported by other companies.

NON-QUALIFIED DEFERRED COMPENSATION

The 2013 DCP
Effective May 24, 2013, we established a non-qualified deferred compensation plan (the "2013 DCP") for a select group of management or highly compensated employees, including our NEOs. The 2013 DCP is unsecured and is designed to comply with Section 409A of the Internal Revenue Code. The 2013 DCP is administered by a committee (the "Plan Committee") established by the LD&C Committee. Except as the Plan Committee may otherwise determine, participants may annually defer up to a maximum of 100% of their cash compensation (base salary, bonuses, commissions, and such other cash-based compensation (if any) approved by the Plan Committee as compensation that may be deferred under the 2013 DCP), although the Plan Committee may reduce the deferrals to the extent necessary to satisfy all applicable tax withholdings and other deductions required by applicable law.
Under the 2013 DCP, we can make discretionary contributions to any one or more participants in any year provided such contributions are approved by the LD&C Committee or the Board. However, in practice we have limited such contributions to the amounts the participants would have been entitled to receive under our 401(k) plan generally available to all employees. We did not make any contributions in Fiscal Year 2021.
Participants may select from investment options determined by the Plan Committee. We have elected to informally fund the plan using taxable securities placed in a grantor trust. A participant’s investment allocation constitutes a deemed, not actual, investment among the investment options. Each account is adjusted to reflect positive or negative adjustments to the value of an account on each business day to reflect the net earnings, gains, losses, expenses, appreciation and depreciation associated with the investment option for the deemed investment of each portion of the account allocated to such option. We do not guarantee any returns on participant contributions. Benefits will be paid under the 2013 DCP in the event of (i) a participant’s separation from service, (ii) a specified date selected by the participant, (iii) the participant’s disability, (iv) the participant’s death, or (v) the participant’s unforeseeable emergency, all in accordance with the terms of the 2013 DCP or elections made by a particular participant under the 2013 DCP. Benefits paid in the event of the participant’s death, disability or unforeseeable emergency are paid in a lump sum. Benefits paid in the event of the participant’s separation from service or upon a specified date are payable in a lump sum unless the participant elected an alternate form of payment in accordance with the terms of the 2013 DCP. Permissible alternate forms of payment for the separation from service benefit are substantially equal installments over a period of two to ten years, as elected by the participant, or a lump sum payment of a designated percentage of the separation from service benefit, with the balance paid in substantially equal annual installments over a period of two to ten years, as elected by the participant. The permissible alternate form of payment for the specified date benefit is substantially equal annual installments over a period of two to ten years, as elected by the participant. Participant deferrals are 100% vested at all times. In Fiscal Year 2021, there were no contributions to, nor withdrawals from, our 2013 DCP and none of our current NEOs participate.

Leadership Development and Compensation Committee Interlocks and Insider Participation

Directors Crusco, Dexheimer, Hammann and Tseu served as members of the LD&C Committee during Fiscal Year 2021, none of whom was an officer or employee of the Company during Fiscal Year 2021 and none of whom had any relationship requiring disclosure as required by Item 404 of Regulation S-K. None of the relationships described in Item 407(e)(4)(iii) of Regulation S-K existed during Fiscal Year 2021.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received, or certain written representations from the reporting persons, we believe that, during Fiscal Year 2021, all filing requirements applicable to our officers and directors were performed in compliance with the requirements of Section 16(a) and were filed on a timely basis, except as follows: i) A Form 4 for an initial equity grant made in November 2020 to Ms. Zheng was filed late; and (ii) a Form 4 for the purchase of stock made by Mr. Puorro's immediate family members in February 2020 was filed late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

If a related party transaction is determined by our General Counsel to be material to us, the Audit Committee must review and approve the matter in writing in advance of any such transactions. We must report all such transactions under applicable accounting rules, federal securities laws, and NYSE rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to the related business.

A vendor of the Company, Digital River, Inc., with whom the Company had an existing relationship prior to the acquisition of Polycom for e-commerce services, is a wholly-owned subsidiary of Siris. Triangle is also a wholly-owned subsidiary of Siris. Immediately prior to the Company's acquisition of Polycom on July 2, 2018, Triangle was Polycom’s sole stockholder and, pursuant to the Company's Stock Purchase Agreement with Triangle, Triangle owned approximately 17.8% of the Company's issued and outstanding stock. However, Triangle sold all of its stock in two block sales to a broker-dealer on August 27, 2020 and November 23, 2020. As a result of the first block sale, one of the directors previously appointed to the Board resigned pursuant to the Stockholder Agreement with Triangle. The second director, Mr. Moloney, entered into a waiver and acknowledgement on August 26, 2020, whereby the Board agreed to retain Mr. Moloney in his capacity as an individual director and not a representative of Triangle. As a consequence of this relationship, Digital River is considered a related party under ASC 850, Related-Party Disclosures. The Company had immaterial transactions with Digital River during Fiscal Years 2021 and 2020.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the Proxyholders to vote the shares they represent as the Board may recommend.

For the Board of Directors

/s/ Lisa Bodensteiner
Lisa Bodensteiner
Secretary
Dated: June 14, 2021

APPENDIX A

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the Audit Committee's report submitted to the Board of Directors for the fiscal year ended April 3, 2021.

The Audit Committee of the Board of Directors has:

•reviewed and discussed the Company's audited consolidated Financial Statements for the fiscal year ended April 3, 2021 with Plantronics' management, which has primary responsibility for those statements;
•discussed with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC; and
•received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

The Board of Directors determined that each member of the Audit Committee is, and has been at all times during the 2021 fiscal year, "independent" as defined under the NYSE listing standards and Plantronics independence guidelines. Each member of the Audit Committee also satisfies the SEC's additional independence requirement under Rule 10A-3(b) of the Securities Exchange Act for members of Audit Committees. The Board of Directors has further determined that directors Marshall Mohr and Kathy Crusco are "audit committee financial experts" as such term is defined in Item 407 of Regulation S-K, as promulgated by the SEC.

Based on the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited consolidated Financial Statements be included in the Company's 2021 Annual Report on Form 10-K.

The Audit Committee

Marshall Mohr (Chair)
Kathy Crusco
Gregg Hammann
Marv Tseu

APPENDIX B

REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Leadership Development and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Leadership Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended April 3, 2021 and this Proxy Statement.

Members of the Leadership Development and Compensation Committee:

Gregg Hammann (Chair)
Kathy Crusco
Brian Dexheimer
Marv Tseu

APPENDIX C
PLANTRONICS, INC.
2002 EMPLOYEE STOCK PURCHASE PLAN

Amended and restated effective June 4, 2021, subject to approval of stockholders on July 26, 2021

1.Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions or a cash contribution, if applicable. This Plan includes two components: a Code Section 423 Plan Component and a Non-423 Plan Component. It is the intention of the Company to have the Code Section 423 Plan Component qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code and the provisions of the Plan with respect to the Code Section 423 Component, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. In addition, this Plan authorizes the grant of options under the Non-423 Plan Component that do not qualify under Section 423 of the Code, pursuant to the rules, procedures or sub-plans adopted by the Administrator that are designed to achieve tax, securities laws or other objectives for Employees and/or the Company. Except as otherwise indicated, the Non-423 Plan Component will operate and be administered in the same manner as the Code Section 423 Plan Component.

2.Definitions.

(a)“Administrator” shall mean the Board of Directors of the Company or any committee of members of the Board of Directors authorized to administer the Plan.

(b)“Applicable Laws” shall mean the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where the Plan is, or will be, offered.

(c)“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(d)“Code Section 423 Plan Component” shall mean the component of this Plan that is intended to meet the requirements set forth in Section 423(b) of the Code. The Code Section 423 Plan Component shall be construed, administered and enforced in accordance with Section 423(b) of the Code.

(e)“Common Stock” shall mean the common stock of the Company.

(f)“Company” shall mean Plantronics, Inc., a Delaware corporation.

(g)“Compensation” shall mean a Participant's base straight time gross earnings rate, exclusive of any payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions, car allowances, profit-sharing and other compensation. The Administrator shall have the discretion to determine what constitutes Compensation for Participants under the Plan, but for purposes of Participants participating in the Code Section 423 Plan Component, it will be applied on a uniform, non-discriminatory basis.

(h)“Designated Subsidiary” shall mean any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. The Administrator may provide that any Designated Subsidiary shall only be eligible to participate in the Non-423 Plan Component and at any given time, a Subsidiary that is a Designated Subsidiary under the Code Section 423 Plan Component shall not be a Designated Subsidiary under the Non-423 Plan Component.

(i)“Employee” shall mean any individual who is an employee of the Company or a Designated Subsidiary for tax purposes. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary, as applicable, or is legally protected under Applicable Laws. Where the period of leave exceeds three (3) months and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to automatically terminate on the date three (3) months and one day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on the first day of the Offering Period to which the Enrollment Date relates, determine (and for purposes of the Code Section 423 Plan Component, on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423‑2) that the definition of Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, provided the exclusion is applied with respect to each Offering Period in an identical manner to all highly compensated individuals of the Company or Designated Subsidiary whose Employees are participating in that Offering Period. Each exclusion shall be applied with respect to an Offering Period in a manner complying with U.S. Treasury Regulation Section 1.423‑2(e)(2)(ii). For Offering Periods under the Non-423 Plan Component, Employee will also mean any other employee of the Company or any Designated Subsidiary to the extent that Applicable Laws require participation in the Plan to be extended to such employee, as determined by the Administrator.

(j)“Enrollment Date” shall mean the date that is seven (7) calendar days prior to the first day of each Offering Period or such other date determined by the Administrator on or prior to that Offering Period in a uniform and non-discriminatory basis.

(k)“Exercise Date” shall mean the last day of each Offering Period.

(l)“Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(iii)In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(m)“Non-423 Plan Component” shall mean a component of this Plan that is not intended to meet the requirements set forth in Section 423(b) of the Code.

(n)“Offering Period” shall mean a period of approximately six (6) months during which an option granted pursuant to the Plan may be exercised. The duration of Offering Periods may be changed pursuant to Sections 4 and 20 of this Plan.

(o)“Participant” shall mean an eligible Employee who has enrolled in an Offering Period in accordance with Section 5 of the Plan.

(p)“Plan” shall mean this Plantronics, Inc. 2002 Employee Stock Purchase Plan, as amended and restated from time to time.

(q)“Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the first day of the Offering Period or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.

(r)“Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(s)“Subscription Agreement” shall mean a form(s) of agreement approved by the Administrator from time to time authorizing payroll deductions or a cash contribution, if applicable, in connection with a Participant's enrollment in one or more Offering Periods under this Plan.

(t)“Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3.Eligibility.

(a)Subject to Section 3(b) below, any Employee who shall be employed by the Company or a Designated Subsidiary for a minimum of seven (7) calendar days prior to the first day of an Offering Period, or such other length of time determined by the Administrator on or prior to that Offering Period shall be eligible to participate in the Plan; provided that for purposes of Participants participating in the Code Section 423 Plan Component, it will be applied in a uniform and non-discriminatory basis.

(b)Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering Period if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an offering under the Plan to violate Section 423 of the Code.

(c)Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan

(i)to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary;

(ii)to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and its Subsidiaries accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of Common Stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time; or

(iii)to purchase more than 5,000 shares in any Offering Period.

4.Offering Periods. The Plan shall be implemented by consecutive Offering Periods with the Offering Period commencing on or around February 15 and August 15 of each year and ending approximately six (6) months later on August 15 and February 15, respectively. If the commencement or ending date of any Offering Period occurs on a weekend, holiday or other day on which any stock exchange or national market system on which the Common Stock is listed is not open, the last market trading date immediately prior shall be the applicable Offering Period commencement or ending date. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided that an Offering Period will in no event be longer than twenty-seven (27) months.

5.Participation. An eligible Employee may become a Participant by submitting a properly completed Subscription Agreement to the Company either through an on-line enrollment process established by the Administrator or submitting a hard copy to the Company's stock administration manager on or prior to the applicable Enrollment Date; provided that for purposes of Participants participating in the Code Section 423 Plan Component, the processing of enrollments, whether on-line or via hard copy, will be applied in a uniform and non-discriminatory basis.

6.Payroll Deductions.
(a)At the time a Participant submits his or her Subscription Agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period at a rate equal to not less than one percent (1.0%) and not exceeding ten percent (10.0%) (in whole percentages only) of his or her Compensation payable on each payday during the Offering Period.

(b)Any such payroll deductions for a Participant shall commence on the first payday following the first day of the Offering Period and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.

(c)Notwithstanding the foregoing and lieu of the payroll deductions in subsection (a) above, the Administrator may, for any Offering Period, permit a Participant to make a lump sum direct cash contribution to fund the exercise of any option granted to such Participant pursuant to the Plan, payable during the Offering Period, subject to such conditions and limitations as the Administrator may determine from time to time in its discretion; provided that for purposes of Participants participating in the Code Section 423 Plan Component, such conditions and limitations will be applied in a uniform and non-discriminatory basis.

(d)All payroll deductions or any cash contribution, if applicable, made by or for a Participant shall be credited to his or her account under the Plan.

(e)A Participant may discontinue his or her participation in the Plan as provided in Section 10 hereof. A Participant's Subscription Agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof or modified by completion and timely submission of a new Subscription Agreement prior to the applicable successive Offering Period Enrollment Date.

(f)Notwithstanding the foregoing, a Participant's payroll deductions or cash contribution, if applicable, may be decreased at any time to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c) hereof. Any payroll deductions shall recommence at the rate provided in such Participant's Subscription Agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless the Participant terminates the Subscription Agreement as provided in Section 10 hereof.

(g)At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock, or otherwise as a result of participating in the Plan. At any time, the Company may, but shall not be obligated to, withhold from the Participant's pay the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Participant. In addition, the Company or its Subsidiary, as applicable, may withhold (a) from the proceeds of the sale of Common Stock, (b) a sufficient whole number of Common Stock otherwise issuable following purchase having an aggregate Fair Market Value sufficient to pay applicable withholding obligations, or (c) by any other means set forth in the applicable Subscription Agreement.

7.Grant of Option. On the first day of each Offering Period, each Participant shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Participant's payroll deductions or cash contribution, if applicable, accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(c) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the Participant has previously withdrawn pursuant to Section 10 hereof. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock a Participant may purchase during an Offering Period. The option shall expire on the last day of the Offering Period.

8.Exercise of Option. Unless a Participant previously withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions or cash contribution, if applicable, in his or her account. If the Exercise Date of any Offering Period occurs on a weekend, holiday or other day on which any stock exchange or national market system on which the Common Stock is listed is not open, the applicable Offering Period Exercise Date shall be the last market trading date immediately prior to the Exercise Date. Fractional shares may be purchased subject to the limitations set forth in Section 3(c). Any payroll deductions or cash contribution, if applicable, accumulated in a Participant's account which are in excess of the amounts permissible for the purchase of shares authorized under Section 3(c), shall be returned to the Participant as soon as administratively practicable after the Exercise Date of the relevant Offering Period. During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by him or her.
9.Delivery. As promptly as practicable after each Exercise Date, the Company shall cause to be delivered to each Participant, as appropriate, the shares purchased upon exercise of his or her option.
10.Withdrawal.
(a)A Participant may withdraw the entire balance credited to his or her account and not yet used to exercise his or her option under the Plan at any time through an on-line process established by the Administrator or by giving written notice to the Company in a form(s) approved by the Administrator from time to time at least two (2) business days prior to the applicable Exercise Date or such other deadline determined by the Administrator from time to time. Notwithstanding the foregoing, for purposes of Participants participating in the Code Section 423 Plan Component, the processing of withdrawals, whether on-line or via hard copy, will be applied in a uniform and non-discriminatory basis. The entire balance credited to a Participant's account shall be paid to such Participant as soon as reasonably practicable after timely receipt of the Participant's notice of withdrawal pursuant to this subsection, in which case such Participant's option for the Offering Period shall be automatically terminated, and no further payroll deductions or cash contribution, if applicable, for the purchase of shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period (or submits a withdrawal request pursuant to this subsection that is not timely received for a particular Offering Period), his or her participation in the Plan shall not resume at the beginning of the succeeding Offering Period unless the Participant re-enrolls in the Plan by timely submitting to the Company a new Subscription Agreement.
(b)A Participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.
11.Termination of Employment. Upon a Participant's ceasing to be an Employee for any reason, he or she shall be deemed to have automatically and immediately elected to withdraw from the Plan and the entire balance then credited to such Participant's account shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such Participant's option shall be automatically terminated. The foregoing shall apply whether or not a Participant ceases to be an Employee within the two (2) business days prior to an applicable Exercise Date referred to in Section 10(a) above or such other deadline determined by the Administrator from time to time.
12.Interest. No interest shall accrue on any amounts credited to a Participant's account under the Plan, except as may be required by Applicable Laws, as determined by the Administrator, for Participants in the Non-423 Plan Component (or the Code Section 423 Plan Component if permitted under Section 423 of the Code).
13.Stock.
(a)Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Common Stock available for sale under the Plan shall be 4,600,000 shares. If, on a given Exercise Date, the number of shares with respect to which options for all Participants are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable; provided, however, for purposes of Participants participating in the Code Section 423 Plan Component, any pro rata allocation, will be applied in a uniform and non-discriminatory basis.
(b)The Participant shall have no interest, voting right or rights to dividends in connection with shares covered by his or her option until such option has been exercised.

(c)Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant.
14.Administration. The Plan shall be administered by the Administrator. The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by Employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the Employees eligible to participate in each sub-plan will participate in a separate offering. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, making of payroll deductions and/or cash contributions under the Plan, handling of payroll deductions and/or cash contributions, establishment of any bank or trust accounts to hold payroll amounts deducted and/or cash contributions, any payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423‑2(f), the terms of an option granted under the Plan or an Offering Period to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering Period to Employees resident solely in the U.S. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties, and shall be given the maximum possible deference permitted by Applicable Laws.
15.Designation of Beneficiary.
(a)To the extent permitted by the Administrator and under Applicable Law, a Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event of such Participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, to the extent permitted by the Administrator and under Applicable Law, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of such Participant's death prior to exercise of an option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.
(b)If applicable, such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if to the knowledge of the Company no such executor or administrator has been appointed, the Company, in its discretion, may retain the shares and/or cash until such time as a representative of the Participant's estate is so appointed or provides to the Administrator an order or instructions from a court or administrative body of competent jurisdiction authorizing the release of such shares and/or cash to the representative. The Administrator may, prior to the release of any shares and/or cash, require execution of an indemnification or other form of agreement relieving the Company, Administrator and all Company agents and representatives from liability for invalid release of any shares and/or cash.
(c)Any beneficiary designations made pursuant to this Section shall be made in the form and manner determined by the Administrator from time to time in its discretion.
16.Transferability. Neither payroll deductions nor any cash contribution, if applicable, credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
17.Use of Funds. All payroll deductions and/or cash contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such amounts unless otherwise required by Applicable Laws, as determined by the Administrator.
18.Reports. Individual accounts shall be maintained for each Participant. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions and/or cash contributions, if applicable, made by or for the Participant, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19.Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.
(a)Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each Participant may purchase per Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.
(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the New Exercise Date and that the Participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
(c)Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the New Exercise Date and that the Participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
20.Amendment or Termination. The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in Sections 19 and 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant.
21.Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22.Conditions Upon Issuance of Shares.
(a)Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(b)As a condition to the exercise of an option, the Company may require a Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.Code Section 409A. The Code Section 423 Plan Component is exempt from the application of Code Section 409A. The Non-423 Plan Component is intended to be exempt from Code Section 409A under the short-term deferral exception and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant's consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Code Section 409A.
24.Term of Plan. The Plan shall become effective upon its adoption by the Administrator or its approval by the stockholders of the Company, if applicable, and shall continue in effect until terminated under Section 20 hereof.
25.Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company in the manner and to the degree required under Applicable Laws.
26.Governing Law; Severability. The Plan and all determinations made and actions taken thereunder shall be governed by the internal substantive laws, and not the choice of law rules, of the State of California, United States and construed accordingly, to the extent not superseded by applicable U.S. federal law. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

APPENDIX D
PLANTRONICS, INC.
2003 STOCK PLAN

Amended and restated effective June 4, 2021, subject to approval of stockholders on July 26, 2021

SECTION 1.PURPOSES AND DEFINITIONS

1.1Purposes of the Plan. The purposes of this 2003 Stock Plan are:

(A)to attract and retain the best available personnel for positions of substantial responsibility,

(B)to provide additional incentive to Employees, Directors and Consultants, and

(C)to promote the success of the Company’s business.

1.2The Plan permits the Administrator to grant Options, Restricted Stock Awards, and Restricted Stock Units.

1.3Definitions. As used herein, the following definitions shall apply:

(A)“Administrator” means the Board or any Committees as shall be administering the Plan, in accordance with Section 2.2.

(B)“Applicable Laws” means the requirements relating to the administration of equity based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(C)“Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock Awards, and Restricted Stock Units.

(D)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan, for purposes of clarification, and shall include an Option Agreement, a Restricted Stock Award Agreement, and Restricted Stock Unit Agreement, as applicable. The Award Agreement is subject to the terms and conditions of the Plan.

(E)“Board” means the Board of Directors of the Company.

(F)“Change in Control” means the occurrence of any of the following events:

(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(iii)A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company); or

(iv)The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(G)“Code” means the Internal Revenue Code of 1986, as amended.

(H)“Committee” means a committee of individuals appointed by the Board in accordance with Section 2.2.

(I)“Common Stock” means the common stock of the Company.

(J)“Company” means Plantronics, Inc., a Delaware corporation.

(K)“Consultant” means any natural person, including an advisor, engaged, directly or indirectly, by the Company or a Parent or Subsidiary to render services to such entity.

(L)    “Director” means a member of the Board.

(M)    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(N) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(O)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(P)    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange (NYSE), its Fair Market Value shall be the closing sales price a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(iii)In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator
(Q)    “Fiscal Year” means the fiscal year of the Company.

(R)    “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an "incentive stock option" under Section 422 of the Code.

(S)    “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of the grant of an individual Option, a Restricted Stock Award, and Restricted Stock Unit. The Notice of Grant is part of the agreement evidencing the terms and conditions of a specific grant.

(T)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(U)    “Option” means a stock option granted pursuant to the Plan, as evidenced by a Notice of Grant.

(V)    “Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(W)    “Optioned Stock” means the Common Stock subject to an Award.

(X)    “Outside Director” means a Director who is not an Employee.

(Y)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(Z)    “Participant” means the holder of an outstanding Award granted under the Plan.

(AA)    “Performance Period” means any Fiscal Year or such other longer or shorter period as determined by the Administrator in its sole discretion.

(BB) "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(CC) “Plan” means this 2003 Stock Plan, as amended and restated.

(DD)    “Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Restricted Stock Award or the early exercise of an Option.

(EE)     “Restricted Stock Award” means a grant of Restricted Stock pursuant to the Plan, as evidenced by a Notice of Grant.

(FF) “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and restrictions applying to stock granted under a Restricted Stock Award. The Restricted Stock Award Agreement is subject to the terms and conditions of the Plan.

(GG) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 6.

(HH) “Restricted Stock Unit Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and restrictions applying to a Restricted Stock Unit Award. The Restricted Stock Unit Agreement is subject to the terms and conditions of the Plan.

(II) “Retirement” unless otherwise defined in the Award Agreement or in a written employment, services or other agreement between the Participant and the Company or any Parent or Subsidiary of the Company, will have such meaning as the Administrator may determine, or, if not so defined, will mean termination of Participant’s status as a Service Provider after he or she reaches age 55 and has completed at least ten (10) years of employment or service with the Company or any Parent or Subsidiary of the Company; provided, however, that with respect to Outside Directors “Retirement” will mean termination of an Outside Director’s status as a Director when (i) the Outside Director’s age is 55 or over and he or she has continuously been a Director for at least seven (7) years on the date of such termination or (ii) the Outside Director has continuously been a Director for at least ten (10) years from the date of such termination.

(JJ)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(KK) “Section 16(b)” means Section 16(b) of the Exchange Act.

(LL) “Securities Act” means the Securities Act of 1933, as amended.

(MM) “Service Provider” means an Employee, Director or Consultant.

(NN) “Share” means a share of the Common Stock, as adjusted in accordance with Section 7.5.

(OO) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

SECTION 2.ADMINISTRATION

2.1Stock Subject to the Plan.

(A)Subject to the provisions of Section 7.5, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 21,400,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.
(B)Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.
(C)The following Shares shall not become or again be available for Award grants under the Plan: (i) Shares tendered or delivered to the Company or withheld by the Company to satisfy the applicable exercise price of an Option under the Plan or any prior plan or to satisfy any tax withholding obligation with respect to an Option under the Plan or any prior plan (including Shares retained by the Company from the Award being exercised and/or creating the tax obligation), and (b) Shares repurchased by the Company with the cash proceeds from the exercise of Options.
(D)If an Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock or Restricted Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise or of an Award or issuance with respect thereto, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares of Restricted Stock or Restricted Stock Units are repurchased by or forfeited to the Company, such Shares shall become available for future grant under the Plan.

2.2Administration of the Plan.

(A)Procedure.
(i)Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
(ii)    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)    Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(B)Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)to determine the Fair Market Value;

(ii)to select the Service Providers to whom Awards may be granted under the Plan;

(iii)to determine the number of Shares to be covered by each Award granted under the Plan;

(iv)to approve forms of agreement for use under the Plan;

(v)to determine the terms and conditions of any Award in accordance with the provisions of the Plan; provided, however, that the Administrator will not permit any Participant to issue a promissory note in order to exercise or otherwise acquire Shares pursuant to an Award;

(vi)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to subplans established for the purpose of satisfying applicable foreign laws;

(viii)to modify or amend each Award (subject to Section 7.6(C)), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan (but not beyond the maximum term permitted under Section 3.3); provided, however, that no such modification or amendment may invalidate this Plan as qualified under Applicable Laws;

(ix)to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a fair market value equal to the minimum amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by the Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x)to authorize any person to (i) make decisions, determinations and interpretations on behalf of the Administrator to the extent allowed under Applicable Laws, and (ii) execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and

(xi)to make all other determinations deemed necessary or advisable for administering the Plan.

(C)Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations, and those of any person authorized by the Administrator to make decisions, determinations and interpretations on behalf of the Administrator, shall be final and binding on all Participants and any other holders of Awards.

2.3Eligibility. Awards may be granted to Service Providers subject to the terms and conditions of the Plan.

SECTION 3.STOCK OPTIONS

3.1    Limitations. An Option granted under the Plan may only qualify as a Nonstatutory Stock Option and shall be designated in an Award Agreement as such.
3.2Term of Option. The term of each Option shall be seven (7) years from the date of grant or such shorter term as may be approved by the Administrator.
3.3Option Exercise Price. The per Share exercise price of an Option shall be no less than 100% of the Fair Market Value per Share on the date of grant.
3.4Minimum 12-Month Vesting and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised, an Options may not be exercisable until at least 12 months have passed following the date of the Option grant. Accordingly, for any Option which vests in installments, the first installment must be at least 12 months from the date of grant.
3.5Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist, subject to Applicable Laws, entirely of:
(A)cash;
(B)check;
(C)other Shares, including reservation by the Company of Shares issuable to the Participant upon exercise of an Option, which have a Fair Market Value on the date of surrender or reservation equal to the aggregate exercise price of the Shares as to which such Option shall be exercised;
(D)consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(E)a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company sponsored deferred compensation program or arrangement;
(F)any combination of the foregoing methods of payment; or
(G)such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; provided, however, that the issuance of a promissory note will not be a permissible form of consideration under the Plan.

3.6Exercise of Option.

(A)Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

(i)An Option shall be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 7.5.

(ii)Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(B)Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death, Disability or, in the case of Retirement, as set forth in Section 3.6(E) below, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for ninety (90) days following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
(C)Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement (of at least six (6) months) to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
(D)Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s death. If, at the time of death, a Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(E)Retirement of Participant. If a Participant ceases to be a Service Provider as a result of his or her Retirement, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement, to the extent the Option is vested on the date of Retirement (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the date of Participant’s Retirement. If, on the date of Retirement, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after his or her Retirement, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

SECTION 4.RESTRICTED STOCK AWARDS

4.1Grant of Restricted Stock. Awards of Restricted Stock may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Except as set forth in Section 7.8, the Administrator will have complete discretion in determining the number of Shares of Restricted Stock granted to each Participant.

4.2Restricted Stock Agreement. Subject to Section 4.3, each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The granting and/or vesting of Restricted Stock Awards may be made subject to the attainment of performance goals and may provide for a targeted level or levels of achievement. Unless the Administrator determines otherwise, the Company, as escrow agent, will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

4.3 Minimum 12-Month Vesting and Other Terms of Restricted Stock Awards. The Administrator determines the period during which an Award of Restricted Stock will vest, which must be at least 12 months from the date of grant. Additionally, if an Award of Restricted Stock is not subject to achievement of performance goals, then such Award generally will fully vest over at least three years from the grant date. For any Restricted Stock Award which vests in installments, the first installment must be at least 12 months from the date of grant. Subject to the foregoing 12-month minimum vesting period, the Administrator may determine the vesting schedule of a Restricted Stock Award in its sole discretion and the Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed in the event of a Change of Control.

4.4 Transferability. Except as provided in this Section 4 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

4.5 Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

4.6 Removal of Restrictions. Except as otherwise provided in this Section 4, Shares of Restricted Stock covered by each Award of Restricted Stock granted under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

4.7 Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

4.8 Dividends, Dividend Equivalents and Other Distributions. During the Period of Restriction, all dividends and other distributions, if any, including dividend equivalents, will continue to accrue for all Service Providers holding Shares of Restricted Stock for the Period of Restriction that has not lapsed or been satisfied. Such dividend or other distribution, if any, including dividend equivalents, shall not be paid unless and until Shares are transferred to a Service Provider in settlement of Restricted Stock Award. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

4.9 Cancellation of Restricted Stock Award. On the date set forth in the Restricted Stock Award Agreement, all unearned or unvested Restricted Stock shall be forfeited to the Company and again will become available for grant under the Plan as set forth in Section 2.1.

SECTION 5.RESTRICTED STOCK UNITS

5.1Grant of Restricted Stock Units. Restricted Stock Units may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Except as set forth in Section 7.8, the Administrator will have complete discretion in determining the number of Restricted Stock Units granted to each Participant.

5.2Value of Restricted Stock Unit. Each Restricted Stock Unit will have an initial value that is established by the Administrator on or before the date of grant.

5.3Minimum 12-Month Vesting. The minimum vesting period for Restricted Stock Units must be at least 12 months from the date of grant, provided that if an Restricted Stock Unit Award is not subject to the achievement of performance goals, then such Award generally will fully vest over at least three years from the grant date (except in France where local law requires a two year vesting period and a two-year holding period). For any Restricted Stock Unit which vests in installments, the first installment must be at least 12 months from the date of grant. Subject to the foregoing 12-month minimum vesting period, a Restricted Stock Unit may, in the discretion of the Administrator, vest over the Participant’s period of service or upon attainment of specified performance objectives.

5.4Performance Objectives and Other Terms. The Administrator will set performance objectives (including, without limitation, continued service) in its discretion which, depending on the extent to which they are met, will determine the number of Shares issuable or value of Restricted Stock Units paid out to the Participants. The granting and/or vesting of Restricted Stock Units may be made subject to the attainment of performance goals and may provide for a targeted level or levels of achievement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

5.5Earning of Restricted Stock Units. After the applicable Performance Period has ended, the holder of Restricted Stock Units will be entitled to receive all or a portion of the Shares issuable or a cash amount payable in accordance with Section 5.6 below based on the number of Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Restricted Stock Unit, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Restricted Stock Unit.

5.6Form and Timing of Payment of Restricted Stock Units. Issuance of Shares and/or payment of cash earned pursuant to Restricted Stock Units will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in the form of cash, by the issuance of Shares (which have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units at the close of the applicable Performance Period) or in a combination thereof.

5.7Cancellation of Restricted Stock Units. On the date set forth in the Award Agreement, all unearned or unvested Shares subject to Restricted Stock Units will be forfeited to the Company, and again will be available for grant under the Plan.

5.8 Dividends, Dividend Equivalents and Other Distributions. During the period of restriction, all dividends and other distributions, if any, including dividend equivalents, will continue to accrue for all service providers holding Restricted Stock Units for which the Period of Restriction has not lapsed or been satisfied. Such dividend or other distribution, if any, including a dividend equivalent, shall not be paid unless and until Shares are transferred to a Participant in settlement of the Restricted Stock Unit. If any such dividends or distribution are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which they were paid.

SECTION 6.(RESERVED)

SECTION 7.GENERAL PROVISIONS

7.1Term of Plan. The Plan originally became effective on September 24, 2003, and was most recently amended and restated on June 4, 2021, subject to obtaining stockholder approval in accordance with Section 7.12. It shall continue in effect until terminated under Section 7.6.

7.2 Officer Participant Clawback Provision for Restatement. The Administrator has the right to recoup from any Officer performance-based Awards granted under the Plan in the case of a material financial restatement of results for prior years. It is not the Company’s policy to automatically require such recoupment in the case of a restatement of results (except for select Officer participants as may be required under various laws and regulations). However, the Administrator will evaluate the facts and circumstances of each case and may require recoupment from the Officer who received undue awards based on a material and intentional or negligent misrepresentation of financial results.

7.3 Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator, in its sole discretion, makes an Award transferable, such Award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (as such term is defined in the general instructions to Form S-8 under the Securities Act) through gifts or domestic relations orders, as permitted by the instructions to Form S-8 of the Securities Act.

7.4 Leaves of Absence. The vesting of Awards granted hereunder will be suspended during any unpaid leave of absence, unless the Administrator determines otherwise pursuant to a leave of absence policy in effect from time to time. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.

7.5 Adjustments Upon Changes in Capitalization, Merger or Change in Control.

(A)Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, and the number of Shares as well as the price per Share covered by each outstanding Award, and the numerical Share limits in Sections 2, shall be proportionately adjusted for any change in, or increase or decrease in the number of issued Shares, resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change, or increase or decrease in the number of issued Shares, effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” The Board shall make such adjustment, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

(B)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for the Participant to have the right to exercise his or her Award prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be vested or exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Award shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, or earned, an Award will terminate immediately prior to the consummation of such proposed action.
(C)Merger or Change in Control.
(i)Awards. In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Award shall be assumed or an equivalent award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.

(1)In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and have the right to exercise his or her Option as to all of the Shares, including Shares as to which it would not otherwise be vested or exercisable, and all restrictions on Restricted Stock and Restricted Stock Units will lapse and all performance goals or other vesting criteria with respect to an Award will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a period of not less than fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

(2)For the purposes of this Section 7.5(C)(i), an Award shall be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control (and in the case of Restricted Stock Units, for each implied Share determined by dividing the value of the Restricted Stock Unit by the per Share consideration received by holders of Common Stock in the merger or Change in Control), an amount of consideration (whether stock, cash, or other securities or property) equal to the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option for each Share subject to such Award, or in the case of Restricted Stock Units, the number of implied shares determined by dividing the value of the Restricted Stock Units by the per Share consideration received by holders of Common Stock in the merger or Change in Control, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per Share consideration received by holders of Common Stock in the merger or Change in Control.

(3)Notwithstanding anything in Section 7.5(C)(i)(2) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-asset sale corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(D)Outside Director Option and Restricted Stock Grants. Notwithstanding anything in Section 7.5(C)(i) to the contrary, in the event of a merger of the Company with or into another corporation, or a Change in Control, in which an Outside Director is terminated or asked to resign Awards granted to such Outside Director shall vest 100% immediately prior to such merger or Change in Control. In the event of a merger or Change in Control in which an Outside Director is not terminated or asked to resign, such Outside Director’s Awards shall be treated under the terms of Section 7.5(C)(i).

7.6 Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award or such later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

7.7 Amendment and Termination of the Plan.
(A)Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(B)Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Additionally, notwithstanding anything in the Plan to the contrary, the Board may not, without the approval of the Company’s stockholders:

(i)materially increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization as set forth in Section 7.5(A);

(ii)materially modify the requirements for eligibility to participate in the Plan; or

(iii)reprice Options issued under the Plan by lowering the exercise price of a previously granted Option, by canceling outstanding Options and issuing replacement Options, by otherwise replacing existing Options with substitute Options with a lower exercise price, or by substituting full value Awards for underwater Options and SARS, or by buying back or buying out underwater Options in exchange for cash.

(C)Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

7.8 Conditions Upon Issuance of Shares.

(A)Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(B)Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

7.9 Limitation of Awards to Outside Directors. No Outside Director may receive one or more Awards in any Fiscal Year with an aggregate grant date fair value of more than US$500,000. For these purposes the grant date fair value will mean (i) with respect to any Awards of Restricted Stock or Restricted Stock Units the product of (A) the Fair Market Value of one Share on the grant date of such Award, and (B) the aggregate number of Shares subject to the Award, and (ii) with respect to any Option, the Black-Scholes option valuation methodology, or such other methodology the Administrator may determine prior to the grant of an Award becoming effective, on the grant date of such Award. The minimum vesting period for Awards of Options or Restricted Stock must be at least 12 months from the date of grant. Accordingly, for any Award which vests in installments, the first installment must be at least 12 months from the date of grant.

7.10 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

7.11 Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

7.12 Participant’s Relationship with Company. Neither the Plan nor any Award shall confer upon the Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause.

7.13 Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

APPENDIX E

A RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This proxy statement contains non-GAAP financial measures and non-GAAP forward looking statements. To supplement our condensed consolidated financial statements presented in accordance with Generally Accepted Accounting Principles ("GAAP), we use non-GAAP measures of operating results, including non-GAAP net revenues, non-GAAP gross profit, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, adjusted EBITDA, and non-GAAP diluted EPS. These non-GAAP measures are adjusted from the most directly comparable GAAP measures to exclude certain non-cash transactions and activities that are not reflective of our ongoing core operations as further described below. We believe the use of each of these non-GAAP measures provides meaningful supplemental information in assessing our operating performance and liquidity across reporting periods on a consistent basis and are used by management in evaluating financial performance and in strategic planning. These non-GAAP measures may differ from those used by other companies and are not intended to be considered in isolation of, or as a substitute for, financial results prepared in accordance with GAAP. In addition, non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.

The information and tables below reconcile the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

Non-GAAP Adjustments

•Deferred revenue purchase accounting: Represents the impact of fair value purchase accounting adjustments related to deferred revenue recorded in connection with the acquisition of Polycom on July 2, 2018. The Company's deferred revenue primarily relates to Service revenue associated with non-cancelable maintenance support on hardware devices which are typically billed in advance and recognized ratably over the contract term as those services are delivered. This adjustment represents the amount of additional revenue that would have been recognized during the period absent the write-down to fair value required under purchase accounting guidelines.
•Consumer optimization: Represents charges related to inventory reserves and supplier liabilities for excess and obsolete inventory incurred in connection with the Company's strategic action to optimize its Consumer product portfolio.
•Integration and rebranding costs: Represents charges incurred in connection with the acquisition and integration of Polycom, such as system implementations, legal and accounting fees.
•Impairment charges: During the fourth quarter of Fiscal Year 2020, the Company determined certain of its long-lived assets, primarily related to purchased intangibles recorded in connection with the acquisition of Polycom, were not recoverable and as a result recorded non-cash impairment charges representing the excess carrying amount over the estimated fair value. Additionally, during the fourth quarter of Fiscal Year 2020, the Company recorded non-cash impairment charges to its goodwill related to an overall decline in earnings and a sustained decrease in its share price.
•Deferred compensation mark-to-market: Represents gains and losses driven by the remeasurement of assets and liabilities associated with the Company’s deferred compensation plans. Gains and losses on plan liabilities are recognized within operating expenses, while the offsetting gains and losses on plan assets are recognized within Other Non-Operating Income (Loss), net.
•Income tax effects of above items: Represents the tax effects of the above non-GAAP adjustments and other adjustments depending on the nature of the underlying items. The exclusion of the above-mentioned items eliminates the effect of certain non-recurring and unusual tax items that do not necessarily reflect the Company’s long-term operations.
•Income tax effect of unusual tax items: Excluded amounts primarily represent the impact of statutory tax rate changes on net deferred tax assets related to intellectual property in the Netherlands enacted during the third quarter of Fiscal Year 2021 and amortization of intellectual property, impact of valuation allowance, and the release of tax reserves during the first quarter of Fiscal Year 2020.

PLANTRONICS, INC.
UNAUDITED RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
($ in thousands, except per share data)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA

	Fiscal Year Ended
	April 3, 2021	March 28, 2020
GAAP net revenues
Enterprise headsets	$803,114	$668,508
Consumer headsets	20,337	104,678
Voice	221,131	375,505
Video	426,244	284,045
Services	256,781	264,254
Total GAAP net revenues	1,727,607	1,696,990
Deferred revenue purchase accounting	14,405	33,953
Non-GAAP net revenues	$1,742,012	$1,730,943

	Fiscal Year Ended
	April 3, 2021	March 28, 2020
GAAP net loss	$(57,331)	$(827,182)
Tax provision	(7,549)	(69,401)
Interest expense	82,606	92,640
Other income and expense	(5,108)	(113)
Deferred revenue purchase accounting	14,405	33,953
Consumer optimization	—	10,415
Integration and rebranding costs	—	48,217
Stock-based compensation expense	42,644	57,095
Restructuring and other related charges	48,704	54,176
Impairment charges	—	663,329
Loss, net from litigation settlements	17,561	—
Deferred compensation mark-to-market	3,263
Other adjustments	(2,091)	(202)
Depreciation and amortization	164,867	230,262
Non-GAAP EBITDA	$301,971	$293,189

PLANTRONICS, INC.
UNAUDITED RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
($ in thousands, except per share data)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA (CONTINUED)

	Fiscal Year Ended
	April 3, 2021	March 28, 2020
GAAP Net income (loss)	$(57,331)	$(827,182)
Purchase accounting amortization	124,891	183,665
Stock-based compensation expense	42,650	57,095
Restructuring and other related charges	48,704	54,177
Deferred revenue purchase accounting	14,405	33,953
Consumer optimization	—	10,415
Impairment charges	—	663,329
Deferred compensation mark-to-market	55	—
Loss (gain), net from litigation settlements	17,561	(721)
Integration and rebranding costs	—	48,217
Other adjustments	(2,095)	520
Income tax effect of above items	(11,548)	(92,640)
Income tax effect of unusual tax items	(9,832)	(5,745)
Non-GAAP Net income	$167,460	$125,083

GAAP Diluted earnings per common share	$(1.40)	$(20.86)
Purchase accounting amortization	2.98	4.59
Stock-based compensation expense	1.02	1.43
Restructuring and other related charges	1.16	1.36
Deferred revenue purchase accounting	0.34	0.85
Consumer optimization	—	0.26
Impairment charges	—	16.61
Deferred compensation mark-to-market	—	—
Loss (gain), net from litigation settlements	0.42	—
Integration and rebranding costs	—	1.21
Other adjustments	(0.08)	(0.01)
Income tax effects	(0.45)	(2.47)
Effect of anti-dilutive securities	—	0.18
Non-GAAP Diluted earnings per common share	$3.99	$3.15

Shares used in diluted earnings per common share calculation:
GAAP	41,044	39,658
Non-GAAP	41,973	39.978

poly

345 ENCINAL STREET
SANTA CRUZ, CA 95060

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 8:59 P.M. PDT on July 25, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/POLY2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 8:59 P.M. PDT on July 25, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D55605-P57147 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

PLANTRONICS, INC. ("Poly")

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Robert Hagerty	☐	☐	☐
1b. Marv Tseu	☐	☐	☐
1c. David M. Shull	☐	☐	☐
1d. Kathy Crusco	☐	☐	☐
1e. Brian Dexheimer	☐	☐	☐
1f. Gregg Hammann	☐	☐	☐
1g. Guido Jouret	☐	☐	☐
1h. Marshall Mohr	☐	☐	☐
1i. Daniel Moloney	☐	☐	☐
1j. Yael Zheng	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.	**For**	**Against**	**Abstain**
2. Approve the amendment and restatement of the Plantronics, Inc. 2002 Employee Stock Purchase Plan.	☐	☐	☐
3. Approve the amendment and restatement of the Plantronics, Inc. 2003 Stock Plan.	☐	☐	☐
4. Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Plantronics, Inc. for fiscal year 2022.	☐	☐	☐
5. Approve, on an advisory basis, the compensation of Plantronics Inc.'s named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

poly

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

D55606-P57147

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PLANTRONICS, INC.
2021 ANNUAL MEETING OF STOCKHOLDERS
July 26, 2021

The undersigned stockholder of PLANTRONICS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 14, 2021, and hereby appoints David M. Shull, Chuck Boynton and Lisa Bodensteiner, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2021 Annual Meeting of Stockholders of PLANTRONICS, INC. to be held on July 26, 2021 at 10:00 a.m. PDT, virtually at www.virtualshareholdermeeting.com/POLY2021 and at any adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN THE PROXY STATEMENT, FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE PLANTRONICS, INC. 2002 EMPLOYEE STOCK PURCHASE PLAN, FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE PLANTRONICS, INC. 2003 STOCK PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022, FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF PLANTRONIC, INC.'S NAMED EXECUTIVE OFFICERS, AND AS SAID PROXY HOLDERS DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

Continued and to be dated and signed on reverse side